UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 VECTr SYSTEMS INC.
(Name of small business issuer in its charter)
Nevada	3812	20-2437159
State or jurisdiction of incorporation or organization	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
252 N. Washington Street, Falls Church, VA 22046 Telephone: 800.661.7830
(Address and telephone number of principal executive offices)
400 - 1190 Barrington Street, Halifax, Nova Scotia, Canada B3H 2R4 800.661.7830
(Address of principal place of business or intended principal place of business)
Robert Knight, President VECTr Systems Inc. 252 N. Washington Street, Falls Church, VA 22046 800.661.7830
(Name, address and telephone number of agent for service)

Copy of communications to:
William Rosenstadt, Esq.
Sanders Ortoli Vaughn-Flam Rosenstadt LLP
501 Madison Avenue
New York, New York 10022
Telephone: 212-935-0900

Approximate date of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [    ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee(3)
Common Stock to be offered for resale by selling stockholder upon exercise of share purchase warrants(1)	3,500,000(2)	$3.625	$12,687,500	$390
Total Registration Fee				$390

(1) An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions, and in such an event, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2) Represents the aggregate number of shares of our common stock that may be issued upon the exercise of an aggregate of up to 3,500,000 share purchase warrants.

(3) This fee is calculated in accordance with Rule 457(c) of the Securities Act and is estimated for the sole purpose of calculating the registration fee. We will not be selling any of the 3,500,000 common shares that have been included in this registration for resale by the selling stockholder, nor are we advised of a price at which the selling stockholder will sell its shares. We have therefore estimated the price per share for all of the shares to be resold by the selling stockholder for purposes of calculation of the fee to be $3.625 which is the average of the bid and the ask price per share of our common stock as reported by the OTC Bulletin Board on October 29, 2007.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS	Subject to Completion ______________, 2007

VECTr Systems Inc.

3,500,000 Shares of Common Stock of VECTr Systems Inc.
_________________________________

This prospectus relates to the resale by a selling stockholder of VECTr Systems Inc. of up to 3,500,000 shares of our common stock which may be issued upon the exercise of up to 3,500,000 share purchase warrants.

The selling stockholder may offer and sell all or a portion of the shares of common stock being offered in this prospectus on a continuous or delayed basis. The selling stockholder has advised us that it will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution”. Our common stock is traded on the OTC Bulletin Board under the symbol “VECT.OB”. On October 22, 2007, the closing price of the common stock was $3.25 per share.

We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder. We will pay all of the costs of registering these shares for resale.

Our business is subject to many risks and an investment in our common stock will involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 6 of this prospectus before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information.

The date of this prospectus is ____________________, 2007.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

SUMMARY

Our Business

We develop, market and distribute advanced GPS-based navigation, mapping and tracking solutions for use by airborne and ground personnel in law enforcement, the military, police, fire fighting and other areas. These solutions are primarily in the form of real-time video and electronic sensor control systems that acquire, fuse and dynamically display map, sensor and other geo-referenced data. The airborne surveillance community uses these systems to increase situational awareness and to achieve more efficient task management via a combination of software, hardware and geographic information datasets. These systems provide real time information on geographic position and directional orientation through proprietary software, moving map display technology and location-based information. We also have developed interfaces to manage and control airborne cameras and other sensors.

Historically, we focused on development of a proprietary system that would provide all of the required functionality, but in late 2005, we began to shift towards the development of systems that incorporate components developed by us as well as those of other companies. Over the course of this shift, we have begun to include the ‘value added’ resale of complete systems developed by other companies. We add value to these systems by adapting them to regional or customer-specific requirements and by increasing ease-of-use or functionality. Our principal administrative office is located at 252 N. Washington Street, Falls Church, VA 22046. The telephone number for our principal administrative office is 800.661.7830.

We have three subsidiary corporations. Only one of these, VECTR Systems (Canada) Incorporated (formerly Navitrak Engineering Incorporated), has an active business. VECTr Systems (Canada) Incorporated is a Nova Scotia corporation with its principal place of business located at 400 - 1190 Barrington Street, Halifax, Nova Scotia, Canada B3H 2R4. We conduct our Canadian operations through this company, which we acquired on November 12, 2004 in a transaction whereby we acquired the operating business of VECTr Systems Inc. (formerly Navitrak International Corporation (an unrelated Canadian corporation whose only operating subsidiary was VECTr Systems (Canada) Incorporated formerly known as Navitrak Engineering Inc.)). As a result of this acquisition, the acquired business of the Canadian VECTr companies became our business and is referred to as ‘our business’ or as our ‘predecessor business’ throughout this document. Our other two subsidiaries do not currently have any assets or an active business.

At the time of our acquisition of the predecessor business, it was failing. We believe that this was due to lack of working capital and management's inability to secure additional funding to enable the maintenance of basic operations. Also, at the time of our acquisition, the product produced by our predecessor business was more in the nature of a prototype, requiring extensive and expensive customization for each installation. The infusion of capital and management expertise that resulted from our acquisition enabled us to develop the prototype into a more easily installed commercial system. To distance ourselves from our predecessor, we changed our name on May 21, 2007 to VECTr Systems Inc.

Number of Shares Being Offered

This prospectus relates to the resale by a selling stockholder of VECTr Systems Inc. of up to 3,500,000 shares of our common stock which may be issued upon the exercise of up to 3,500,000 share purchase warrants.

Number of Shares Outstanding

There were 12,919,533 shares of our common stock issued and outstanding as at October 22, 2007. Although we are authorized to issue 10,000,000 shares of preferred stock, there is no preferred stock issued or outstanding.

Estimated Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock being offered for sale by the selling stockholder. We could receive proceeds of up to $5,875,000, however, if all of the 3,500,000 share purchase warrants are exercised. If any or all of the share purchase warrants are exercised, we will use the proceeds to pay employee salaries and consulting fees over the next 12 months, to pay for advertising and marketing of our products, to acquire additional computer hardware and software for our research and development efforts, to acquire additional inventory of hardware parts essential to the guidance systems of our software, to pay professional fees and rent over the next 12 months and for general working capital.

Summary of Financial Data

The summarized consolidated financial data presented below is derived from and should be read in conjunction with:

●	our unaudited consolidated financial statements for the six-month periods ended June 30, 2007 and June 30, 2006,

●	our audited consolidated financial statements for the years ended December 31, 2006 and December 31, 2005, and

●	the notes to those financial statements which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis".

Subsequent to the issuance of the December 31, 2005 financial statements, management revisited previous accounting and presentation of (a) the November 12, 2004 purchase price allocation in connection with an asset acquisition of our predecessor business, (b) the assessment of debt covenant violations and (c) the accrual of amounts owing to an employee in respect of future share payments. As a result, management determined that certain restatements of our 2005 financial statements were necessary.

(a) Revision of Purchase Price of Predecessor

Our management revisited the allocation of the purchase price among net assets acquired in respect of software and goodwill. We had previously allocated no value to computer software acquired and approximately $4.3 million to goodwill. As a result, we restated our 2005 consolidated financial statements, assigning a value of $2,178,339 to software. The remaining excess of purchase price over fair value of identifiable assets attributable to goodwill was determined to be impaired and charged as an expense to our Consolidated Statement of Operations for the period from November 12, 2004 to December 31, 2004.

(b) Reclassification of Loans previously disclosed as due on demand

We had previously disclosed in our 2005 consolidated financial statements that various of our loans payable to Atlantic Canada Opportunities Agency (“ACOA”) were in default, and thus currently due, resulting from its interpretation of certain conditions of the various loan agreements. Subsequent to the issuance of the December 31, 2005 financial statements, based on additional clarification with ACOA, we determined that we were not in violation of these conditions at December 31, 2005 and 2004 as previously thought. Accordingly, we have restated the presentation of the ACOA loans from current to long-term on our consolidated balance sheet as at December 31, 2005.

(c) Recognition of additional stock-based compensation

Subsequent to the issuance of our December 31, 2005 consolidated financial statements, we have corrected an error in the omission of stock-based compensation resulting from a contract with an employee that entitles the employee to shares upon completion of a service period. We have now recognized stock-based compensation in the amount of $125,000 during the year ended December 31, 2005.

	For the six-month period ended June 30, 2007 (unaudited)	For the six-month period ended June 30, 2006 (unaudited)	For the year ended December 31, 2006 (audited)	For the year ended December 31, 2005 (audited - as restated)
Revenue	$247,654	$149,065	$199,195	$73,314
Net loss for period	$(32,874,179)	$(3,705,127)	$(6,006,669)	$(8,681,846)
Loss Per Share - basic and diluted (1)	$(11.09)	$(12.07)	$(19.31)	$(32.04)

	As at June 30, 2007 (unaudited)	As at December 31, 2006 (audited)	As at December 31, 2005 (audited - as restated)
Working Capital Deficit	$(3,564,663)	$(3,756,715)	$(544,348)
Total Assets	$896,476	$704,588	$1,978,235
Total Stockholders’ Equity (Capital Deficit)	$(3,365,478)	$(3,740,133)	$(779,454)
Accumulated Deficit	$(52,619,348)	$(19,745,169)	$(13,738,500)

(1) Loss Per Share data for the six-month periods ended June 30, 2007 and 2006 was calculated after the 100:1 reverse-stock split of May 21, 2007 while all other Loss Per Share data was calculated prior to the 100:1 reverse-stock split.

Except as otherwise expressly stated, all amounts in Canadian dollars have been translated into U.S dollars at the rate of US$1.00:$1.00 CDN, the noon-buying rate for Canadian dollars as reported by the Federal Reserve Bank of New York on September 24, 2007. The exchange rates for Canadian dollars used in the financial statements included in this prospectus were derived as described in the notes to those financial statements, and any financial data from those financial statements that appears in this prospectus use those exchange rates.

RISK FACTORS

GENERAL STATEMENT ABOUT RISKS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO OUR COMPANY

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

We incurred a net loss of $8,681,846 for the year ended December 31, 2005, $6,006,669 for the year ended December 31, 2006 and $32,874,179 for the six-month period ended June 30, 2007. At June 30, 2007, we had an accumulated deficit of $52,619,348 and a working capital deficit of $3,564,663.

These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph to our independent auditors' report on our consolidated financial statements for the year ended December 31, 2006, which is included with this prospectus. Although our consolidated financial statements raise substantial doubt about our ability to continue as a going concern, they do not reflect any adjustments that might result if we are unable to continue our business.

We have had negative cash flows from operations and our current resources are sufficient to fund our operations only until November 2007. Our business operations may fail if our actual cash requirements exceed our estimates and we are not able to obtain further financing.

We currently spend approximately $250,000 per month on our operations, and we estimate our cash requirements for the next 12 months to be approximately $3,000,000. As at June 30, 2007, we had cash and short-term investments of $328,824. Unless we raise additional funds, we will be unable to fund our operations with our current resources, including cash and our current loan resources, beyond October 31, 2007.

Our company has had negative cash flows from operations. For the year ended December 31, 2006, we earned revenue from product sales of $199,195, compared to $73,314 during the year ended December 31, 2005. During the six-months ended June 30, 2007, we earned revenue from product sales of $247,654 compared to $149,065 during the six-months ended June 30, 2006. To date, we have incurred significant expenses in product development and administration to ready our products for market. We cannot assure you that our actual cash requirements will not exceed our estimates, and in any case we will require additional financing to bring our products into commercial operation, finance working capital and pay for operating expenses and capital requirements until we achieve a positive cash flow. In particular, additional capital may be required in the event we:

●	incur unexpected costs in completing the development of our technology or encounter any unexpected technical or other difficulties,

●	incur delays and additional expenses as a result of technology failure,

●	are unable to create a substantial market for our product and services, or

●	incur any significant unanticipated expenses.

We have historically depended upon capital infusion from the issuance of long- and short-term debt and equity securities to provide the cash needed to fund our operations, and we have received advances from related parties, including $815,000 in the six month period ended June 30, 2007. We cannot assure you that we will be able to continue to rely on these sources. With the exception of our arrangements with the Atlantic Canada Opportunities Agency, we do not currently have any debt or equity financings in place. Our ability to continue in business depends upon our continued ability to obtain significant financing from external sources and the success of our marketing and sales efforts.

In light of our operating history and our recent defaults on indebtedness, we may not be able to obtain additional equity or debt financing on acceptable terms if and when we need it. Even if financing is available, it may not be available on terms that are favorable to us or in sufficient amounts to satisfy our requirements.

If we require, but are unable to obtain, additional financing in the future, we may be unable to implement our business plan and our growth strategies, respond to changing business or economic conditions, withstand adverse operating results, and compete effectively. More importantly, if we are unable to raise further financing when required, our continued operations may have to be scaled down or even ceased and our ability to generate revenues would be negatively affected.
During the period from November 2004 through, June 30, 2007 we defaulted on and are currently in default on all of our outstanding loans. This history of defaulting on indebtedness may make it difficult for our company to raise money through the sale of debt or equity securities.

One of the primary sources for funding upon which we have depended in the past, and upon which we believe we will continue to depend for funding during the next 12 months, is the Atlantic Canada Opportunities Agency. This agency is focused on supporting the growth of companies like ours as part of its overall effort to stimulate growth in the economy of the Atlantic region of Canada. We currently have two outstanding loans from the Atlantic Canada Opportunities Agency, each of which was made with respect to a specific project. The loan agreements provide that payments do not commence until some period of time after the specific project has been completed, but the lender has the right to accelerate all sums due under these loans if we are in default of any of the material covenants included in the loan agreements. From September 30, 2005 until December 1, 2005, we were in default of one of these loans due to our failure to complete the specified project by September 30, 2005, as required by the loan agreement. This default was cured on December 1, 2005, when we amended the loan agreement to extend the project’s completion date to September 30, 2006. From March 31, 2006 until May 18, 2006, we were in default of another of these loans due to our failure to complete that specified project by March 31, 2006, as required by the loan agreement. This default was cured on May 18, 2006, when we amended the loan agreement to extend the project’s completion date to March 31, 2007. We have not yet completed the specified project and thus are currently in default again under this provision. We are negotiating another extension with the creditor.

Although we are current in making any periodic payments required under our loan agreements with the Atlantic Canada Opportunities Agency, we are currently in default of a covenant, contained in these loan agreements, that we maintain a minimum level of “Equity”. Because we are in default of this covenant to maintain a minimum level of “Equity” and because of our default for failure to finish a project by the specified dated, the Atlantic Canada Opportunities Agency currently has the right to accelerate all sums due under these loans upon delivery to us of written notice. At June 30, 2007, we owed Atlantic Canada Opportunities Agency an aggregate amount, under our two loans from them, of $2,207,944. Payment on one of these loans commenced on July 1, 2007, and payment on the other loan is not due until September

1, 2008, unless this loan is accelerated as the result of the defaults. If the Atlantic Canada Opportunities Agency were to demand immediate payment on all of these loans because of the defaults, we would then be obligated to pay $2,207,944 promptly. If we failed to pay this amount promptly after demand, the Atlantic Canada Opportunities Agency could initiate one or more actions to collect it.

Our other two loans are from the Program for Export Market Development (PEMD) and the Industrial Regional Assistance Program (IRAP) with balances of $49,617 and $197,034, respectively, at June 30, 2007. We are currently in default of certain financial covenants, and both debts are considered as due on demand. If we failed to pay this amount promptly after demand, PEMD and IRAP could initiate one or more actions to collect it which could adversely affect our business.

Until we cure these defaults, our ability to obtain debt financing on favorable terms, if at all, is hindered. Even if we cure these defaults, potential lenders and investors may be wary of our history of defaults and chose not to finance us or only chose to do so at terms that are significantly unfavorable to us.

We have historically depended on the U.S. government and associated federal, state and local agencies for a significant portion of our revenues. The loss of this customer base would have a material adverse consequence on our business.

Our past operations were, and our future success is, highly dependent on sales to the U.S. government and associated federal, state and local government agencies. During the year ended December 31, 2006, we completed one sale to a U.S. government agency. During the year ended December 31, 2005, we completed one sale to the City of Philadelphia Police Department. During the period from January 1, 2004 to November 11, 2004, and the year ended December 31, 2003, approximately 91 percent and 67 percent of our predecessor’s revenues, respectively, were derived from sales to the U.S. government. Any significant disruption of or deterioration in our relationship with the U.S. government and related federal, state and local government agencies would significantly reduce our revenues and could cause our business to fail.

Further, U.S. government programs are frequently implemented through the award of many different individual contracts and subcontracts, funding for which is subject to appropriation by the U.S. Congress. Although multi-year contracts may be planned or authorized in connection with major programs, Congress generally appropriates funds on a fiscal year basis even though a program may continue for several years. Consequently, programs often receive only partial funding initially, with additional funds committed only as and if Congress makes further appropriations in subsequent years. If Congress were to fail to approve additional funding for any project for which we had received a contract, our business could be adversely impacted.

A significant portion of our sales are through U.S. government contracts which, by their terms, can be cancelled by the U.S. government without notice.

U.S. government contracts are usually subject to oversight audits by U.S. government representatives. In addition, these contracts usually permit termination without prior notice for the U.S. government’s convenience, upon payment of compensation for work done to the date of termination. The cancellation of any project in which we may be involved, or any contract that we might have with respect to that project, could adversely affect our operations.

A significant portion of our sales are made pursuant to U.S. government contracts. These contracts generally require that we comply with U.S. government requirements with respect to various matters. We may not be able to comply with all of these requirements. If we fail to comply with any of these U.S.

government requirements, the U.S. government could terminate all of our U.S. government contracts and render us ineligible to receive further U.S. government contracts for a period of time.

U.S. government contracts generally require that contractors comply with numerous requirements, including those related to procurement integrity, export control, security regulations, employment practices, protection of the environment, accuracy of records and the recording of costs and foreign corruption. These requirements increase our performance and compliance costs. Failure to comply with these requirements could lead to suspension or debarment from U.S. government contracting or subcontracting for a period of time. The loss of the government as a customer would adversely affect our ability to fund our operations and could cause our business to fail.

If we cannot qualify for a security clearance, we may not qualify to receive future U.S. Government contracts that require a security clearance. In addition, the U.S. government prefers to do business with U.S. companies with operations located in the United States.

Our research and development is performed in Canada. A majority of our current Directors and a majority of our current shareholders are neither U.S. citizens nor U.S. residents. Companies like ours, whose management or operations may be influenced, directly or indirectly, by foreign interests, are considered by the U.S. government to be under ‘Foreign Ownership, Control or Influence’, or ‘foreign ownership’. Companies that are under foreign ownership may find it difficult or impossible to obtain access to classified materials. These companies may, as a result, find it difficult or impossible to qualify for government contracts, especially for the U.S. military community. To obtain a security clearance from the U.S. government, we will need to mitigate any risks presented by foreign ownership to assure the U.S. government that there will be no possibility of unauthorized access to, or an adverse effect upon, U.S. government classified material. We may not be able to obtain a security clearance from the U.S. Government because we may not be able to mitigate the effects of foreign ownership.

Further, International Traffic in Arms Regulation makes it difficult for companies with operations located in Canada to compete with U.S. companies whose operations are located in the United States for contracts that involve advanced International Traffic in Arms restricted technology. We believe that the U.S. government will be more inclined to enter into contracts requiring the use and/or development of such technology with U.S. companies whose operations are located in the United States. We do not currently have the capital to effect a relocation of our operations from Canada to the United States. If we cannot relocate our operations to the United States, our business with the U.S. government might be adversely affected.

We may not be successful in obtaining the necessary export licenses to conduct operations abroad, and the United States Congress may prevent proposed sales to foreign governments.

Export licenses are required from U.S. government agencies under the Export Administration Act, the Trading with the Enemy Act of 1917 and the Arms Export Control Act of 1976 for export of many of the components of our products. We can give no assurance that we will be successful in obtaining these licenses. Recently, heightened government scrutiny of export licenses for products in our market has resulted in lengthened review periods for our license applications. If we fail to obtain, or are unreasonably delayed in obtaining, these licenses, we could be prevented or delayed in selling our products, which could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to effectively protect our intellectual property rights, the foundation of our business, which could harm our business by making it easier for our competitors to duplicate our services.

Certain aspects of our products, processes, services and technology are proprietary, including various trade secrets. Our failure to adequately protect our proprietary rights in our products, services and technology could harm our business by making it easier for our competitors to duplicate our products and services. We cannot be certain that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services and technology. Any infringement, misappropriation or independent development could cause us to cease operations.

We may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity or unenforceability. While there currently are no outstanding infringement claims pending by or against us, we cannot assure you that third parties will not assert infringement claims against us in the future, that assertion by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Litigation can be prohibitively expensive and can divert resources even if we win. We may not have the financial resources to fight a protracted legal battle to defend our patents. Any litigation could have a material adverse effect on our business, financial condition and operating results.

We may not effectively manage the growth necessary to execute our business plan.

Our business plan anticipates a significant increase in the number of our strategic partners, manufacturers, dealers, distributors and customers. This growth will place significant strain on our current personnel, systems and resources. We expect that we will be required to hire qualified employees to help us manage our growth effectively. We believe that we will also be required to improve our management, technical, information and accounting systems, controls and procedures. We may not be able to maintain the quality of our operations, control our costs, continue complying with all applicable regulations and expand our internal management, technical information and accounting systems to support our desired growth. If we fail to manage our anticipated growth effectively, our business could be adversely affected.

Substantially all of our assets and a majority of our Directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our Directors or officers.

Although we maintain a permanent place of business within the United States in Falls Church, Virginia, substantially all of our assets are located outside the United States. In addition, a majority of our Directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to enforce within the United States any judgments obtained against us or our officers or Directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them.

Our Articles of Incorporation exculpate our officers and Directors from any liability to us or our shareholders.

Our Articles of Incorporation contain a provision limiting the liability of our officers and Directors for their acts or failures to act, except for acts involving intentional misconduct, fraud or a knowing violation of law. This limitation on liability may reduce the likelihood of derivative litigation against our officers and Directors and may discourage or deter our shareholders from suing our officers and Directors based upon breaches of their duties to us, though such an action, if successful, might otherwise benefit us and our shareholders.

A decline in the price of our common stock could affect our ability to raise further working capital and our ability to continue our normal operations.

Our operations have been financed in large part through a combination of debt and the sale of equity securities. A prolonged decline in the price of our common stock could make it difficult for us to raise capital through the sale of our equity securities. Any reduction in our ability to raise equity capital in the future would force us to reallocate funds from other planned uses and could have a significant negative effect on our business plans and operations, including our ability to develop new products and continue our current operations.

The Loss of Certain Key Management Employees Could Have a Material Adverse Effect On Our Business.

Our ability to continue our development of new and innovative products and to develop a competitive edge in our marketplace depends, in large part, on our ability to attract and maintain qualified key personnel. Competition for such personnel is intense, and we cannot assure you that we will be able to attract and retain them. Our development now and in the future will depend on the efforts of key management figures, such as Robert Knight, our President, Randall Cohn, our Vice President of Marketing and Program Management, Herbert Lustig, our General Manager, and Adam Wolinski, our Director of Technology, Research and Development. The loss of any of these key people could have a material adverse effect on our business. We do not currently maintain key-man life insurance on any of our key employees.

We are vulnerable to a marked decrease in the U.S. dollar in relation to other currencies, and any such decrease may adversely impact our ability to conduct our operations.

We are a U.S. company with offices in the United States and Canada. We have significant obligations that are fixed in Canadian dollars, including an aggregate as of June 30, 2007 of approximately $2,207,944 under two loans from the Atlantic Canada Opportunities Agency. While these obligations are fixed in Canadian dollars, our revenues have primarily been from, and we intend to continue focusing our sales efforts on, the U.S. government and related federal, state and local government agencies. Revenues from any such sales likely will be in U.S. dollars. A marked decrease in the value of the U.S. dollar in relation to the Canadian dollar may hamper the repayment of our debt obligations fixed in Canadian dollars and will increase the costs of our Canadian operations.

We are also vulnerable to a significant decline in the value of the U.S. dollars versus the Euro. Our agreement with Euroavionics gives us a “lock” on dollar-denominated purchases for 12 months at a time. At 12 month intervals pricing is “reset”. If the dollar is significantly lower at that time, it increases our products cost on a proportional basis. We may not be able to pass on this cost increase to our customers. We have not undertaken, and currently do not intend to undertake, any hedging actions in connection with these exchange rate risk.

RISKS ASSOCIATED WITH OUR BUSINESS

Competition in our primary market is fierce. If we cannot compete in this market, our business will be adversely affected and you could lose all of your investment

The military and commercial industries in which we operate are fiercely competitive. Our competitors range from highly resourceful small concerns, which engineer and produce specialized items, to large, diversified firms with extensive resources. Several established and emerging companies offer a variety of products similar to our own, including Harris Corp., Thales Group and Raytheon Company in the military sector and Avalex and AeroComputers in the law enforcement sector. Many of our competitors have more extensive or more specialized engineering, research and development, manufacturing and marketing capabilities than we do. We cannot assure you that we can successfully compete with these firms. In addition, some of our largest customers could develop the capability to manufacture products similar to ours. This could result in these customers supplying their own products and competing directly with us for sales of these products to other customers, all of which could significantly reduce our revenues and seriously harm our business.

Finally, our competitors do not publish detailed technical system specifications or data, so it is not feasible to attempt a detailed technical comparison between their systems and ours. As a result, we cannot know with certainty that our products compete favorably, if at all, with those of our competitors. If we cannot compete favorably, our business will fail.

Our future success depends on our ability to timely develop new and improved products that achieve market acceptance

Our industry is characterized by rapidly changing technologies and evolving standards. Accordingly, our future performance depends on a number of factors, including our ability to:

• -identify emerging technological trends in our target markets,

•	develop and maintain competitive products,

•	enhance our products by adding innovative features that differentiate our products from those of our competitors, and

•	manufacture and bring cost-effective products to market quickly.

To remain competitive, we believe that we must continue to invest significant resources in research and development in an effort to ensure the development of new and improved products. These expenditures could divert our attention and resources from other projects, and we cannot be sure that these expenditures ultimately will lead to the timely development of new products. Due to the design complexity of some of our products, development and introduction of new or improved products can be a lengthy process, and we cannot assure you that the markets for our products will develop as we anticipate. The failure of our products to gain market acceptance could significantly reduce our revenues and harm our business. Furthermore, we cannot be sure that our competitors will not develop competing products that gain market acceptance in advance of our products or that our competitors will not develop new products that cause our existing products to become obsolete. If we fail in our new product development efforts or our products fail to achieve market acceptance more rapidly than those of our competitors, our revenues will decline and our business, financial condition and results of operations will be adversely affected.

Changes in technology, changes in customer requirements and preferences, introduction of products and services embodying new or different technologies and the emergence of new industry standards and practices could render our existing technology and products less competitive or obsolete. Our future success depends on our ability to enhance and improve the responsiveness, functionality, accessibility and features of our technology and products. We expect that our marketplace will require extensive technological upgrades and enhancements to accommodate many of the new products and services that we anticipate will be added to our marketplace. We cannot assure you that we will be able to expand and upgrade our technology and systems, or successfully integrate new technologies or systems we develop in the future with our current products, to accommodate such increases in a timely manner.

RISKS ASSOCIATED WITH OUR COMMON STOCK

Sales of a substantial number of shares of our common stock into the public market by the selling stockholder may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

Our common stock is not presently traded on any securities exchange, although our common shares are quoted on the OTC Bulletin Board and the Pink Sheets. Quotations of our common stock on the OTC Bulletin Board have been sporadic, and our trading volume has been low. The sale of a substantial number of shares of our common stock in any public market could cause a reduction in the market price of our common stock. We had 12,919,533 shares of our common stock issued and outstanding as of October 22, 2007. When this registration statement is declared effective and if all of the share purchase warrants covered by this registration statement are exercised, the selling stockholder may be reselling up to 3,500,000 shares of our common stock and, as a result of this registration statement, a substantial number of our shares of our common stock may be available for immediate resale, which could have an adverse effect on the price of our common stock.

Any significant downward pressure on the price of our common stock as the selling stockholder sells the shares of our common stock could encourage short sales by the selling stockholder or others. Any such short sales could place further downward pressure on the price of our common stock.

There is no active trading market for our common stock, and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There has been a limited trading market for our common stock on the OTC Bulletin Board, and the bid and ask prices for our common stock have fluctuated widely. As a result, a stockholder may find it difficult to dispose of, or to obtain accurate quotations of the price of, our common stock. This severely limits the liquidity of our common stock, and would likely have a material adverse effect on the market price for our common stock and on our ability to raise additional capital. An active public market for shares of our common stock may not develop, or if one should develop, it may not be sustained, and as a result, investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment.

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

●	actual or anticipated variations in our operating results,

●	announcements of technological innovations, new products or new services by us or our competitors,
●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments,
●	adoption of new accounting standards affecting our industry,
●	additions or departures of key personnel,
●	sales of our common stock or other securities in the open market,
●	conditions or trends in our industry, and
●	other events or factors, many of which are beyond our control.

The stock market has experienced significant price and volume fluctuations, and the market prices of stock in technology companies, particularly developmental stage companies, have been highly volatile. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

The exercise of all or any number of outstanding share purchase warrants or stock options, the issuance of any annual bonus shares, the award of any additional options, bonus shares or other stock-based awards or any issuance of shares to raise funds or acquire a business may dilute your shares of our common stock.

If the holder of the share purchase warrants being registered hereunder exercised all of their share purchase warrants, then we would be required to issue an additional 3,500,000 shares of our common stock, which would represent approximately 27.5% of our issued and outstanding shares on October 22, 2007. In addition to the share purchase warrants, we have issued over 5,210,000 options to employees, directors, officers and consultants, representing approximately 41.0% of our issued and outstanding shares on October 22, 2007. The exercise of any or all outstanding share purchase warrants or options that are exercisable below market price will result in dilution to the interests of other holders of our common stock as the holders may sell some or all of the shares underlying the warrants into the public market.

We may in the future grant to some or all of our Directors, officers, insiders, and key employees options to purchase our common shares, bonus shares and other stock based awards as non-cash incentives to those persons. We may grant these options and other stock based awards at exercise prices equal to or less than market prices, and we may grant them when the market for our securities is depressed. In addition, we have in the past granted to our General Manager the right to receive annual bonus shares as part of his compensation during the term of his employment agreement with us. The issuance of any equity securities could, and the issuance of any additional shares will, cause our existing shareholders to experience dilution of their ownership interests.

Any additional issuance of shares or decision to enter into joint ventures with other parties to raise financing or acquire other businesses through the sale of equity securities, may dilute our investors' interests in our company, and investors may suffer dilution in their net book value per share depending on the price at which such securities are sold. Such issuance may cause a reduction in the proportionate ownership and voting power of all other shareholders. The dilution may result in a decline in the price of our shares or a change in the control of our company.

Trading of our stock may be restricted by the SEC's penny stock regulations which may limit a stockholder's ability to buy and sell our stock.

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

NASD sales practice requirements may also limit a stockholder's ability to buy and sell our stock.

In addition to the "penny stock" rules described above, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock or warrants, and stockholders may be unable to sell their shares and warrants on favorable terms or at all. We cannot assure you of a positive return on investment or that you will not lose the entire amount of their investment in our common stock and warrants.

FORWARD-LOOKING STATEMENTS

This prospectus and the Registration Statement in which it is included contain forward-looking statements. Forward-looking statements are statements which relate to future events or our future performance, including our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", or "potential" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks enumerated in this section entitled "Risk Factors", that may cause our company's or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While we make these forward-looking statements, and any assumptions upon which they are based, in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this prospectus and the Registration Statement in which it is included. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this prospectus, the terms "we", "us", "our", and "VECTr" mean VECTr Systems Inc. and our subsidiaries, unless otherwise indicated.

SECURITIES AND EXCHANGE COMMISSION'S PUBLIC REFERENCE

You may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC's Public Reference Room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1.800.SEC.0330. The SEC maintains an Internet web site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, and you may obtain copies of our electronic filings with the SEC on their website.

THE OFFERING

This prospectus relates to the resale by a selling stockholder of VECTr Systems Inc. of up to 3,500,000 shares of our common stock which may be issued upon the exercise of up to 3,500,000 share purchase warrants.

The selling stockholder may offer and sell its shares of common stock on a continuous or delayed basis. The selling stockholder has advised us that it will sell the shares of common stock from time to time in the open market, on the OTC Bulletin Board, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or otherwise as described under the section of this prospectus titled “Plan of Distribution”. Our common stock is quoted on the OTC Bulletin Board under the symbol “VECT.OB.” On October 22, 2007, the closing price of the common stock was $3.25 per share.

We have been advised by the selling shareholder that it may offer to sell all or a portion of the shares of common stock being offered in this prospectus from time-to-time. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder, although we would receive proceeds if any of the share purchase warrants are exercised. We will pay all of the costs of registering the shares being offered for resale under this prospectus.

USE OF PROCEEDS

The shares of common stock offered hereby are being registered for the account of the selling security holders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the respective selling security holders, and we will not receive any proceeds from the resale of the common stock by the selling security holders. We could receive proceeds of up to $5,875,000, however, if all of the share purchase warrants are exercised. If any or all of the share purchase warrants are exercised, we will use the proceeds to pay employee salaries and consulting fees over the next 12 months, to pay for advertising and marketing, to acquire additional computer hardware and software for our research and development efforts, to acquire additional inventory of hardware parts essential to the guidance systems of our software, to pay professional fees and rent over the next 12 months and for general working capital.

DETERMINATION OF OFFERING PRICE

We have been advised by the selling stockholder that it may offer to sell all or a portion of the shares of common stock being offered in this prospectus from time-to-time. As a result, the prices at which the selling stockholder may sell the shares of common stock covered by this prospectus will be determined by the prevailing public market price for shares of common stock or by negotiations in private transactions.

SELLING STOCKHOLDER

The selling stockholder may offer and sell, from time-to-time, up to 3,500,000 shares of common stock that may be issued to it upon exercise share purchase warrants. The following table sets forth certain information regarding each selling stockholder’s beneficial ownership of shares of our common stock of as of October 22, 2007 and the maximum number of shares of common stock covered by this prospectus that may be offered by the selling stockholder. Because the selling stockholder may sell all or only a portion of the 3,500,000 shares of common stock being registered hereby, we cannot estimate the number of these shares of common stock that will be held by the selling stockholder upon termination of the offering. The information in the following table assumes that the selling stockholder will sell all of its shares in the offering.

We issued all of these shares of common stock, or the options and share purchase warrants that may be exercised in exchange for these shares of common stock, in private placement transactions that were exempt from the registration requirements imposed by the Securities Act of 1933 pursuant to the exemptions provided by Section 4(2) thereof, Regulation S promulgated thereunder and/or Regulation D promulgated thereunder.

Other than the relationships described below, the selling stockholder has not had, nor has it within the past three years had, any material relationship with us. The selling stockholder represented to us, at the time that it acquired its shares of common stock, that it was not acting as an underwriter or as a broker-dealer in respect of the shares, and it agreed that it would not sell its shares until after the first anniversary of the date that they acquired them or the share purchase warrants or options allowing it to acquire those shares.

Name of Selling Stockholder and Position, Office or Material Relationship with VECTr	Common Shares owned by the Selling Stockholder (2)	Number of Shares Issuable Upon Exercise of all of the Share Purchase Warrants	Total Shares Registered(3)	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
				# of Shares	% of Class
G.M. Capital Partners, Ltd.(4)	383,000	3,500,000	3,500,000	383,000	2.3%

(1) Based on 16,419,533 shares of common stock ,which includes 12,919,533 shares of common stock issued and outstanding on October 22, 2007 and all 3,500,000 shares of the common stock being offered in this prospectus that may be issued upon the exercise of the share purchase warrants. In determining this amount, we assumed that all 3,500,000 shares included in this prospectus will be sold. If this assumption is incorrect, the number of shares and percentages included in this column will differ from what we have provided.

(2) The number of shares of common stock listed as beneficially owned by such selling stockholder represents the number of shares of common stock currently owned and potentially issuable to such selling stockholder, excluding those shares issuable upon exercise of share purchase warrants. For these purposes, any contractual or other restriction on the number of securities the selling stockholder may own at any point have been disregarded.

(3) Represents the total common stock and shares issuable upon exercise of share purchase warrants for such stockholder that are being registered hereby.

(4) J. A. Michie, the Managing Director of G.M. Capital Partners, Ltd., and Marc Angst, a Director of G.M. Capital Partners, Ltd., exercise dispositive and voting power with respect to the shares of our common stock that are beneficially owned by G.M. Capital Partners, Ltd. Although no longer the beneficial owner of over 10% of our common stock, G.M. Capital Partners had been an affiliate of ours in the past three years as it previously beneficially owned over 10% of our common stock.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The selling security holders may, from time-to-time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock offered for resale by this prospectus, including the shares of common stock that may be issued upon exercise of the share purchase warrants, may be sold by the selling security holders by one or more of the following methods, without limitation:

•
block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus,

•	an exchange distribution in accordance with the rules of the exchange,

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•	privately negotiated transactions, and

•	a combination of any of the aforementioned methods of sale.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will either: (i) amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares; or (ii) if appropriate, file a Rule 424 prospectus supplement disclosing the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

In effecting sales, brokers and dealers engaged by the selling security holders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling security holders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling security holders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling security holders if such broker-dealer is unable to sell the shares on behalf of the selling security holders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time-to-time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

From time-to-time, the selling security holders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time-to-time. Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling security holders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling security holders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Allied Stock Transfer, Inc. Their address is 80 Orville Drive, Bohemia, New York, 11716 Telephone: 631.244.1649, Facsimile: 631.567.0611.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents to make statements in those documents not misleading.

LEGAL PROCEEDINGS

In 2006, Ken Sawatzky advised us that he believes that our debt to 1199684 Ontario Inc. is actually owed to him and that the balance due is higher than we believe. In May 2006, we asked Mr. Sawatzky for evidence of the assignment of these loans to him, and we provided him with a detailed calculation of the amount owed. Mr. Sawatzky’s response was to file a Statement of Claim against our company in the Ontario Superior Court of Justice on November 29, 2006. The amount claimed is $187,000 plus interest at 8% from November 10, 2003 until paid, plus interest at 8% per annum on $63,000 from November 10, 2003 to August 9, 2005. On July 19, 2007, we reached a settlement with Ken Sawatzky and 1199684 Ontario Inc. Pursuant to this settlement, we have made payments of $200,000to repay the total debt owed to 1199684 Ontario Inc. As of October 12, 2007, Mr. Sawatzky claimed that he was still owed approximately $4,000 in connection with this matter.

Except as set forth above, we know of no material, active or pending legal proceedings against us, nor are we involved as a plaintiff in any material proceedings or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders are an adverse party or have a material interest adverse to us.

LEGAL MATTERS

The validity of the shares of common stock offered by the selling security holders was passed upon by the law firm of Sanders Ortoli Vaughn-Flam and Rosenstadt LLP.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Directors and Executive Officers

All Directors of our company hold office until the next annual meeting of the security holders or until their successors have been elected and qualified. Our Board of Directors appoints our officers, and they hold office until their death, resignation or removal from office. Our Directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Robert Knight	Director and President Director and President of VECTR Systems (Canada) Incorporated	50	July 10, 1998
Richard Brown	Director, Chief Financial Officer	47	November 12, 2004
Randle Barrington-Foote	Director	53	November 12, 2004
Herbert Lustig	General Manager, VECTr Systems Inc. Director, President of VECTr Technologies Inc.	55	June 15, 2005
Randall Cohn	Vice President of Marketing and Program Management Director, Secretary of VECTr Technologies Inc.	48	June 12, 2006

Business Experience

The following is a brief account of the education and business experience of each Director and executive officer during at least the past five years, indicating each person's principal occupation during the period and the name and principal business of the organization by which he/she was employed.

Robert Knight, Director and President

Mr. Knight was one of our Directors from July 10, 1998 until September 1, 1998. He was also our President, Secretary and Treasurer from July 10, 1998 until September 1, 1998. He was re-appointed as one of our Directors on August 24, 2001. He was re-appointed as our President, Secretary and Treasurer on May 10, 2004, although he resigned from the offices of Treasurer and Secretary on November 12, 2004.

Mr. Knight has 15 years of experience in corporate finance and has served in various capacities for a number of public companies over that same period of time. Mr. Knight served as the President, Secretary-Treasurer and a Director of Synova Healthcare Group, Inc. (OTC-BB: SNVH.OB), a U.S. reporting company formerly known as Advanced Global Industries Ltd. and Centaur BioResearch Corp., which distributes non-invasive medical diagnostic tools mainly for women. Mr. Knight has served as a Director of Invisa, Inc. (OTC-BB: INSA.OB), a U.S. reporting company whose shares trade on the OTC Bulletin Board, from September 1998 until April 2005. Invisa, Inc. manufactures and distributes safety sensing equipment used mainly for parking gate closure devices. Mr. Knight served as President, Secretary and Treasurer of Invisa, Inc. from 1998 until February 2000. From July 1998 to December 22, 2005, Mr. Knight served as a Director of Heartland Oil and Gas Corp. (OTC-BB: HOGC.OB), a U.S. reporting company whose shares are quoted on the OTC Bulletin Board. Heartland Oil and Gas Corp. is involved in the exploration and development of coal bed methane gas properties in the United States. Mr. Knight served as President of Heartland Oil and Gas Corp. from July, 1998 until September 2002, as its Chief Financial Officer from September 2002 until November 2004 and as its corporate Secretary from July 1998 until November 2004. Mr. Knight served as Treasurer and Director of Advertain On-Line Inc. from March 2000 until June 2003. Advertain On-Line Inc. is an on-line advertising software development firm. On December 4, 2005, Mr. Knight was appointed as President and as a member of the Board of Directors of Mexoro Minerals Ltd. (OTC-BB: MXOM.OB), a U.S. reporting company involved in the exploration and development of precious metal mining properties in Mexico.

Mr. Knight was awarded an MBA degree, from Herriot-Watt University (Edinburgh, Scotland) in December, 1998.

Richard Brown ,Chief Financial Officer and Director

Mr. Brown has been a Director since November 12, 2004. He was appointed our Chief Financial Officer on November 10, 2005.

Since November of 2001, Mr. Brown has been a partner with Osprey Capital Partners, located in Toronto, Canada. Osprey Capital provides financing, merger and acquisition services and government funding assistance to mid-market private and public companies. From February 1998 until February 2002, Mr. Brown was the Chief Financial Officer of VECTr Systems Incorporated (formerly Navitrak International Corporation) (our predecessor), the Canadian company whose assets we acquired in November 2004. While with our predecessor, Mr. Brown participated in raising over $6 million in equity financing, negotiated bank facilities, acquisitions and developed business strategy. Prior to his tenure with our predecessor, Mr. Brown spent ten years with the Bank of Nova Scotia and Scotia Capital Markets in New York City. Mr. Brown also serves as President and Director of Phoenician Holdings Corporation, a reporting company in Canada, and as Chairman and Director of Grandview Gold Inc. (CNQ: GVGI), a Canadian reporting company engaged in the business of mineral exploration, since May 10, 2004. From March 16, 2005 to April 10, 2007, Mr. Brown served as a Director, Chief Financial Officer and Treasurer of Express Systems Corporation (currently Manas Petroleum Corporation), a U.S. reporting company engaged in the business of managing databases and distributing third-party newsletters.

Mr. Brown completed a Masters degree in Finance from the Daniels School of Business at the University of Denver in December 1988 and a BA in Economics from the University of Guelph (Ontario, Canada) in May 1982.

Randle Barrington-Foote, Director

Mr. Barrington-Foote has been a Director since November 12, 2004.

Mr. Barrington-Foote worked with HSBC Bank Canada from February 1982 until December 2004. During his last five years with HSBC Bank Canada, Mr. Barrington-Foote was an Assistant Vice-President & Manager. Since January 1, 2005, Mr. Barrington-Foote has been an independent mortgage broker with Meridian Financial Services in Vancouver, Canada. From March 16, 2005 to April 10, 2007, he was the President and a Director of Express Systems Corporation (currently Manas Petroleum Corporation), a U.S. reporting company engaged in the business of managing databases and distributing third party newsletters. From January 12, 2006 until September 10, 2007, Mr. Barrington-Foote was the sole Director and officer of Logo Industries Corporation (PK: LGDC.PK), a company that has no current business activity.

Herbert M. Lustig, General Manager

Mr. Lustig has been our General Manager since June 2005. From June to December 2003, he was Chief Operating Officer of Invisa Inc. (OTCBB: INSA), a U.S. reporting company engaged in the business of manufacturing and distributing safety sensing equipment for parking gate closure devices. In December of 2003, he joined the Invisa Board of Directors, and from January 2004 through April 2005, he was President and CEO of Invisa Inc. He resigned as a Director of Invisa Inc. in May 2005. Prior to that, from November 2002 to October 2003, Mr. Lustig was principal of Techmark Group, a consulting firm providing technology and market development assistance for corporations. Earlier, Mr. Lustig held executive positions at Expanse Networks, Honeywell International, General Instrument Corporation and Booz Allen Hamilton.

Mr. Lustig was awarded an MBA from the Wharton School of the University of Pennsylvania and a Bachelor of Science degree from the University of Massachusetts at Amherst.

Randall Cohn, Vice President of Marketing and Program Management

Mr. Cohn has been our Vice President of Marketing and Program Management since June 12, 2006. From September 2002 to June 2006, Mr. Cohn was General Manager for Wyle Laboratories, where he specialized in flight test engineering, program management and business process improvement. Prior to that, from April 2002 to September 2002, as Senior Director of Testing for Applied Research Associates, he played a key coordinating role in the technology demonstration phase of high profile weapons and sensor system programs.

Mr. Cohn served in the U.S. Navy from May of 1981 to December 2001. As Commanding Officer of Sea Control Squadron Two-Four, he led the squadron through combat operations in two different theaters of operation. He also served as Air Officer on the USS Harry S. Truman (CVN-75) during her maiden deployment. His experience with airborne sensors includes being lead Test Pilot for Flying Qualities and Performance as well as System Integration Testing on the ES-3A, a sophisticated carrier-based aircraft performing roles in electronic warfare and intelligence, reconnaissance and surveillance.

Mr. Cohn graduated from the U.S. Naval Test Pilot School in 1989 and received a B.S. degree in Ocean Engineering from the U.S. Naval Academy in 1981 as well as a M.S. in Aerospace Systems Engineering from the University of Tennessee in 1990.

Significant Employees

Our significant employees, their ages and positions held are as follows:

Name	Position Held with the Company	Age
Dr. Adam Wolinski	Director of Technology, Research and Development	54
Yulia Lazukova	Software Development Manager and Airborne Product Development Director	38

Dr. Adam Wolinski; Director of Technology, Research and Development

Dr. Wolinski joined VECTr Engineering Incorporated in 1999 as a senior engineer. Responsible for overseeing development of much of our proprietary technology Dr. Wolinski is currently leading research and development efforts at VECTr Engineering Incorporated.

Dr. Wolinksi received a Ph. D. of Engineering Sciences from the Technological University of Poznan (Poland) in 1980 and a Masters Degree in Mechanical Engineering from the University of Nitra (Czechoslovakia) in 1975.

Yulia Lazukova, Software Development Manager and Airborne Product Development Director

Ms. Lazukova joined VECTr Engineering Incorporated in November 1999 and currently leads VECTr Engineering Incorporated’s software development team. She is responsible for all aspects of the design, development and maintenance of VECTr Engineering Incorporated’s software and data resources. Since November 24, 2006, she has been responsible for our product design, integration and implementation efforts.

Ms. Lazukova received a Masters Degree in Mechanical Engineering from the Institute of Chemical Machine Building (Moscow, Russia) and had additional Masters level studies in Computer Science at Dalhousie University (Halifax, Canada).

Family Relationships

There are no family relationships between any Director, executive officer or significant employee.

Committees of the Board

On November 10, 2005, the audit committee of our Board of Directors was formed with its one current member, Randle Barrington-Foote. We intend that the audit committee eventually will be comprised of three Directors and will operate under a written charter adopted by the Board. All members of the audit committee (i) will meet the criteria for independence as set forth in the Securities Exchange Act, (ii) will not have participated in the preparation of our financial statement at any time during the past three years and (iv) will be able to read and understand fundamental financial statements. We are currently in the process of identifying two other candidates who will meet the criteria for membership established above.

The responsibilities of the audit committee include recommending to the Board an accounting firm to be engaged as our independent registered public accounting firm. Our management has primary responsibility for our internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. The audit committee’s responsibility is to oversee these processes and the activities of our internal accounting department. Since it was formed in November, 2005, our Audit Committee has convened two meetings, and those meetings were attended by our auditor.

We do not have a compensation committee at this time.

Involvement in Certain Legal Proceedings

Our Directors, executive officers and control persons have not been involved in any of the following events during the past five years:

●	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

●	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences),

●
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities, or

●
being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee Financial Expert

As our company is relatively small, our Board of Director’s audit committee does not have a member that qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934. We believe that the members of our Board of Directors are collectively capable of analyzing and evaluating our financial statements and understanding our internal controls and procedures, including those pertaining to financial reporting. In addition, we believe that retaining an independent Director who would qualify as an "audit committee financial expert" would be overly costly and burdensome and is not warranted in light of the current size of our company.

Code of Ethics

On March 23, 2006, we adopted a code of business conduct and ethics policy, the “Code of Ethics”. The adoption of the Code of Ethics allows us to describe our core values and beliefs, provide the foundation for all business conduct and provide guidance to each of our Directors and officers to assist them in recognizing and dealing with ethical issues and risks, providing mechanisms to report unethical conduct and helping foster a culture of honesty and accountability.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Stockholders

The following table sets forth, as of October 22, 2007, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current Directors, our chief executive officer and our four most highly compensated executive officers (other than our chief executive officer) as at December 31, 2006. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage of Class(1)
Robert Knight 252 N. Washington Street Falls Church, VA 22046	304,000(2)	2.3%
Randle Barrington-Foote 114 West Magnolia Street, Suite 446, Bellingham, WA 98225	53,000(3)	*
Richard Brown Suite 1705 - 55 University Avenue Toronto, Ontario M5J 2H7	53,000(4)	*
Herbert M. Lustig 252 N. Washington Street Falls Church, VA 22046	1,522,500(5)	10.5%
Joel Strickland(6) 70 York Street, Suite 1500 Toronto Ontario M5J 1S9	19,000(7)	*
G.M. Capital Partners, Ltd.(8) 2, Rue Thalberg CP 1507 CH-1211 Geneve 1 Switzerland	3,883,000 (9)	23.5%
Directors and Executive Officers as a Group (5 people)	1,951,500	13.1%

*less than 1%

(1)
Based on 12,919,533 shares of common stock issued and outstanding as of October 22, 2007 and, as to a specific person or group, shares issuable to that person or group pursuant to the exercise of share purchase warrants and options exercisable within 60 days. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

(2)	Includes fully vested options to acquire an aggregate of 216,500 shares of common stock and 87,500 options to acquire shares of common stock that will vest within the next 60 days.

(3)	Includes fully vested options to acquire an aggregate of 28,000 shares of common stock and 25,000 options to acquire shares of common stock that will vest within the next 60 days.

(4)	Includes fully vested options to acquire an aggregate of 28,000 shares of common stock and 25,000 options to acquire shares of common stock that will vest within the next 60 days.

(5)
Includes 375,000 fully vested options to acquire shares of common stock granted on May 21, 2007, 375,000 fully vested options to acquire shares of common stock granted on May 30, 2007, 375,000 options to acquire shares of common stock granted on May 30, 2007 that will vest within the next 60 days, 375,000 options to acquire shares of common stock granted on May 30, 2007 that will vest within the next 60 days, 11,250 fully vested options to acquire shares of common stock granted on November 10, 2005, 1,250 options to acquire shares of common stock granted on November 10, 2005 that will vest in the next 60 days and 10,000 bonus shares that Mr. Lustig is due under his employment agreement that have yet to be issued.

(6)
Mr. Strickland resigned from all of his positions with our company and our wholly-owned subsidiary, VECTr Systems (Canada) Incorporated, effective May 18, 2006 pursuant to an Agreement and Mutual Release which provides, among other terms, that the stock options that were available to Mr. Strickland on May 18, 2006 will continue to be available to Mr. Strickland until they expire on December 31, 2010.

(7)
Includes fully vested options to acquire an aggregate of 5,000 shares of common stock and an additional 14,000 common shares that we issued to the Canadian VECTr Systems Incorporated (formerly Navitrak International Corporation), our predecessor, upon the completion of our transaction on November 12, 2004, which are included as being beneficially owned by Joel Strickland because Mr. Strickland is an officer and Director of that company.

(8)
J. A. Michie, the Managing Director of G.M. Capital Partners, Ltd., and Marc Angst, a Director of G.M. Capital Partners, Ltd., exercise dispositive and voting power with respect to the shares of our common stock that are beneficially owned by G.M. Capital Partners, Ltd.

(9)	Includes warrants to acquire an aggregate of 3,500,000 shares of common stock.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General. Our authorized securities consist of 100,000,000 shares of common stock with a par value of $0.001 per share and 10,000,000 shares of preferred stock with a par value of $0.001 per share. As of October 22, 2007, there were 12,919,533 shares of common stock issued and outstanding held by 288 holders of record, and there were no shares of preferred stock outstanding. Each stockholder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders, including the election of Directors. Our Board of Directors, without any action by stockholders, is authorized to designate and issue shares of preferred stock in any class or series as it deems appropriate and to establish the rights, preferences and privileges of these shares, including dividends, liquidation and voting rights. The rights of holders of shares of preferred stock that may be issued may be superior to the rights granted to the holders of existing shares of our common stock. Further, the ability of our Board of Directors to designate and issue such undesignated shares could delay, defer or prevent a change of control of our company and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of our common stock.

Voting Rights. Each share of common stock entitles the holder thereof to one non-cumulative vote, either in person or by proxy, at meetings of stockholders. Since holders of common stock do not have cumulative voting rights, holders of more than fifty percent (50%) of the issued and outstanding shares of common stock can elect all of our Directors. Holders of preferred stock are not entitled to vote.

Dividend Policy. All shares of common stock are entitled to participate in dividends when and as declared by our Board of Directors out of the funds legally available therefore. Any such dividends may be paid in cash, property or additional shares of common stock. Apart from a one-for-one stock dividend that we paid to our shareholders of record on August 26, 2005, we have not paid any dividends since our inception, and presently anticipate that all earnings, if any, will be retained for development of our business and that no dividends on the shares of common stock will be declared in the foreseeable future. Payment of future dividends will be subject to the discretion of our Board of Directors and will depend upon, among other things, future earnings, our operating and financial condition, our capital requirements, general business conditions and other pertinent facts. Therefore, we cannot assure you that any dividends on the common stock will be paid in the future. We effected a stock split on June 1, 2004, whereby each stockholder of record on June 1, 2004 received two new shares for every one old share that they owned. We declared a stock dividend effective August 29, 2005, whereby each shareholder of record at the close of business on August 26, 2005 received one additional share for every share that they owned. We enacted a reverse-stock split on May 21, 2007 whereby each shareholder of record on May 21, 2007 received 1 new share in exchange for every one-hundred old shares they owned. Except where expressly provided to the contrary and in the financial statements relating to the years ended December 31, 2006 and 2005, and in the financial statements relating to the three and six-month periods ended June 30, 2007 and 2006, all of the disclosure in this document pertaining to issuance of our common shares, or with respect to the number of our common shares that are currently issued and outstanding, has been adjusted to reflect the 2004 stock split, the 2005 stock dividend and the 2007 reverse-stock split.

Miscellaneous Rights and Provisions. Stockholders of common stock have no pre-emptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of liquidation or dissolution, whether voluntary or involuntary, each share of common stock is entitled to share ratably in any assets available for distribution to holders of the equity after satisfaction of all liabilities, subject to the rights of holders of preferred stock, if any such preferred stockholders should exist at the time of such liquidation or dissolution.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, Director, officer or employee.

EXPERTS

The consolidated financial statements of VECTr Systems Incorporated (formerly Navitrak International Incorporated) included in this prospectus have been audited by BDO Dunwoody LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding our company's ability to continue as a going concern) appearing elsewhere in this prospectus and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Nevada corporation law provides that a corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize us to indemnify our Directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former Directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was our Director, officer, employee, agent, partner or trustees. We will only indemnify such persons if one of the groups set out below determines that such person has conducted himself in good faith and that such person:

●	reasonably believed that their conduct was in or not opposed to our best interests or

●	with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our favor by reason of the fact that such person is or was our Director, trustee, officer, employee or agent or is or was serving at our request in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted himself in good faith and that such person reasonably believed that their conduct was in or not opposed to our best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to our company.

The determination to indemnify any such person must be made:

●	by our stockholders,

●	by our Board of Directors by majority vote of a quorum consisting of Directors who were not parties to the action, suit or proceeding,

●	by independent legal counsel in a written opinion, or

●	by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons under Nevada law or otherwise, we have been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

General Overview

We market, sell and support airborne moving map and real-time video and electronic sensor control systems that acquire, fuse and dynamically display map, sensor and other geo-referenced data. These systems are used by the airborne surveillance community to increase situational awareness and to achieve more efficient task management via a combination of software, hardware and geographic information datasets. These systems provide real time information on geographic position and directional orientation through proprietary software, moving map display technology and location-based information. We also have developed interfaces to manage and control airborne cameras and other sensors. Historically, we focused on development of a proprietary system that would provide all of the required functionality, but in late 2005, we began to shift towards the development of systems that incorporate components developed by us as well as those of other companies. Over the course of this shift we have begun to include the ‘value added’ resale of complete systems developed by other companies. We add value to these systems by adapting them to regional or customer-specific requirements and by increasing ease-of-use or functionality.

Our systems are primarily deployed on rotary and fixed wing aircraft. We sell these systems primarily to government agencies including law enforcement, forest-fire fighters, search and rescue organizations, paramilitary agencies and the military.

We have three subsidiaries. One of these is VECTr Systems (Canada) Incorporated, a Nova Scotia corporation with its principal place of business located at 400 - 1190 Barrington Street, Halifax, Nova Scotia, Canada B3H 2R4. We conduct our research and development and our Canadian operations through this company. Our second subsidiary is 0705951 B.C. Ltd., a British Columbia corporation incorporated solely for the purposes of holding tax losses, does not currently have any assets or an active business. Our third subsidiary, VECTr Technologies Inc., was recently incorporated to conduct some of our U.S. operations and to hold software licenses acquired from U.S. corporations. VECTr Technologies Inc. maintains an office at 252 North Washington Street, Falls Church, VA 22046. It does not yet have any assets or an active business. We maintain a website at www.vectrsystems.com. Information contained on our website does not form part of this prospectus. Our resident agent in Nevada is Nevada Corporate Services, Inc., whose address is 1800 East Sahara Avenue, Suite 107, Las Vegas, Nevada 89104.

Corporate History

We were incorporated in Nevada on July 9, 1998 under the name BFD Capital Group, Inc., with authorized capital of 25,000,000 common shares, each with a par value of $0.001 (without adjustment for any subsequent share split or share dividend). On January 28, 2001, we changed our name to Metronet Communications Company and began to implement our business plan to provide small and medium sized businesses in the United States with switchless telecommunications. We were unable to raise the necessary capital to implement our business plan, and we abandoned that business plan.

In early 2001, we began to search for other business opportunities and identified a potential opportunity in FlashPoint, Inc., a privately held Florida corporation with an option to purchase spark-plug technology known as “e-plug” from its inventor. The e-plug technology consisted of a spark plug designed to improve the efficiency of the combustion process in internal combustion engines. On August 24, 2001, we acquired FlashPoint, Inc. On August 29, 2001, we changed the name of our company to FlashPoint, Inc. On October 18, 2001, we changed the name of our company to FlashPoint International, Inc.

By early 2004, a majority of our shareholders (excluding those of our shareholders that were members of our management team) and one of our Directors decided that the commercial development of the e-plug technology would take more time and cost more money than originally anticipated. In contrast, the majority of our management team, who, acting as a group, controlled our company and consisted mainly of the vendors of the Florida FlashPoint, Inc. entity that we purchased in 2001, remained confident of the e-plug’s commercial future. We decided to sell the “e-plug” technology back to these members of our management team. Accordingly, we entered into an asset purchase agreement dated April 30, 2004 whereby our company and our subsidiary sold the e-plug technology to ePlug, Inc., a newly formed Florida company. This transaction was completed on May 12, 2004.

Upon completion of our asset sale to ePlug, Inc., we began to explore a possible business combination with Blackstone Holdings Corporation, a privately held Nevada corporation. Blackstone had contracted to purchase substantially all of the assets of an Ontario, Canada, public company called Navitrak International Corporation, together with the assets of its Canadian subsidiaries Navitrak Engineering Incorporated, Navitrak Corp., Navimap Corp., Navitrak Manufacturing Incorporated and Navitrak Systems Inc. Prior to commencing its negotiations with these Canadian companies, Blackstone Holdings Corporation did not have, and had not since inception had, a business or own any assets.

The Canadian Navitrak International Corporation, primarily through its subsidiary Navitrak Engineering Incorporated, was actively engaged in the business of developing, marketing and selling advanced GPS-based situational awareness and task management solutions for use by airborne and ground personnel in law enforcement, military, police, fire-fighting, search and rescue and other applications.

In anticipation of the successful conclusion of our negotiations to acquire the Canadian Navitrak International Corporation’s assets (including the shares of its operating subsidiary Navitrak Engineering

Incorporated), we changed our name to Navitrak International Corporation on May 18, 2004, and we changed the name of our Nevada subsidiary to Navitrak Sales Corporation on July 20, 2004.

Prior to our discussions with Blackstone, Blackstone and the Canadian Navitrak companies had signed a formal asset purchase agreement dated as of January 31, 2004, providing that Blackstone would purchase all of the assets of the Canadian Navitrak companies, including the capital stock of Navitrak Engineering but excluding the capital stock of Navitrak Corp., Navimap Corp., Navitrak Manufacturing Incorporated and Navitrak Systems Inc., in exchange for $100,000 in cash payable to Navitrak International Corporation of Canada and 46% of the issued and outstanding common shares of Blackstone at closing. Completion of the asset purchase was subject to various conditions, including, among others, the condition that Blackstone satisfy all of the debt of Navitrak International Corporation of Canada and that it raise funds from the sale of equity of at least $2,600,000.

Between January 12, 2004, and January 31, 2004, Blackstone entered into agreements with each of the Canadian Navitrak companies’ secured creditors (except The Royal Bank of Canada) in which Blackstone agreed to acquire their secured debt in exchange for an aggregate number of common shares of Blackstone equal, at closing, to 28.9% of the issued and outstanding shares of Blackstone. Under the agreement with the Canadian Navitrak International Corporation, this secured debt would all be extinguished at closing.

Between June, 2004, and September, 2004, our company acquired all of the issued and outstanding shares of Blackstone on the basis of one common share of Blackstone for one common share in our company. Prior to this acquisition, there were 124,280 shares of our company issued and outstanding. We acquired 3,060,000 common shares of Blackstone, representing all of its issued and outstanding shares, and the Blackstone shareholders, as a group, acquired an aggregate of 62,367 shares of our company, representing 33.4% of the 186,647 issued and outstanding shares of our company at the completion of the transaction. On November 3, 2004, we merged Blackstone into our company, and our company succeeded to all of Blackstone’s rights and obligations, including those arising out of the Navitrak agreements.

In an amending agreement signed November 12, 2004, we modified the various agreements with the Canadian Navitrak companies and their secured creditors to, among other things:

●	waive the closing condition with respect to the $2,600,000 equity financing,
●
decrease the number of shares of our company to be received by the Canadian Navitrak International Corporation from approximately 7.1% of Blackstone to approximately 5.7% of our company, or 14,000 shares,

●
decrease the aggregate number of shares of our company to be issued to all of the secured creditors of the Canadian Navitrak companies, as a group, from approximately 28.9% of Blackstone to approximately 10% of our company, or 24,800 shares,

●
decrease the aggregate number of shares of our company to be received by the employees and management of the Canadian Navitrak companies, as a group, from approximately 10% of Blackstone to approximately 9% of our company, or 22,300 shares, and

●	appoint our Board of Directors at closing.

Our transactions with the Canadian Navitrak companies and their secured creditors were completed November 12, 2004.

For financial statement purposes, the Canadian Navitrak International Corporation is considered our predecessor company.

On July 21, 2005, we filed a Certificate of Amendment with the Nevada Secretary of State increasing our capital stock to 100,000,000 shares of common stock with a par value of $0.001 per share and creating 10,000,000 shares of preferred stock with a par value of $0.001 per share.

On May 21, 2007, we enacted a one for one-hundred reverse-stock split of our outstanding common stock. While this did not affect the amount of our authorized capital stock, it reduced the number of shares of our common stock issued and outstanding from approximately 66,952,430 shares to approximately 669,524 shares. As a result, the number of unissued shares of common stock that we are authorized to issue increased from 33,047,570 to 99,330,476.

Also on May 21, 2007, we changed our name from “Navitrak International Corporation” to “VECTr Systems Inc.” We changed the name of our company to better reflect the proposed future direction and business of our company.

Our Current Business

We market, sell and support airborne moving map and real-time video and electronic sensor control systems that acquire, fuse and dynamically display map, sensor and other geo-referenced data. These systems are used by the airborne surveillance community to increase situational awareness and to achieve more efficient task management via a combination of software, hardware and geographic information datasets. These systems provide real time information on geographic position and directional orientation through proprietary software, moving map display technology and location-based information. We also have developed interfaces to manage and control airborne cameras and other sensors. These systems are primarily deployed on rotary and fixed wing aircraft and sold primarily to government agencies including law enforcement, search and rescue organizations, paramilitary agencies and the military.

Our predecessor company, the Canadian VECTr Systems Incorporated (formerly Navitrak International Corporation), had experienced declining sales over the years leading up to our acquisition of the business. This decline has continued during the two years since we acquired the business. We believe that this decline was and continues to be due primarily to the lack of camera integration and control functions in our early systems and to the failure of these systems to perform well in the rugged work environments where they were deployed. In addition, these early systems were essentially software only systems that required extensive customization for each application. Our earlier systems were the product of our effort to produce a proprietary system that would provide all of the required functionality from proprietary (or highly modified) components. Since our acquisition of the business, we have realized that our historical focus on developing a system comprised solely of proprietary components has limited our ability to compete. Early in 2005, we realized that if we were to compete in the market we would need to shift away from a system comprised entirely of proprietary products in favor of a system that would integrate our most functional and reliable component - our proprietary software - with functional and reliable components made by other companies. This shift has resulted in the development of our current AeroNavitraker system, which integrates our software with selected sensors and other ‘off-the-shelf’ computer hardware manufactured by third parties. While we believe that our current system is more reliable in the field, more easily configured to our customers' airframes and avionics, requires far less on-site and job specific engineering and includes additional functionality, our sales have continued to be sluggish in the face of strong competition and our history of poor functionality and reliability.

In addition to our efforts to improve our proprietary system by utilizing ‘off-the-shelf’ components manufactured by third parties, we have also been positioning our company to act as a distributor or dealer for companies that sell components and entire systems that are similar to our own product line.

On September 25, 2006, we entered into a non-exclusive agreement with Deep Development Corp., a division of Gatekeeper Systems Inc., in which they granted us a non-exclusive right to act as a dealer for their products. Gatekeeper manufactures digital video flight recorder systems that are deployed primarily on both rotary and fixed-wing aircraft. They market and sell their products primarily to our target customers as well as to commercial customers engaged in aerial survey work. While this agreement is currently in effect, we are no longer supporting this agreement and are not marketing the product. We do not have any financial or material obligation for non-performance under the agreement.

On December 15, 2006, we entered into a distribution agreement with EuroAvionics Navigationssysteme GmbH & Co. KG, a German company with a facility in Stuttgart, Germany. In this distribution agreement, EuroAvionics granted to our company the exclusive right to sell and service its EuroNav and EuroNav M line of products under our new VECTr brand in a territory comprising North America, Central America, South America (with the exception of Venezuela) and all Caribbean countries that are not colonies of a European country (except Cuba). Certain EuroAvionics accounts with customers in our exclusive territory are excluded from this agreement.

EuroAvionics manufactures digital moving map and flight management systems similar to our AeroNavitraker but with a reputation for superior performance and reliability. We began to market the EuroAvionics systems at an industry event in March of 2007 under the “VECTr MG” product name. In August 2007, we received our first order for our MG 100 Navigation and Map Generation System. This order came from a non-U.S. foreign military customer at a value of approximately $420,000. We anticipate beginning delivery of this system in the coming months. Over the next 12 months we plan to increase our efforts to market the EuroAvionics systems.

Our Products

Our product line consists of tactical moving map based systems that can be configured to meet customer needs. Although we will continue to sell and service our AeroNavitraker system, we have recently begun to sell the EuroNav and EuroNav M systems made by EuroAvionics under our VECTr brand name.

All of our current systems include a tactical moving map that displays the aircraft’s location using the Global Positioning System, commonly referred to as “GPS”, to continuously establish and update that location. Because our targeted market segments each tend to have diverse mission profiles, each of our current systems will be configured to fit the needs of a particular market segment. For example, law enforcement officers have different requirements and operational environments than military users.

We have developed graphical user interface software to provide and display the tools available to the system operator during a mission. These tools are the interfaces with the various gimbal-stabilized electro-optic imaging systems mounted on our customers' aircraft (gimbal-stabilized electro-optic imaging systems are commonly known as cameras, including video cameras, infrared cameras, etc.). We use different interfaces for different cameras on the aircraft, supporting specific data flows, mission requirements and special configuration requests by customers.

Some customers need to formally plan missions in advance. These customers typically schedule missions that allow them to spend time in a squad room working with a ground support station. Here, they create maps for the mission zone on which they mark waypoints. They can build in a search pattern grid or other known activity to be conducted on a particular mission. These customers typically also conduct substantial post mission debriefings and archive missions for future analysis. Our systems can perform these pre-mission and post-mission duties and data management functions for the customer. Military and search and rescue missions typically fall within the description above.

Other customers are more in the nature of response teams responsible for a specific region. As a result, maps on the computer on the aircraft rarely change. These customers receive a call and must respond immediately. There is little pre- or post-mission planning and these customers typically take to the air on an immediate-response basis to support ground-based actions. Certain law enforcement missions typify this example of a responsive mission. We endeavor to standardize design, components and procedures. A typical system includes a tactical moving map, proprietary interface firmware and hardware, an onboard GPS receiver, an inertial measuring unit which can be included either by the imaging company or independently by our company, computers and displays. The airborne observer will then be able to monitor position on the moving map as well as understand the positioning of the field of view of the airborne camera relative to the moving map. Some of our systems provide field of view information that is highly accurate, while others simply provide an approximation. With a communications link, the system can transmit map, aircraft and sensor positioning information to a ground crew. A digital video and sensor recorder can record and play back mission information, including aircraft position, the ground position that the video camera is aimed at, and the video information that is recorded during the mission.

In addition to the Navigation and Map Generation Computer, hardware components that may be included in any of our systems are:

The GPS Receiver

The GPS receiver determines the geographic position of the aircraft by processing radio signals from the NAVSTAR GPS satellite system developed by the US Department of Defense. We source our GPS units from a variety of vendors. We believe that there is no shortage of available vendors that can meet our needs, and that the market for these units is competitive.

The Inertial Measuring Unit

The inertial measuring unit, or ‘IMU’, has two functions in the system: it determines the instantaneous acceleration of the aircraft and the rate at which its orientation is changing. The inertial measuring unit and the GPS receiver are tightly coupled by a dedicated microprocessor to function together as a complete inertial navigation system which has higher performance than a stand-alone inertial measuring unit or GPS receiver. The inertial navigation system determines the aircraft’s geographic position and velocity and the camera’s orientation relative to an external reference.

Combining the information derived from the GPS receiver and the inertial measuring unit, our systems can automatically slew the camera to point to an operator specified location on the ground. The local topography must be accounted for to calculate accurately the ground intercept of the camera line of sight. To do this, we use digital elevation data from existing maps. The accuracy of the calculation of the ground intercept point is, in part, dependent upon the accuracy of this map data.

We buy our inertial measuring units from third party vendors. There are several vendors of inertial measuring units that sell a product that can meet our requirements. As there is a strong demand for these inertial measuring units and supply is short, typical lead time to purchase a unit currently runs between three to four months.

An increasing percentage of gimbal-stabilized cameras now incorporate “embedded” inertial measuring units, eliminating the need for us to supply one. Our system can receive the needed attitude and positional data from the embedded inertial measuring units.

The Digital Video and Sensor Recorder

The Digital Video and Sensor Recorder (DVR) is designed to record and replay mission data, including actual video “footage” of the mission as well as critical geo-referenced information on the mission logged by exact time. In the past, we have outsourced this component to third parties.

Our Services

After the initial installation of our systems, we provide maintenance, support and upgrades to our customers. To date, our sales have been to “early adopters” of our earlier systems. Revenues from this post-installation assistance have been limited. We recently introduced a commercially competitive long-term support and service program to our customers, including those early adopters. These fee based programs should typically be for a one year renewable term. The programs include software upgrades, software patches, on-site service calls, hardware maintenance and replacement. We have not yet entered into any of these fee based service program contracts.

Branding

Each of our systems has historically been marketed under the brand name “AeroNavitraker”. Earlier this year, we rebranded our products as “VECTr” and we changed the name of our company to VECTr Systems Inc.

Marketing

We focus primarily on sales to the law enforcement and military communities, and we believe that these communities continue to represent the key markets for our products. The law enforcement community includes local, regional and national agencies. The military communities include the various branches of the military (domestic and foreign) and national intelligence agencies.

We focus on the markets in North and South America, with primary emphasis on the United States, which we believe comprises more than 50% of the current worldwide market.

Since November 12, 2004, we have expanded our marketing efforts in the United States. We initially contracted A.D. Butler & Associates, a consulting company on a monthly basis to represent our original products. Since August of 2006, we have contracted with them on at a daily rate as needed. A.D. Butler & Associates employs ex-military officers that have a network of military contacts. Through this network of contacts, A.D. Butler & Associates is alerted to information about U.S. government requests for proposals, many of which call for products like ours. We have not yet made any sales through A.D. Butler & Associates.

In 2005, we hired Randall Cohn to serve as our Vice President of Strategic Development, which encompasses all of the key marketing and sales efforts within the company. Mr. Cohn, a retired U.S. Naval Commander, has more than 20 years of active service with significant experience within the surveillance community. He has significant knowledge of the U.S. military, and we believe that his knowledge and contacts will help generate sales in the United States and elsewhere.

Also in the United States, we have informal working relationships with camera manufacturers such as FLIR Systems Inc. Through these informal working relationships, engineers from our respective companies have worked together to develop systems to ensure compatibility between our systems and their cameras. Additionally, we have begun to establish working relationships with aviation systems integrators. Aviation systems integrators are Federal Aviation Administration (FAA) contractors qualified (and certified by the FAA) to install equipment, including systems like ours, on aircraft. Systems integrators assemble bid packages that can include systems such as ours. In these transactions, we would sell our system to the systems integrator who would in turn sell the system to its customer pursuant to the requirements of the bid awarded to the systems integrator by the customer. To date, our work with systems integrators has not resulted in the sale of any systems.

Since late 2005, we have worked with a systems integrator in the development of an ‘off-the-shelf’ system that will combine the cameras manufactured by FLIR Systems Inc. with our technology. The system is intended to appeal to the military and law enforcement agencies in the Middle East. FLIR Systems Inc. has a network of contacts in these countries, and we have started to benefit from their marketing efforts in these countries. Recently, via FLIR Systems Inc., we have developed additional business in the Middle East.

We believe that our customer communities continue to be defined by their different mission requirements. We are familiar with their identities, missions and procurement programs, as well as the rules, regulations and processes typically associated with those requirements. There are fundamental differences in terms of customer demands, customer size, system sophistication, project size, cost of participation, revenue potential and time to completion. The sales cycle for the law enforcement market segment is generally six months to one year and tends to be smaller in both unit and monetary terms than the military market. Also, these law enforcement systems have less demanding specifications and are less complicated than the military in terms of application and administration. This sales cycle is due in large part to the fact that these customers can use a system that that contains a higher percentage of commercial off-the-shelf hardware and that requires less custom engineering work.

The military market segment is characterized by a longer sales cycle of approximately two to three years. The longer sales cycle is generally attributable to the amount of engineering and planning needed to design and build a customized system. We plan to pursue government-sponsored projects that often have sophisticated demands and tend to be large in both unit and monetary terms.

Finally, we attend trade shows, and we provide on-site demonstrations at prospective customers’ facilities.

Competition

Industry competition is specific to each of our market communities, with a small number of companies offering products suiting the needs of specific markets for specific purposes. In all of these markets where we compete, ease of integration, technical superiority, reputation, price, ability to meet delivery schedules, financing, and long-term reliability are among the principal competitive factors considered important by our customers and potential customers.

Moving map technology has become commonplace in many markets. A helpful illustration can be found in the automobile market. Many manufacturers of automobiles in today’s markets offer an optional navigation package in their automobiles that provide moving maps linked to GPS as a navigational aid. These are relatively simple systems, and we do not compete in this market. Other examples that help illustrate the availability of moving map products include Microsoft, which has a consumer product called Map Point that is widely available but which has not been deployed in our specific markets. Google, with its Google earth map and imagery product, is an interesting source of data but again, we have not yet seen this product deployed in our markets. Garmin specializes in handheld GPS receivers for consumers as well as navigational aids with charts for pilots. We do not believe that we compete directly with Garmin. ESRI, one of the larger companies in the geographic information business, sells geographic information systems (GIS) and has established the industry standards in the geomatics industry. Some of ESRI’s products are deployed in our markets.

In our markets, we compete against companies who, like us, are constrained by security clearance and contractual non-disclosure covenants from revealing information about their products, their government contracts and similar matters. Our competitors do not publish meaningful technical system specifications or data and, generally, detailed technical comparisons between their systems and ours have proven to be unreliable. As a result, most of the information available to us about our competition is gathered by word of mouth during the bidding process, or during an installation if we have an opportunity to examine a competitor’s product.

In the military sector, digital maps are the basis for almost every mission whether it be airborne, ground or marine in nature. Moreover, the inter-connectedness of digital moving maps and various camera networks is a constantly evolving area of concentration as programs develop and receive funding. Prime contractors in the defense business, such as Boeing, Lockheed Martin, Raytheon and Thales, both develop their own moving map software as well as subcontract digital moving map work to others. Systems designed by these contractors tend to be sophisticated and expensive, with prices that can exceed $5,000,000 when camera (EO/IR sensor) is included. By contrast, one of our systems with a third party camera sells for between $500,000 and $1,000,000, depending on the camera and other hardware purchased and the degree of flexibility required of the system. Contractors such as Rockwell Collins, Harris Corporation, Tactronics, SAIC and CMC Electronics are also involved in a range of programs and have several products and systems focused on airborne applications. As a result, we do not compete directly with these large defense contractors, but we might serve as a potential sub contract solution for a particular program. Our strategy continues to focus on developing a military market for less sophisticated systems such as those that we sell, which enable a comparatively inexpensive, easily integrated solution, particularly as it relates to camera deployments.

In the law enforcement market, we compete with Avalex, AeroComputers, MetaMap, Becker Aviation and an assortment of other small private companies that offer moving map based systems that are compatible, to varying degrees, with various cameras in the market. Again, none of these companies publish meaningful technical system specifications, and it is not feasible to attempt a detailed technical comparison between their systems and ours. We believe that the sales and marketing strategies of our competitors are similar to ours in that they appear to pursue similar programs and customers. Many of our competitors also work closely with the well-established imaging companies. At the present time, several of these competitors are better established in the North American market. Our limited market research and experience suggests that many of our competitors in this market segment offer a less-sophisticated and less-expensive product than ours. In contrast to the military market, our focus in the law enforcement market is to produce commercial ‘off-the-shelf’ applications that preserve the sophistication of our military system at a price that is competitive in the law enforcement markets.

Our strategy is to achieve technical superiority over our commercial competitors.

Barriers to Future Competitive Entry

Major barriers to entry include:

●	the cost of developing intellectual property,

●	lack of practical experience gained from field installations and operations,
●	ongoing research and development continuing to raise the bar by setting the standard higher,
●	product sophistication that makes ‘start-up’ entry difficult, and
●	large and sophisticated market segments that are difficult to penetrate as the necessary relationships take time to build.

Source and Availability of Raw Material

Most of the components are off the shelf products and readily available. The inertial measuring units, a critical component of our system, require a three to four month lead time to delivery. We pay mostly C.O.D.

Dependence on one or a few major customers

We are highly dependent on sales to the U.S. Government and associated federal, state and local government agencies. In August 2007, we received a purchase order from a foreign military customer for approximately $450,000. We expect to deliver these units in the first quarter 2008 and book the revenue at that time. During the year ended December 31, 2006 we completed one sale of our AeroNavitraker system, including camera control and mission taping capability, to a U.S. government agency for a purchase price of $153,000. During the year ended December 31, 2005, we completed one sale of two of our AeroNavitraker systems configured for a law enforcement customer and installed on two helicopters, to the City of Philadelphia Police Department for a sale price of $32,000 each, or a total of approximately $64,000. During the period from January 1, 2004 to November 11, 2004, we sold one system to the U.S. government configured for a law enforcement customer for a sale price of approximately $100,000. Government agencies of the United States continue to constitute our largest potential market, although there are numerous other military, law enforcement, resource management, air-fleet and other customers to which we market.

Need for Government approval

Our systems are designed for use in aircraft. Although we do not do any installations, fixed base operators, system integrators and our customers do. While the overall systems and the installation thereof must comply with standards established by the Federal Aviation Administration, our software is not required to comply with any regulatory standards.

Industry specifications for hardware are evolving. Although we do not manufacture any hardware, our software must be loaded onto hardware that meets industry specifications. We believe that the hardware required for the operation of our products meets or exceeds certification requirements.

Effects of existing or probable government regulations on the business

Our research and development is performed in Canada. Some of our current Directors and a majority of our current shareholders are neither U.S. citizens nor U.S. residents. Companies like ours, whose management or operations may be influenced, directly or indirectly, by foreign interests, are considered by the U.S. government to be under ‘Foreign Ownership, Control or Influence’, or ‘foreign ownership’. Companies that are under foreign ownership may find it difficult or even impossible to obtain access to classified materials. These companies may, as a result, find it difficult or impossible to qualify for government contracts, especially for the U.S. military community. To obtain a security clearance from the U.S. government, we will need to mitigate any risks presented by foreign ownership to assure the U.S. government that there will be no possibility of unauthorized access to, or an adverse effect upon, U.S. government classified material. We may not be able to obtain a security clearance from the U.S. Government because we may not be able to mitigate the effects of foreign ownership.

Further, the International Traffic in Arms Regulation makes it difficult for companies with operations in Canada to compete with U.S. companies with operations in the United States for contracts involving advanced technology or classified material. We believe that the U.S. government will be more inclined to enter into contracts pertaining to advanced technology or classified material with U.S. companies with operations in the United States. We do not currently have the capital to effect a relocation of our operations from Canada to the United States, although we do take steps to mitigate these risks and we have registered with certain U.S. and Canadian government co-operative agencies. If we cannot relocate our operations to the United States, our business with the U.S. government might be adversely affected. In 2006, we opened an office in Falls Church, Virginia, from which we intend to conduct an increasing amount of our U.S. business.

Some of the map data that we use is commercially available. Some of the map data that we use is classified as secret and is available to our customers having the appropriate security clearance but is not currently available to our company. To date, we have been able to configure our systems to the specifications of the classified map data without actually seeing the data.

We currently acquire our inertial measurement units from Systron Donner. The inertial measuring unit is a component piece of commercial off-the-shelf hardware used in some of our systems. Access to the grade of inertial measuring unit that we employ in our systems at this time is controlled by the U.S. State Department. Our vendor must apply to the State Department for export approval for each non-U.S. customer.

Some of the cameras that work with our systems are used by the U.S. military. Interface documents for certain of these cameras are subject to International Trade in Arms Restrictions or may be classified. As our employees do not carry U.S. security clearance and our operations are mainly located in Canada, we do not currently have access to some interface documents. We are currently considering how best to address these restrictions but to date do not have a viable solution.

Research and Development

During the years December 31, 2005 and 2006, we spent $682,795 and $873,289, respectively, on research and development. Very little of our research and development costs are borne by customers.

Historically, our research and development costs and our costs of operations have been funded by the issuance of our common shares and by funding from Canadian government programs.

Total number of employees

As of September 24, 2007, we had seven employees and eight consultants engaged in various activities within our company including roles as managers, developers and administration. Five of our seven employees are located in Canada. The remaining employees are located in the United States. We are not subject to any collective bargaining agreements, and we consider relations with our employees to be excellent. During the next 12 months, we plan to hire four additional employees for the provision of marketing and engineering services to be located in the United States.

DESCRIPTION OF PROPERTY

Our principal administrative office is located in 252 N. Washington Street, Falls Church, VA 22046. We also maintain a business office at 1190 Barrington Street, Suite 400, Halifax, Nova Scotia, B3H 2R4

Our telephone number in Falls Church is (703) 752-9380, and our fax number is (703) 752-9381. Our Falls Church office is comprised of 1,200 square feet of fully furnished office space. Our rent of $3,000 per month includes the services of a receptionist and office services (fax, telephone, copier and conference room). Our rental agreement expired April 30, 2007, and we are currently on a month to month basis in this office.

Our telephone number in Halifax is 902.429.1438, and our fax number is 902.429.1582. Our Halifax office is comprised of 6,500 square feet of office space. On July 1, 2007, the Company exercised the option to terminate the Halifax lease on December 31, 2007. The Company is currently paying rent of $4,069 per month for this office space.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion should be read in conjunction with our consolidated financial statements and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section of this prospectus entitled "Risk Factors".

Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

Our Current Business

We develop, market and distribute advanced GPS-based navigation, mapping and tracking solutions for use by airborne and ground personnel in law enforcement, military, police, search and rescue and other applications. These navigation systems provide real time positioning information through proprietary software, moving map display technology and location-based information.

Our predecessor company, the Canadian VECTr Systems Incorporated (formerly Navitrak International Corporation), had experienced declining sales over the years leading up to our acquisition of the business in 2004. Since our acquisition of the business we have realized that our historical focus on developing a system comprised solely of proprietary components has limited our ability to compete. Early in 2005, we realized that if we were to compete in the market we would need to shift away from a system comprised entirely of proprietary products in favor of a system that would integrate our most functional and reliable component, our proprietary software, with functional and reliable components made by other companies. While we believe that our current systems are more reliable in the field, more easily configured to our customers' airframes and avionics, require far less on-site and job specific engineering and include additional functionality, our sales have been minimal in the face of strong competition and our history of poor functionality and reliability. An additional reason that the absolute level of sales to date have been below budget due to the nature of the long sales cycle to close orders (six months to a year for law enforcement and two to three years for military sales).

As a result of our limited sales, we have decided also to act as a distributor or Value Added Reseller for companies that sell components and entire systems that are similar to our own product line. We have entered into agreements with EuroAvionics Navigationssysteme GmbH & Co. of Germany and Gatekeeper Systems LLC of British Columbia, Canada. Under the EuroAvionics agreement we have the right to distribute certain products in North, South and Central America. The Gatekeeper Systems agreement is more limited in scope and is non-exclusive.

We believe that the relationship with EuroAvionics will be an important and strategic part of our future business and that the bulk of our revenues over the next 12 - 18 months will be attributable to the resale and support of systems from EuroAvionics. The importance of the Gatekeeper Systems relationship is uncertain as to its effect on our future operations or revenues as we are not currently supporting the sale of their product.

During the year ended December 31, 2006, we addressed reliability problems with certain of our systems sold by the predecessor company, examined alternative sources for more robust commercial off-the-shelf hardware, and began a limited redesign of a hardware element that a third party manufactures for us, the Video Annotation Unit. The Video Annotation Unit integrates third party commercial off-the-shelf components, including a PC104 single board computer. Our proprietary firmware operates on the single board computer. This firmware produces data that can be encoded into the video stream. None of the systems that we sold were returned for reliability issues, but we did incur costs in addressing the reliability issues. We believe that we resolved the most significant reliability issues.

We feel that we now have made positive strides with existing and potential customers as well as entities that provide us with direct or indirect access to customers to increase our sales in the future. We are putting into place the short term resources needed to support these developing relationships and to provide the underlying confidence needed to generate sales, but we cannot assure you that any of these steps will translate into sales for our company.

LIMITED OPERATING HISTORY; BACKGROUND OF OUR COMPANY

We plan to continue commercializing our technology and building a sales and marketing capability. For the year ended December 31, 2006, we earned revenue from product sales of $199,195 primarily representing sales of our tactical moving map system to a law enforcement customer. For the six-months ended June 30, 2007, we earned revenue from product sales of $247,654. During these periods, the majority of our staff resources were dedicated to completing previously awarded contracts and research. These installations, while providing limited revenue, have offered an opportunity to characterize the performance attributes and reliability of our various system configurations in the field, as well as to establish relationships with suppliers, system integrators and end users (our customers).

Two of the largest contract awards in our history have been “software only” customizations of AeroNavitraker software, one to a military customer and the other to a camera manufacturer. Both contracts have been completed and delivered. The next round of AeroNavitraker systems were sold directly to end-users consisting of state and local law enforcement agencies and fire-fighting organizations located in the United States. These customers independently procured or had existing camera systems that we retro-fitted with our AeroNavitraker system. In the future, we anticipate that a larger portion of our revenues will be derived via selling VECTr branded product through system integrators who directly respond to bid solicitations for surveillance systems to be owned and operated by city, state, federal and military organizations.

This new emphasis of working through systems integrators should offer greater exposure to potential buyers while it should at the same time reduce sales and marketing costs. Systems integrators offer an added benefit in that they assume the responsibility to assure that installations are performed in accordance with contract specifications. With our newer systems, we anticipate installation times of approximately 90 days after we obtain the contract, in contrast to some of our older installations which took up to 12 months. The downside to our decision to depend more heavily on systems integrators is that we anticipate ceding some margin on our products to compensate the systems integrators for their efforts. To date, though, we have not generated any sales through systems integrators, and we cannot assure you that that our strategy to align ourselves with systems integrators will be successful.

In addition, we have begun to position our company as a value-added reseller of products similar to ours that are manufacture by third parties. We have signed agreements with two companies. One of these agreements appoints us as an exclusive distributor within a specified territory for EuroAvionics, while the other appoints us as a non-exclusive distributor for Gatekeeper Systems. We have started to actively market the EuroAvionics products, and in August 2007, we received an order for a version of a system manufactured for us by EuroAvionics under the VECTr brand name for approximately $450,000. We have decided not to pursue the marketing of the product under our agreement with Gatekeeper Systems.

We may have difficulty funding our future operations.

We are focused on measures that will result in more effective control of our fixed and variable costs, including reporting procedures and corporate policies governing employee spending and sourcing for less expensive components that comply with our requirements. We are also considering hiring an additional four employees during the next 12 months at an incremental cost of approximately $35,000 per month. We anticipate that cash used in product development and operations, especially in the marketing, production and sale of our systems, will increase significantly over the next 12 months. We currently consume cash at the rate of approximately $250,000 per month. As of June 30, 2007, we had $328,824 cash-on-hand. We believe that we can only fund our current operations with our current resources, including cash and loan proceeds that have been committed over the next few months by Atlantic Canada Opportunities Agency, until October 31, 2007. We currently believe that we will require additional funding of approximately $3,000,000 to pay for our operations over the next 12 months ended September 30, 2008.

Financing for our development activities and operations to date has come primarily from the issuance of our common stock, notes, short-term and long-term financing (including government support). We expect to fund our development activities and operations over the next 12 months largely from the sale of common stock. Other than our current loan arrangements with the Atlantic Canada Opportunities Agency, we do not currently have any debt or equity offerings in place, although we received approximately $815,000 in related-party advances in the six months ended June 30, 2007. Further, recent efforts to raise funds through the sale of equity have not met with any success, and we initiated a strategy improve the likelihood that we will be able to raise funds through the sale of our equity in the future. The fundamental component of this strategy is the 100:1 reverse-stock split of our common shares and the name change that took effect on May 21, 2007. We cannot assure you that these efforts will result in any success in our efforts to raise funds.

The Atlantic Canada Opportunities Agency has been one of the primary sources for funding upon which we have depended in the past, and upon which we believe we will continue to depend for funding during the next 12 months. This agency is focused on supporting the growth of companies like ours as part of its overall effort to stimulate growth in the economy of the Atlantic region of Canada. We currently have two outstanding loans from the Atlantic Canada Opportunities Agency, each of which was made with respect to a specific project. These loan agreements were originally drafted to ensure, among other things, that our re-payment obligations commenced only after the funded project was complete, and each agreement therefore provides for a project completion date and a later date upon which scheduled repayment obligations begin. Because two of these projects took longer to develop and commercialize than anticipated at the time the loan agreements were signed, they were not completed by the original project completion date. In both cases, the loan agreements were amended to establish new project completion dates, but neither of these amendments was signed until some number of weeks after the original completion date. Accordingly, we were technically in default of our obligation to complete these two projects on or before the original project completion dates for the period of time beginning on the original completion date and ending on the date that the respective amendments were signed. Since we cured these defaults, however, we have again defaulted on one of the loan agreements by not completing a project by the amended project completion date. We are also currently in default of a financial covenant contained in two of the Atlantic Canada Opportunities Agency loans.

To our knowledge, the Atlantic Canada Opportunity Agency has not taken any action with respect to these defaults, though we cannot assure you that it will not take action in the future. Although the Atlantic Canada Opportunities Agency continues to fund current loans, we cannot assure you that the Atlantic Canada Opportunities Agency will continue to fund these current loans or make any new loans to our company.

As we have had a limited history of operations, we anticipate that our quarterly results of operations will fluctuate significantly for the foreseeable future. We believe that period-to-period comparisons of our operating results should not be relied upon as predictive of future performance. Our prospects should be considered in light of the risks, expenses and difficulties encountered by companies at an early stage of development, particularly companies commercializing new and evolving technologies such as ours.

Additional capital may not be available when required or if available it may not be available on favorable terms. If adequate funds are not available, we may be required to significantly reduce or refocus our operations or to obtain funds through arrangements that may require us to relinquish rights to certain or potential markets, either of which could have a material adverse effect on our business, financial condition and results of operations. To the extent that additional capital is raised through the sale of equity or debt securities, the issuance of such securities would result in ownership dilution to our existing stockholders.

These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph to our independent auditors' report on the December 31, 2006 consolidated financial statements which are included with this prospectus. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Loans made by Atlantic Canada Opportunities Agency

The Atlantic Canada Opportunities Agency (commonly referred to by the acronym “ACOA”) is a Canadian federal government agency that promotes the establishment of business opportunities in the Atlantic region of Canada. Its goal is to encourage growth and the production of jobs in the region by, among other things, providing low interest loans and government grants to qualifying businesses. The Atlantic Canada Opportunities Agency has provided us and our predecessor company a number of low and non-interest bearing loans, all of which are summarized below. As part of the acquisition of the assets of the predecessor company, we assumed these loans. One of these loans was repaid in full in July 2005, and another was repaid in full in May 2007. The two remaining loans are non-interest bearing except that interest accrues on any past-due payments from the date that they become overdue.

First Loan

The first Atlantic Canada Opportunities Agency loan was an unsecured interest-free loan evidenced by a contract dated September 10, 1996. This loan was made in connection with an international marketing program and entitled our company to borrow a maximum ‘repayable contribution’ of approximately $159,413 ($159,413 CDN), and we borrowed that maximum. This loan was fully repaid in July 2005.

Second Loan

The second Atlantic Canada Opportunities Agency loan was an unsecured interest-free loan evidenced by a contract dated January 20, 1999 and most recently amended on January 10, 2005. This loan was made in connection with the implementation of our ISO 9001 (94) certification program and entitled us to borrow a maximum ‘repayable contribution’ of approximately $83,550 ($83,550 CDN), and we borrowed that maximum. Repayment of principal was deferred to January 1, 2005, and from that time, monthly principal payments were approximately $2,274 ($2,274 CDN). The principal amount of this loan did not accrue interest. This loan was fully repaid in May 2007.

Third Loan

The third Atlantic Canada Opportunities Agency loan is an unsecured interest-free loan evidenced by a contract dated March 9, 2004 and most recently amended June 8, 2006. This loan was made to help us implement an export market program and to hire an export marketing Director, and it entitled us to borrow a maximum repayable contribution of approximately $498,750 ($498,750 CDN). A specified portion of the proceeds of this loan (approximately $180,000, or $180,000 CDN) was to be used to pay the salary of a marketing manager with law enforcement and military expertise and connections in our export market (primarily the United States).

The loan agreement with respect to this loan required that the project be completed by September 30, 2005, with scheduled re-payment beginning April 1, 2006. Although we had implemented an export marketing program prior to the project completion date of September 30, 2005, we had not yet employed an export marketing Director. We requested an extension of the project completion date from September 30, 2005 to a date in 2007 to give us the opportunity to use the approximately $180,000 of the loan proceeds reserved for that purpose. In an amendment to this loan agreement (dated December 1, 2005), the Atlantic Canada Opportunities Agency agreed to extend the project completion date to September 30, 2006, and the date upon which re-payment was to begin to March 1, 2007. We were therefore technically in default of this agreement for failure to complete the project by September 30, 2005 until the date of the second amendment (December 1, 2005). Although the Atlantic Canada Opportunities Agency had the right to seek a remedy for our default during this two month period, they did not do so. On May 22, 2006, we entered into an agreement with Randall Cohn to serve as our marketing program Director, and some or all of his compensation will be sourced from the proceeds of this loan.

On June 8, 2006, this agreement with the ACOA was further amended to extend the project completion date to March 31, 2007, and the date upon which re-payment is to commence was extended to July 1, 2007. We have not yet completed the specified project and, as a result, are in default again. We are currently negotiating another extension with the ACOA. Although the ACOA has the right to give us notice of default and to accelerate all sums owed under the loan agreement for immediate repayment, based on informal discussions with them, we do not expect the Atlantic Canada Opportunity Agency to demand immediate payment of the sums due under this loan. We cannot assure you that they will not do so in the future

We are currently in default of a covenant contained in this loan agreement that requires that we maintain “Equity” of approximately at least $(1,349,018) ($(1,349,018 CDN)). The Atlantic Canada Opportunities Agency therefore has the right to give us notice of default and to accelerate all sums owed under the loan agreement for immediate repayment. In the loan agreement, the term "Equity" is defined to mean the aggregate of:

(i)	our share capital,

(ii)	our retained earnings, contributions or other surpluses,

(iii)	our deficit accounts not considering operational losses allowed by ACOA,

(iv)	loans to our company by our shareholders if the loans are subordinated to all other liabilities for a period specified by ACOA,

(v)	where ACOA agrees, loans to our company by parties other than shareholders, if the loans are subordinated to all other liabilities for a period specified by ACOA,

(vi)	less advances to our shareholders, and

(vii)	less any amounts included (i) to (v) that in the opinion of ACOA inflate net worth.

Calculated as at December 31, 2006, we had Equity, as contemplated under the loan agreement, of $(13,873,122).

We have had informal discussions with representatives of the Atlantic Canada Opportunity Agency during which we have informed them of our default of this covenant to maintain “Equity” of at least $(1,349,018) ( $(1,349,018 CDN)). Based on these informal discussions, we do not expect the Atlantic Canada Opportunity Agency to demand immediate payment of the sums due under this loan, though we cannot assure you that they will not do so in the future.

At June 30, 2007, the principal amount drawn on this loan was approximately $423,747. The entire principal amount of approximately $498,750 ($498,750 CDN), assuming that we draw all of the money available to us under this loan, is to be repaid in 59 installments of approximately $8,313 ($8,313 CDN) and one installment of approximately $8,233 ($8,233 CDN), with the first such installment due July 1, 2007. Although the principal amount of this loan does not earn interest, we will be required to pay interest on any past due installment at the average Bank of Canada discount interest rate for the previous month, plus three percent (3%) per annum from the date that they become past due.

Fourth Loan

The fourth Atlantic Canada Opportunities Agency loan is an unsecured interest-free loan evidenced by a contract dated December 22, 2004 and amended on May 18, 2006. This loan was made to fund our development of a commercially ready real time mission management and sensor control system and entitles our company to borrow a maximum repayable contribution of approximately $2,100,000 ($2,100,000 CDN). At June 30, 2007, the principal amount drawn on this loan was approximately $1,784,197. The entire principal amount of approximately $2,100,000 (assuming that we draw all of the money available to us under this loan) is to be repaid annually commencing September 1, 2008 at a rate equal to 5.0% of gross revenue. The schedule for repayments anticipates repayment of all principal by September 30, 2008, but the amount of principal to be repaid on a periodic basis is based on a percentage of sales, the amount of which we cannot predict. Although the principal amount of this loan does not earn interest, we will be required to pay interest on any past due installment at the average Bank of Canada discount interest rate for the previous month, plus three percent (3%) per annum.

The loan agreement with respect to this loan required that the project be completed by March 31, 2006, with re-payment to begin September 1, 2007. In late 2005, we realized that we would not have completed the project by March 31, 2006 and, in January, 2006, we contacted the Atlantic Canada Opportunities Agency and requested an extension of the project completion date. Our request was considered and discussed over the next few months. We were still in discussion on March 31, 2006, the project completion date specified in the original agreement. Therefore, under the terms of the loan agreement, the Atlantic Canada Opportunities Agency had the right, beginning April 1, 2006, to give us a 30 day notice to complete. Had they done so, and if we failed to complete within 30 days after receipt, the Atlantic Canada Opportunities Agency would have had the right to declare the loan in default and they would thereafter have had the right to pursue their available remedies, including the right to require immediate repayment. However, rather than give us a default notice, the Atlantic Canada Opportunities Agency continued to discuss the extension. Our discussions resulted in an amendment to the loan agreement dated May 18, 2006, in which the project completion date was extended to March 31, 2007, and the date upon which re-payment is to begin was extended to September 1, 2008. We have yet to hear from the ACOA on the review of the status project even though they sent a technical advisor in June 2007 to review it. Throughout this period, the Atlantic Canada Opportunities Agency continued to fund our draw requests under the loan.

We are currently in default of certain of the financial covenants and therefore the debt is considered as due on demand. We are also currently in default of a covenant contained in the loan agreement that requires that we maintain “Equity” of approximately at least $(800,000) ($(800,000 CDN)), and the Atlantic Canada Opportunities Agency therefore has the right to give us notice of default and to accelerate all sums owed under the loan agreement for immediate repayment. “Equity” has the same definition in the two outstanding loan agreements (see discussion, above).

We have had informal discussions with representatives of the Atlantic Canada Opportunity Agency during which we have informed them of our default of this covenant to maintain “Equity” of approximately at least $(800,000) ($(800,000 CDN)). Based on these informal discussions, we do not expect the Atlantic Canada Opportunity Agency to demand immediate payment of the sums due under this loan, though we cannot assure you that they will not do so in the future.

Other Loans

We also borrowed funds from the Program for Export Market Development (“PEMD”) and from the Industrial Regional Assistance Program (“IRAP”).

The Program for Export Market Development project funding loan is an unsecured interest-free loan evidenced by a contract dated November 29, 1999. This loan contract was amended by one amendment dated September 22, 2000. This loan was made in connection with our efforts to promote a niche market in the US in airborne law enforcement. At December 31, 2006, the balance due on this loan was approximately $52,599 ($52,599 CDN). We were required to repay this loan in 39 monthly installments of approximately $1,000 ($1,000 CDN) beginning November 15, 2004, with a final installment of approximately $1,021 ($1,021 CDN), but we did not do so and this loan was in default for failure to make payments from November 15, 2004. In late December of 2005, we orally agreed to a new payment schedule pursuant to which we pay quarterly payments of approximately $3,000 ($3,000 CDN) and we are current in our quarterly payments pursuant to this revised payment schedule.

The Industrial Regional Assistance Program project funding loan is an unsecured interest-free loan evidenced by a contract dated January 4, 2000. This loan contract was amended by seven amendments dated, respectively, April 10, 2000, September 15, 2000, December 18, 2000, March 21, 2001, May 2, 2001, December 19, 2003 and October 21, 2004. This loan was made in connection with the design, development and initial manufacturing set-up for our GPS Navigator. At December 31, 2006, the balance due on this loan was approximately $209,272 ($209,272 CDN). Principal repayments are based on 1.25%

of gross revenue commencing January 1, 2005. We did not make any of the payments due on this loan during 2005 but, in February, 2006, we paid all amounts due in respect of this loan for calendar years 2004 and 2005.

Results of Operations

Six-month period ended June 30, 2007 compared to the six-month period ended June 30, 2006.

The following discussion relates to our operations for the six-month period ended June 30, 2007 as compared to the operations of our company for the six-month period ended June 30, 2006. Our net loss for the six-month period ended June 30, 2007 was $32,874,179 as compared to $3,705,127 for the six-month period ended June 30, 2006, an increase of $29,169,052. This increase is primarily the result of the loss on settlement of debt with issuance of shares in 2007 and higher stock based compensation recognized in the six-month period ended June 30, 2007 slightly offset by lower spending and investment gain.

We had revenue of $247,654 during the six-month period ended June 30, 2007, as compared to revenue of $149,065 for the six-month period ended June 30, 2006, an increase of $98,589, or 66%. This increase is primarily due to the additional sale of less expensive digital video recorders in 2007 above the sale of our AeroNavitraker system with multiple features in 2006.

Our cost of sales for the six-month period ended June 30, 2007 was $208,060, as compared to our cost of sales for the six-month period ended June 30, 2006 of $129,451, an increase of $78,609, or 61%. This increase is due primarily to the extra cost of sales for digital video recorders sold in 2007.

During the six-month period ended June 30, 2007, we had general and administrative expenses of $3,857,434 compared to $2,596,503 for the six-month period ended June 30, 2006, an increase of $1,260,931 or 49%. This increase is primarily attributable to a $1,433,675 higher stock based compensation expense recognized during the six months ended June 30, 2007.

Depreciation and amortization for the six-month period ended June 30, 2007 was $33,262 as compared to $585,420 for the six-month period ended June 30, 2006, a decrease of $552,158. The decrease is attributable to the amortization of software acquired fully depreciated by the fourth quarter of 2006.

During the six-month period ended June 30, 2007, we had product development expenses of $302,849, compared to $475,961 for the six-month period ended June 30, 2006, a decrease of $173,112 or 36%. The decrease is primarily due to a $164,541 lower stock based compensation expenses during the six months ended June 30, 2007.

During the six-month period ended June 30, 2007, we had selling expenses of $164,763, compared to $59,172 for the six-month period ended June 30, 2006, an increase of $105,591 or 178%. This increase is primarily due to the hiring of a full-time key strategic employee in mid-June 2006.

During the six-month period ended June 30, 2007, we recognized a gain from the sale of investments of $564,366 as compared to $0 for the six-month period ended June 30, 2006, a gain of $564,366 was reflected in the Statement of Operations. We sold Maps a la Carte, Inc. shares that were already written-off for $564,366 in the second quarter of 2007 at a value of approximately $2.38 per share, resulting in that gain of $564,366.

During the six-month period ended June 30, 2007, we recognized a loss on settlement of debt with issuance of shares for $29,100,400 as compared to $0 for the six-month period ended June 30, 2006, a loss of $29,100,400 caused by two separate settlement of debt transactions which was reflected in the Statement of Operations. On February 27, 2007, we issued 350,000 common shares at a price of $1.00 per share for $350,000 debt of the related party payable to G.M. Capital Partners Ltd. The transaction was recorded at the quoted market price of $15.00 per share that resulted in a loss on settlement of debt of $4,900,000 in 2007. On May 25, 2007, we issued 12,000,000 common shares at a price of $0.0833 per share for $999,600 debt of the related party payable to G.M. Capital Partners Ltd. The transaction was recorded at the quoted market price of $2.10 per share that resulted in a loss on settlement of debt of $24,200,400 in 2007.

Year ended December 31, 2006 compared to the year ended December 31, 2005.

Our net loss for the year ended December 31, 2006 was $6,006,669 as compared to $8,681,846 during the year ended December 31, 2005, a decrease of $2,675,177. Minimal revenue was earned in 2005 but operating costs during that period were significantly lower. Our operating costs in 2006 included stock based compensation of $1,449,786 and compensation expenses associated with the bonus share payments of $737,500, as compared to stock based compensation in 2005 of $4,579,562 and $125,000 of compensation expenses associated with the bonus share payments.

We incurred depreciation and amortization expense in the amount of $1,028,699 in 2006 compared with $1,148,588 during 2005. Substantially all of the amortization arises from the acquisition of our predecessor in November 2004, such amortization being software which is amortized on a straight-line basis over two years from the acquisition date. In September 2006, our management revisited the allocation of the purchase price among net assets acquired in respect of software and goodwill. We had previously allocated no value to computer software acquired and approximately $4.3 million to goodwill. As a result, we restated our 2005 and 2004 consolidated financial statements, assigning a value of $2,178,339 to software. The remaining excess of purchase price over fair value of identifiable assets attributable to goodwill was determined to be impaired and $2,120,866 was charged as an expense to our Consolidated Statement of Operations for the period from November 12, 2004 to December 31, 2004.

We incurred interest expense of $5,410 for the year ended December 31, 2006 compared to interest expense of $26,400 incurred in 2005.

LIQUIDITY AND CAPITAL RESOURCES

Six-month period ended June 30, 2007 compared to the six-month period ended June 30, 2006.

Net cash used in our operating activities for the six months ended June 30, 2007 was $1,417,225 as compared to $1,677,048 net cash used in our operating activities for the six months ended June 30, 2006, a decrease of $259,823. The decrease is attributable to higher use of working capital in 2006 for inventory and accounts receivable.

Net cash provided by financing activated for the six months ended June 30, 2007 was $1,096,937 compared to $1,412,865 net cash provided by financing activities for the six months ended June 30, 2006, a decrease of $315,928. The decrease is attributable to lower funding from related parties needed as a result of proceeds received upon sale of investments from investing activities in 2007. As of June 30, 2007, we had $328,824 cash on hand compared to $54,624 cash on hand as at December 31, 2006, an increase of $274,200.

Net cash provided by our investing activities for the six months ended June 30, 2007 was $578,205 .

Year ended December 31, 2006 compared to the year ended December 31, 2005.

Net cash used in our operating activities for the year ended December 31, 2006 was $2,929,569 as compared to $2,697,325 net cash used in our operating activities for the year ended December 31, 2005, an increase of $232,244. The increase is attributable to an increase in inventory purchases and product development activities in 2006.

Net cash used in our investing activities for the year ended December 31, 2006 was $61,016 compared to $167,881 net cash used in our investing activities for the year ended December 31, 2005, a decrease of $106,865. The decrease relates to computer equipment purchases and the completion of leasehold improvements at our facility in Halifax, Nova Scotia in 2005.

Net cash provided by financing activated for the year ended December 31, 2006 was $2,523,969 compared to $3,354,500 net cash provided by financing activities for our year ended December 31, 2005, a decrease of $830,531. The decrease is attributable to less financing from proceeds of long-term debt and from the issuance of capital stock offset by increases in advances payable and an increase in related party advances.

As of December 31, 2006, we had $54,624 cash on hand compared to $521,987 cash on hand as at December 31, 2005, a decrease of $467,363.

Cash Requirements

Presently, our revenues are not sufficient to meet operating and capital expenses, and our company and our predecessor have incurred operating losses since inception, which are likely to continue for the foreseeable future. We anticipate that we will have negative cash flows during the twelve months ending June 30, 2008. Management intends to raise additional capital as needed to fund operations over the next twelve months. We intend to raise the capital required to satisfy our needs primarily through the sale of our equity securities or debt. To date, though, we do not have any such debt or equity financings in place nor are we in any negotiations for the sale of equity.

To facilitate the raising of the additional capital we need, we restructured our company. During the six months ended June 30, 2007, our Board of Directors and shareholders approved a 100-for-one reverse split of our issued and outstanding common stock and a change of our company’s name to VECTr Systems, Inc., and these changes took effect on May 21, 2007. Our Board of Directors believed that both the reverse split and the change of name are in our company’s best interest primarily for the following reasons:

(a)
Our common shares are currently listed for quotation on the OTC Bulletin Board. In early November of 2006, the price of our common shares then listed on the Pink Sheets had declined from approximately $1.00 to less than $0.10 on consistently low volume. In addition, we owe considerable debt to creditors and our debt has continued to increase over the past year, primarily as a result of insufficient revenue from operations. We need to raise money in addition to operating revenue in order to maintain our existing operations and to repay debt that is past due. Although we believe that we can continue to expand our sales and increase our revenues, revenues from our current sales are not adequate to fund our current operating needs. We believe that without a significant infusion of additional capital there is very little hope that our company will be in a position to fund operations and service debt until revenues from operations reach ‘break even’. A recent effort to determine the level of interest of our existing European investor population in an offering of common shares at a discount to the current market price failed to produce any positive result, and we have been unable to identify a source of additional capital. We believe that the combination of low share price and substantial debt made us unattractive to prospective investors.

(b)	One of our largest creditors is G.M. Capital Partners Ltd. G.M. Capital Partners Ltd. has provided us with advice and assistance in respect of, among other things, raising capital since we entered into a written agreement with it in December of 2004. G.M. Capital Partners Ltd. has connections with European investors who have previously invested in our company. G.M. Capital Partners Ltd. is aware of both our need for additional capital and our inability to source it and has offered to help reorganize our capital structure in order to make our company more attractive to new investment. G.M. Capital Partners Ltd. has orally committed to help us sell between $3,000,000 and $7,000,000 worth of common shares in a Regulation S offering but only if we first reorganized our capital structure in order to make our company more attractive to new investment. We believe, and G.M. Capital Partners Ltd. concurs, that our company would be more attractive to new investors if we were to roll-back the number of common shares that we have issued and outstanding. In addition, we believe that a roll-back will provide some incentive to one or more of our existing creditors to accept payment of their debt by way of common shares.

(c)
Recent sales have not been as successful as we had anticipated. We believe that this may be due primarily to a history of design, installation and reliability issues experienced by some of our prior customers with our legacy AeroNavitraker product. We have begun to arrange relationships with third parties whereby we hope to supplant sales of our legacy product with sales of other products. In this regard, we have started to shift our business model to include the sale of products manufactured by others but sold by us either under the third party manufacturer’s brand name or under the VECTr brand name.

We anticipate that we will expend approximately $3,000,000 on our business during the twelve month period through September 2008 to secure product orders, build market channels, support customer trials, complete independent product evaluations, recruit senior engineers and marketing staff, conduct continued research and development on our new products and launch a marketing program. These expenditures are broken down as follows:

Estimated Expenditures Required During the Next Twelve Months
Offering Costs	$ 300,000
Operating expenditures
Marketing & Sales	$ 600,000
General and Administrative	$1,000,000
Product development and deployment	$ 600,000
Working capital	$ 500,000
Total (including Offering Costs)	$3,000,000

At June 30, 2007, we had a working capital deficit of $3,564,663 and cash of $328,824. We expect that we will need to raise an additional $3,000,000 in order to fund our activities over the 12 month period ending September 30, 2008. We intend to raise these funds through the sale of our equity securities. We cannot assure you that we will be able to raise any of these funds.

We currently anticipate that we will generate revenues in the long-term, if we raise the capital needed to execute our business plan, as we increase our sales and marketing activities and our product development is completed and they gain industry acceptance. We have implemented cost control strategies and expect to keep our operating costs to a minimum until cash is available through financing or operating activities.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual consolidated financial statements for the year ended December 31, 2006, our independent registered public accounting firm included an explanatory paragraph in their report regarding substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern as the continuation of our business depends upon obtaining further financing, successful and sufficient market acceptance of our current products and any new products that we may introduce, the continuing successful development of our products and related technologies, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

We cannot assure you that we will be able to obtain further funds required for our continued operations. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements. We cannot assure you that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be forced to scale down or perhaps even cease the operation of our business.

New Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an Amendment of FASB Statements No. 133 and 140.” Among other things, SFAS No. 155 permits the election of fair value measurement for certain hybrid financial instruments that would otherwise require bifurcation under Statement 133, “Accounting for Derivative Instruments and Hedging Activities”. These hybrid financial instruments would include both assets and liabilities. SFAS No. 155 is effective for fiscal years beginning after September 15, 2006. We are currently evaluating the impact of the provisions of SFAS No. 155.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. We are currently evaluating the impact of the provisions of SFAS No. 157.

In June 2006, FASB issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (FAS No. 109)” (“FIN 48”). This interpretation prescribes a recognition threshold and measurement attribute for tax positions taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, we determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, b) a reduction in a deferred tax asset or an increase in a deferred tax liability or c) both a) and b). Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-

than-not recognition threshold should be de-recognized in the first subsequent financial reporting period in which that threshold is no longer met. Use of a valuation allowance as described in FAS No. 109 is not an appropriate substitute for the de-recognition of a tax position. The requirement to assess the need for a valuation allowance for deferred tax assets based on sufficiency of future taxable income is unchanged by this interpretation. This Interpretation is effective for fiscal years beginning after December 15, 2006.

On January 1, 2007, we adopted FIN 48, regarding accounting for uncertainty in tax positions. We are subject to examination of income tax filings in the United States and various state jurisdictions for periods since its inception in 1998. We have also determined that we are subject to examination in Canada for all prior periods due to our continued loss position in such jurisdictions. Material tax positions were examined under the more-likely-than-not guidance provided by FIN 48. If interest and penalties were to be assessed, we would charge interest to interest expense, and penalties to general and administrative expense.

As a result of the FIN 48 assessment, we concluded that we have not taken any uncertain tax positions on any of its open tax returns that would materially distort our financial statements. There was no material cumulative effect of adopting FIN 48 on our financial statements as of January 1, 2007.

Application of Critical Accounting Policies

Research and development

We follow SFAS No. 86, Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed and expense all software development costs until technical feasibility is established. Thereafter, the costs incurred are capitalized until the software is commercially available. Capitalized costs are assessed and amortized on a product-by-product basis. The annual amortization shall be the greater of the amount computed using (a) the ratio that current gross revenues for a product compare to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product.

In September 2006, our management revisited the allocation of the purchase price among net assets of the predecessor company acquired in respect of software and goodwill. We had previously allocated no value to computer software acquired and approximately $4.3 million to goodwill. As a result, we restated our 2005 and 2004 consolidated financial statements, assigning a value of $2,178,339 to software. The useful life of this software was estimated at 2 years from the date of acquisition due to effects of obsolescence, technology and competition concerning this acquired software. At the present time, the straight-line method results in greater amortization than the revenue-based method above.

All costs pertaining to general research and development are charged to expense as incurred.

Stock Options

Beginning January 1, 2006, we adopted the recommendations of the Statement of Financial Accounting Standards No. 123R, "Accounting for Stock-based Compensation" (“SFAS 123R”), and have applied the recommendations of this standard using the modified prospective method. Under this application, we are required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS 123(R), we followed the SFAS 123 “Accounting for Stock-Based Compensation” to account for all stock-based compensation. Since we had previously been using the fair value based method in accounting for all stock-based compensation, the adoption of the new standard did not have a material effect on the consolidated financial statements. No prior periods were restated or cumulative adjustments recorded upon the adoption of this standard.

Revenue Recognition

Revenues are primarily derived from sales of products and the provision of consulting services. Accounting for revenue recognition is complex and affected by interpretations of guidance provided by several sources, including the Financial Standards Accounting Board (“FASB”) and the Securities and Exchange Commission (“SEC”). This guidance is subject to change. We follow the guidance established by the SEC in Staff Accounting Bulletin No. 104, as well as generally accepted criteria for revenue recognition, which require that, before revenue is recorded, there is persuasive evidence of an arrangement, the fee is fixed or determinable, collection is reasonably assured, and delivery to our customer has occurred. Applying these criteria to certain of our revenue arrangements requires us to carefully analyze the terms and conditions of our agreements. Revenue from our software license agreements is generally recognized at the time we enter into a contract and provide our customer with the licensed software. While we believe that this is the point at which we have performed all of our obligations under the agreement, this remains a highly interpretive area of accounting and future license agreements may result in a different method of revenue recognition. Revenue from the sale of GPS systems, which includes hardware and software, are deferred and recognized when the whole system is delivered. Amounts collected prior to satisfying the above revenue recognition criteria are reflected as customer deposits.

Impairment of Long-lived Assets

We apply the recommendations of SFAS 144, Accounting for the Impairment of Disposal of Long-Lived Assets. SFAS 144 requires that companies (1) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable based on its undiscounted cash flows and (2) measure an impairment loss as the difference between the carrying value and fair value of the asset. We revisit the carrying amount of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. The recognition of impairment of long-lived assets will be required in the event that the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets or the business to which such assets relate. Based on our analysis, we believe that there was no impairment of our property and equipment as at December 31, 2006 and 2005. While our assumptions are based on the best estimates available, however, given that we have no history of profitability, we cannot assure you that our estimates will reflect the actual future cash flows. We will revise our assumptions and reassess our long-lived assets for impairment when future events or changes in circumstances indicate that carrying amount may not be recoverable.

Off Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 24, 2001, we acquired FlashPoint, Inc., a Florida corporation, in exchange for, among other things, 280,000 shares of our common stock which we issued to Samuel S. Duffey and Stephen A. Michael (140,000 shares each), both of whom were shareholders of FlashPoint, Inc. As a result of this transaction, we appointed Samuel S. Duffey, Stephen A. Michael, Edmund C. King and William Dolan, who were all of the Directors of FlashPoint, Inc. prior to the merger transaction, and Robert Knight, who was not previously a Director of FlashPoint, Inc., to our Board of Directors and to the Board of Directors of MNTCC/FLHPP Acquisition Corp.

By early 2004, a majority of our shareholders (excluding those of our shareholders that were members of our management team) and one of our Directors decided that the commercial development of the e-plug technology would take more time and cost more money than originally anticipated. In contrast, the majority of our management team, who, acting as a group, controlled our company and consisted mainly of the vendors of the Florida FlashPoint, Inc. entity that we purchased in 2001, remained confident of the e-plug’s commercial future. We decided to sell the e-plug technology back to these members of our management team. Accordingly, we entered into an asset purchase agreement dated April 30, 2004 whereby our company and our subsidiary agreed to sell the e-plug technology to ePlug, Inc., a newly formed Florida company, in exchange for:

●	375,000 common shares in the capital of Invisa, Inc., a publicly traded company,

●
the surrender of the 280,000 common shares of our company (to be returned to treasury) and all other securities of our company that we had issued to the original vendors of the old Florida FlashPoint, Inc., entity,

●
severance of all employment, consulting and similar arrangements between our company and Samuel Duffey, William Dolan, Edmund King, Larry Anderson, Randy Parks, the Spencer Charles Duffey Irrevocable Trust and the Elizabeth Rosemary Duffey Irrevocable Trust, all of whom were, at the time, either officers, Directors, consultants, employees or shareholders of our company or our wholly-owned subsidiary, and

●	execution of mutual releases between all of the parties.

This transaction was completed on May 12, 2004. At the closing of our sale to ePlug, Inc., Samuel Duffey, our Chairman, Steve Michael, our President and a Director, Edmund King, our Chief Financial Officer, Treasurer and a Director, William Dolan, our corporate Secretary and a Director and Larry Anderson, a Director, resigned from our Board of Directors and all of their respective offices, employment and other relationships with, our company and our subsidiary. Robert Knight, who had been an independent Director until the closing, was appointed our President, Secretary and Treasurer.

The 375,000 common shares of Invisa, Inc. that we received in exchange for the e-plug technology were subject to a lock-up agreement dated as of May 12, 2004, between our company, our subsidiary Navitrak Sales Corp. (now known as VECTr Sales Corporation) and Invisa, Inc., pursuant to which we agreed that we would not sell or otherwise transfer the 375,000 shares of Invisa, Inc. until after June 30, 2005. The shares of Invisa were sold for a net amount of $14,546 in March of 2007.

Invisa, Inc., although not directly involved in the transaction with ePlug, Inc., was a related party because, on May 12, 2005, Robert Knight, Herbert Lustig, Samuel Duffey, Stephen Michael and Edmund C. King were all Directors of Invisa, Inc. Herbert Lustig resigned from his membership on the Board of Directors of Invisa, Inc. effective May 12, 2005. In addition, Stephen A. Michael was then and continues to be the Acting President and Chairman of the Board of Directors of Invisa, Inc. and Edmund C. King was then and continues to be the Chief Financial Officer and a Director of Invisa, Inc. William Dolan was a shareholder of and general counsel to Invisa, Inc., and G.M. Capital Partners, Ltd., the selling stockholder listed in this document, performed a consulting function for Invisa, Inc. that is similar to the consulting function performed by it for us. At April 30, 2004, Mr. Lustig did not own any shares of Invisa, Inc., though Mr. Knight owned 16,000 common shares and G.M. Capital Partners, Ltd. owned 6,000 common shares, respectively, of Invisa, Inc.

Our Board of Directors decided to acquire Blackstone Holdings Corporation on June 1, 2004. At this time, Mr. Knight was a Director of both our company and Blackstone and he was the President of both companies, though neither Mr. Knight nor any of his affiliates owned any shares of Blackstone Holdings Corporation or of our company at that time. We exchanged common shares in our company for all of the issued and outstanding shares of Blackstone between June 2004, and September 2004, pursuant to subscription agreements between our company and each Blackstone shareholder on the basis of fifty common shares of Blackstone for one common share in our company (as adjusted for our subsequent stock splits). As none of the Blackstone shareholders were “U.S. persons” (as that term is defined in Regulation S, promulgated under the Securities Act of 1933), and neither the offer or sale of any of these shares took place in the United States, we relied on the exemption from registration provided by Regulation S in completing this transaction. Prior to this acquisition, there were 124,280 shares of our company issued and outstanding. We acquired 3,060,000 common shares of Blackstone, representing all of its issued and outstanding shares, and the Blackstone shareholders, as a group, acquired an aggregate of approximately 62,367 of our company, representing 33.4% of the approximately 186,647 issued and outstanding shares of our company at the completion of the transaction. 20 of our common shares were not issued to Blackstone shareholders until March 2005.

We entered into a written consulting agreement with G.M. Capital Partners, Ltd., a British Virgin Islands company, effective December 1, 2004, as amended. G.M. Capital Partners, Ltd. as of October 22, 2007 held 383,000 of our shares, not including vested options and share purchase warrants. Pursuant to this agreement, G.M. Capital Partners, Ltd. agreed to provide corporate counseling and advice in exchange for an initial payment of $10,000 and additional payments of $10,000 per month, the issuance of warrants and certain contingent fees, including a fee equal to 10% of any financing resulting from any introductions G.M. Capital Partners, Ltd. The term of the agreement was for a period of 24 months commencing December 1, 2004, although we orally agreed to extend the original term. On September 1, 2007, we terminated this agreement and replaced it with a new consulting agreement with G.M. Capital Partners, Ltd.

Although this original consulting agreement was terminated, the three engagement warrants granted under it are still outstanding. The first engagement warrant gives the warrant holder the right to acquire 20,000 shares of our common stock at $25 per share until January 22, 2008. The second engagement warrant gives the warrant holder the right to acquire 10,000 shares of our common stock at a price of $50 per share from the date that they vest (which is the date upon which the consultant purchases the last of the 20,000 common shares underlying the first engagement warrant) until November 30, 2008. Therefore, the right to exercise the second engagement warrant can vest only after the consultant has purchased all 20,000 of the common shares underlying the first engagement warrant. Finally, the third engagement warrant gives to the holder the right to acquire up to 10,000 shares of our common stock at a price of $100 per share for a period of five years from the date of issuance of the warrant. The right to exercise the third engagement warrant vested on September 15, 2006.

Our consulting agreement with G.M. Capital Partners, Ltd. provides that the holders of 50% of the engagement warrants may demand that we register the common shares underlying the engagement warrants with the Securities and Exchange Commission, at our expense. If we fail to file a registration statement within 90 days of the date of demand for such a registration, the consulting agreement provides that we will sell to G.M. Capital Partners, Ltd., for each day beyond the 90 day period that the registration statement remains unfiled, 50 common shares of our company at a sale price of $0.10 per share. Although we have not yet received such a demand for registration of the common shares underlying these warrants, these common shares comprised a portion of the securities registered pursuant our registration statement on Form SB-2 declared effective by the Securities and Exchange Commission on January 22, 2007.

On February 27, 2007, G.M. Capital Partners, Ltd. purchased 350,000 shares of our common stock for a purchase price of $350,000, or $1.00 per share. Payment was made by way of a reduction in the principal balance of debt owed by us to G.M. Capital Partners, Ltd. Upon completion of this share purchase, G.M. Capital Partners, Ltd. became the registered owner of 350,164 shares of our common stock entitled to cast approximately 52.3% of the votes that may be cast by holders of outstanding shares of our common stock at that time. J.A. Michie, the Managing Director of G.M. Capital Partners, Ltd., and Marc Angst, a Director of G.M. Capital Partners, Ltd., exercise dispositive and voting power with respect to the securities of our company that are registered in the name of G.M. Capital Partners, Ltd.

On May 25, 2007, we entered into a Debt Settlement and Subscription Agreement with G.M. Capital Partners, Ltd. whereby we agreed to apply $999,600 of the $1,082,267 currently owed by us to G.M. Capital Partners, Ltd. towards the payment of the subscription price for 12,000,000 common shares at a purchase price of $0.0833 per share. We have recorded this transaction in our unaudited financial statements for the six-month period ended June 30, 2007 at the quoted market price of $2.10 per share.

On May 21, 2007, our Board of Directors agreed to issue 2,175,000 shares of common stock to certain Directors, officers, consultants and employees of our company as an incentive bonus at a deemed price per share of $0.25. Prior to the issuance of any of these shares, our Board of Directors decided that for each share that they intended to issue as an incentive bonus, they would instead grant an option to purchase a share of common stock. As a result, we granted 2,175,000 options to purchase shares of common stock that are exercisable at a purchase price of $0.25 expiring in May 2017. 543,750 of these options vested on May 21, 2007, and the remainder vest in three installments of 543,750 options once every six months thereafter. Of the options that we granted, we granted 1,500,000 options to Herbert Lustig, our General Manager and 250,000 to Robert Knight, our President and one of our Directors.

On May 30, 2007, our Board of Directors granted 2,865,000 incentive stock options pursuant to our 2007 Stock Option Plan to an aggregate of 21 Directors, officers, consultants and employees of our company. Of these grants, 2,050,000 were to related parties, as follows:

●	the grant of 100,000 options to each of our three Directors, Rick Brown, Randle Barrington-Foote and Robert Knight, at an exercise price of $1.10,

●	the grant of 1,500,000 options to our General Manager, Herbert Lustig, at an exercise price of $1.10,

●	the grant of 250,000 options to our President, Robert Knight, at an exercise price of $1.10.

All of the options vest in four equal installments, with the first installment vesting at the date of grant, the second installment vesting November 30, 2007, the third installment vesting May 30, 2008 and the last installment vesting November 30, 2008.

On September 1, 2007, we entered into a Consulting Agreement with G.M. Capital Partners, Ltd. Pursuant to the Consulting Agreement, G.M. Capital Partners, Ltd. has agreed to provide corporate counseling and advice. The term of the agreement is for a period of 24 months, though either party may terminate the agreement with five days’ notice. We agreed to pay G.M. Capital Partners, Ltd. a monthly payment of $10,000. We also agreed to issue G.M. Capital Partners, Ltd. the following series of warrants:

●	Series A warrants that give the warrant holder the right to acquire 1,000,000 shares of our common stock at $1.00 per share until September 1, 2008,

●	Series B warrants that give the warrant holder the right to acquire 1,000,000 shares of our common stock at a price of $1.50 per share from the date that they vest (which is the date upon which the G.M. Capital Partners, Ltd. exercises the last of the Series A warrants) until December 31, 2009,

●
Series C warrants that give the warrant holder the right to acquire 750,000 shares of our common stock at a price of $2.00 per share from the date that they vest (which is the date upon which the G.M. Capital Partners, Ltd. exercises the last of the Series B warrants) until December 31, 2009, and

●
Series D warrants that give the warrant holder the right to acquire 750,000 shares of our common stock at a price of $2.50 per share from the date that they vest (which is the date upon which the G.M. Capital Partners, Ltd. exercises the last of the Series C warrants) until December 31, 2009.

In addition to these set payments, we have agreed to pay G.M. Capital Partners, Ltd. performance-based fees for different services that they have agreed to provide us. These services and fees include:

●
for acquisition consulting services, a percentage of the value of any merger, acquisition, joint partnership or similar transaction resulting from such services in the amount of 5% of the first $1,000,000 of the transaction, 4% for the second $1,000,000 of the transaction, 3% of the third $1,000,000 of the transaction, 2% of the fourth $1,000,000 of the transaction and 1% of all value in excess of $5,000,000

●	for assistance in securing debt or equity financing, a cash ‘success fee’ equal to 10% of the gross proceeds of any financing resulting from such assistance.

In the three and six months ended June 30, 2007, we respectively received $235,000 and $405,000 in advances from G.M. Capital Partners Ltd. In connection with these advances, we respectively recorded G.M. Capital Partners Ltd. finder’s fees of $23,500 and $40,500. These advances are unsecured, non-interest bearing and have no specific terms of repayment.

Except as disclosed in the preceding discussion, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000 and in which any of our Directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

MARKET FOR OUR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common shares are quoted on the OTC Bulletin Board of the NASD and on the over the counter market of Pink Sheets LLC. Quotations of our common stock on the OTC Bulletin Board and on the Pink Sheets have been sporadic, and trading volume has been low. Our symbol is “VECT” and our CUSIP number is 92242H 10 7.

The following quotations reflect the high and low bids for our common stock, as reported by Bloomberg LLC, based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low prices of our common stock for the periods indicated below are as follows:

Quarter Ended(1)	High(2)	Low(2)
March 31, 2005	$89.00	$53.00
June 30, 2005	$97.00	$78.00
September 30, 2005	$115.00	$95.00
December 31, 2005	$125.00	$62.00
March 31, 2006	$116.0	$45.00
June 30, 2006	$128.00	$43.00
September 30, 2006	$115.00	$70.00
December 31, 2006	$98.00	$25.00
March 31, 2007	$45.00	$8.10
June 30, 2007	$3.00	$2.70
September 30, 2007	$6.00	$2.75

(1) Pink Sheets LLC commenced quoting our common shares on its over the counter market in 2001, and the OTC Bulletin Board began quoting our common shares in the third quarter of 2007. The quotations above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

(2) These prices have been adjusted to reflect our 2:1 split on August 29, 2005 as well as our 100:1 reverse-stock split of May 21, 2007.

Our common shares are issued in registered form. Allied Stock Transfer, Inc. is the registrar and transfer agent for our common shares. Their address is 80 Orville Drive, Bohemia, New York, 11716 (Telephone: 631.244.1647; Facsimile: 631.567.0611).

On October 22, 2007, the shareholders’ list for our common shares showed 288 registered shareholders and 12,919,533 common shares outstanding.

Apart from a one-for-one stock dividend that we paid to our record holders of our common stock on August 26, 2005, we have not declared any dividends on our common stock since the inception of our company on July 9, 1998. There is no restriction in our Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business. Pursuant to a news release dated August 17, 2005, we effected a stock dividend where shareholders of record at the close of business on August 26, 2005 received an additional share of our common stock for each share that they owned on the record date, effective at the open of business on August 29, 2005.

EXECUTIVE COMPENSATION

Officer Compensation

The following table summarizes the compensation during the fiscal years ended December 31, 2006 and 2005 to the following persons:
•	our principal executive officer,

•	each of our two most highly compensated executive officers who were serving as executive officers at the end of the year ended December 31, 2006, and

•
up to two additional individuals for whom disclosure would have been provided above but for the fact that the individual was not serving as our executive officer at the end of the most recently completed financial year, who we will collectively refer to as the named executive officers, of our year ended December 31, 2006, is set out in the following summary compensation table:

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa-tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa-tion ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert Knight President & CEO	2006 2005	$60,000 $60,000	$0 $0	$0 $0	$47,450 $244,921	$0 $0	$0 $0	$0 $0	$107,450 $304,921
Joel Strickland(1) Former President & CEO Navitrak Engineering Inc.	2006 2005	$159,375 $151,849(2)	$0 $41,263	$0 $0	$216,933 $161,209	$0 $0	$0 $0	$1,983 $0	$376,308 $354,321
Richard Brown CFO & Director	2006 2005	$0 $0	$0 $0	$0 $0	$35,587 $183,691	$0 $0	$0 $0	$0 $0	$35,587 $183,691
Herbert Lustig(3) General ManagerVECTr Systems Inc.	2006 2005	$219,250 $122,792	$737,500 $125,000	$0 $0	$420,202 $550,724	$0 $0	$0 $0	$0 $0	$1,376,952 $798,516

 (1) Mr. Strickland resigned from all of his positions with our company and our wholly-owned subsidiary, VECTr Engineering Inc., effective May 18, 2006 pursuant to an Agreement and Mutual Release. Pursuant to the agreement, among other things, the stock options held by Mr. Strickland will continue to be available to him until they expire on December 31, 2010. Additional stock option compensation of $157,621 has been recognized for the year ended December 31, 2006.

(2) This amount includes a car allowance of $7,428 paid in 2005.

(3) Pursuant to the employment agreement, Mr. Lustig was entitled to receive 5,000 bonus shares at June 30, 2006. These shares have not been issued yet but compensation expense of $737,500 related to these bonus shares has been recognized during the year ended December 31, 2006.

Pursuant to an Agreement and Mutual Release, effective May 18, 2006, we agreed to pay Mr. Strickland the sum of approximately $147,500 ($147,500 CDN) in a number of payments over time in connection with his resignation from all of his positions with our company and our wholly-owned subsidiary, VECTr Engineering Inc. The first of these payments, in the amount of approximately $10,000 ($10,000 CDN), was to be paid to Mr. Strickland within two business days of the effective date of the agreement. Five subsequent payments, each in the amount of approximately $7,500 ($7,500 CDN), were to be paid on May 31, 2006, June 30, 2006, July 31, 2006, August 31, 2006 and September 30, 2006. We were to make a final payment of approximately $100,000 ($100,000 CDN) on December 31, 2006, unless prior to that date we close a sale of debt or equity (except a sale of debt or equity to the Atlantic Canada Opportunities Agency) in which event we have agreed to make earlier payments on account of this $100,000 payment, each in the amount of approximately $25,000 ($25,000 CDN), for each approximately $500,000 ($500,000 CDN) (in the aggregate) that we raise through such sale. We have paid the initial payment of approximately $10,000 ($10,000 CDN), the payments due for May 31, 2006, June 30, 2006, July 31,

2006, August 31, 2006 and September 30, 2006, and one payment of $25,000 ($25,000 CDN) resulting from a sale of equity and are in default on the remaining payments. To date, we have not received any demand from Mr. Strickland for payments that are due to him. Also, pursuant to the Agreement, the stock options held by Mr. Strickland will continue to be available to him until they expire on December 31, 2010. The Agreement contains a mutual release of claims whereby each of Mr. Strickland and our company release the other from any claims either had against the other except those arising under the Agreement and Mutual Release dated effective May 18, 2006.

Director Compensation

Directors may be paid their expenses for attending each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as Director. We have not determined what such fixed sum may be, if any. No payment precludes any Director from serving our company in any other capacity and being compensated for the service. Members of special or standing committees may be allowed like reimbursement and compensation for attending committee meetings, should we elect to do so in the future. The particulars of compensation paid to our Directors for our year ended December 31, 2006, is set out in the following Director compensation table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Robert Knight	$60,000	$0	$47,450	$0	$0	$0	$107,450
Richard Brown	$0	$0	$35,587	$0	$0	$0	$35,587
Randle Barrington-Foote	$0	$0	$35,587	$0	$0	$0	$35,587

Outstanding Equity Awards at Fiscal Year-End

The particulars of unexercised options, stock that has not vested and equity incentive plan awards for the following persons:

●	our principal executive officer,

●	each of our two most highly compensated executive officers who were serving as executive officers at the end of the year ended December 31, 2006, and

●
up to two additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the most recently completed financial year, who we will collectively refer to as the named executive officers, as of our year ended December 31, 2006, is set out in the following outstanding equity awards table:

	Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert Knight President & CEO	4,000	$0	$0	$42.50	December 6, 2014	$0	N/A	N/A	N/A
Joel Strickland(1) Former President & CEO VECTR Engineering Incorporated	5,000	$0	$0	$42.50	December 6, 2014	$0	N/A	N/A	N/A
Richard Brown CFO & Director	3,000	$0	$0	$42.50	December 6, 2014	$0	N/A	N/A	N/A
Herbert Lustig(2) General Manager VECTr Systems Incorporated	7,500	7,500	$0	$96	May 31, 2015	10,000	$550,000(3)	N/A	N/A

(1) Mr. Strickland resigned from all of his positions with our company and our wholly-owned subsidiary, VECTr Engineering Incorporated, effective May 18, 2006 pursuant to an Agreement and Mutual Release

(2) These options vest such that Mr. Lustig received an additional 1,250 options on each of March 1, 2007, June 1, 2007 and September 1, 2007 and will receive an additional 1,250 options on each of December 1, 2007, March 1, 2008 and June 1, 2008. Pursuant to the employment agreement, Mr. Lustig is also entitled to receive 5,000 bonus shares of common stock on each of June 30, 2006, June 30, 2007 and June 30, 2008 so long as he continues to be employed by us at those dates. As at December 31, 2006, 5,000 bonus shares had vested and 10,000 shares remained unvested.

(3) As calculated using the closing market price on December 29, 2006 of $55 for a share of our common stock as quoted by the Pink Sheets LLC and adjusted to account for our May 21, 2007 100:1 reverse-stock split. On December 6, 2004, our Board of Directors granted an aggregate of 28,300 stock options with an exercise price of $42.50 to various of our Directors, offices and consultants of our company. All of these stock options will expire on December 6, 2014. The options granted vested in four equal bi-annual installments between December 6, 2004 and June 6, 2006.

On September 27, 2005, our Board of Directors approved the issuance of an aggregate of 8,200 stock options to various employees, Directors, officers and consultants of our company at an exercise price of $85 per share for a period of five years with an effective grant date of September 1, 2005. These options were granted pursuant to our 2005 Stock Option Plan and pursuant to stock option agreements on our form of stock option agreement. The options granted vested in four equal bi-annual installments between September 1, 2005 and March 1, 2007.

On November 10, 2005, our Board of Directors approved and we signed an employment agreement dated as of June 1, 2005 with Mr. Lustig, the terms of which provided for the issuance, as at June 1, 2005, of 15,000 stock options to Herbert Lustig with an exercise price of $96 per share. These options were not actually granted until November 10, 2005 because, although Mr. Lustig began his employment with our company on June 1, 2005, our Board would not grant the options until all of the terms of Mr. Lustig’s written employment agreement had been finalized and the agreement had been signed. 1,250 of these share purchase options vested on November 10, 2005, and the remainder vested or will vest in quarterly installments of 1,250 beginning on December 1, 2005 and ending on June 1, 2008.

Since the end of our most recent fiscal year ended on December 31, 2006, we have granted new stock options to our Directors, officers, consultants and employees. On May 21, 2007, our Board of Directors granted 2,175,000 options to purchase shares of our common stock to an aggregate of twelve of our Directors, officers, consultants and employees. These options are exercisable at a purchase price of $0.25 and expire in May 2017. Of these options, 543,750 options vested immediately, and the remainder vest in three installments of 543,750 options once every six months thereafter. Of these options, we granted 1,500,000 options to Herbert Lustig, our General Manager, and 250,000 to Robert Knight, our President and one of our Directors.

On May 30, 2007, our Board of Directors granted 2,865,000 incentive stock options to an aggregate of 21 Directors, officers, consultants and employees of our company. Included in these grants are:

●	the grant of 100,000 options to each of our three Directors, Rick Brown, Randle Barrington-Foote and Robert Knight, at an exercise price of $1.10,

●	the grant of 1,500,000 options to our General Manager, Herbert Lustig, at an exercise price of $1.10,

●	the grant of 250,000 options to our President, Robert Knight, at an exercise price of $1.10.

Of the aggregate total granted, 2,495,000 options were granted at an exercise price of $1.10 and the balance of 490,000 options was granted at an exercise price of $1.00. All of the options were granted pursuant to our newly adopted 2007 Stock Option Plan and vest in four installments, with the first installment of 25% vesting at the date of grant, the second installment of 25% vesting November 30, 2007, the third installment of 25% vesting May 30, 2008 and the last installment of 25% vesting November 30, 2008.

Stock Option and Other Award Plans

2004 Officer, Director, Employee, Consultant and Advisor Stock Compensation Plan

On December 6, 2004, our Board of Directors approved the 2004 Officer, Director, Employee, Consultant and Advisor Stock Compensation Plan which they or any committee that they appoint administer. Under our 2004 Officer, Director, Employee, Consultant and Advisor Stock Compensation Plan, Directors, officers, consultants, employees of our company may receive options, restricted stock or other awards. Awards under this plan will be awarded as determined by our Board of Directors and as established in agreements to be entered into between us and each participant receiving an award. A total of 40,000 common shares may be issued under this plan.

2005 Incentive Plan

On September 27, 2005, our Board of Directors approved our 2005 Incentive Plan which they or any committee that they appoint administer. It will continue in effect until the earlier of the date that we have granted all of the securities that can be issued pursuant to its terms or September 27, 2015. Our Board of Directors or its appointed committee may grant an aggregate of up to 40,000 common shares or options to purchase common shares under our 2005 Incentive Plan to employees, consultants or Directors of our company or of any of our subsidiaries. Awards under our 2005 Incentive Plan will vest as determined by our Board of Directors and as established in stock option agreements to be entered into between our company and each participant receiving an award. Options granted under the 2005 Incentive Plan will have a term of 10 years from the date of grant but are subject to earlier termination in the event of death, disability or the termination of the employment or consulting relationship.

The exercise price of options granted under our 2005 Incentive Plan shall be determined by our Board of Directors but shall not be less than 85% of the fair market value of our common stock on the grant date or, in the case of options granted to a holder of more than 10% of our common stock, the option price shall not be less than 110% of the market value of the common stock on the grant date. Stock options become exercisable at dates determined by the Board of Directors at the time of granting the option.

2007 Stock Option Plan

On May 21, 2007, our Board of Directors adopted our 2007 Stock Option Plan which they or any committee that they appoint administer. Under our 2007 Stock Option Plan, options to acquire common shares and issuances of common shares underlying options may be made to Directors, officers, consultants and employees of our company. We may issue a total of 6,000,000 common shares under our 2007 Stock Option Plan. Stock options under our 2007 Stock Option Plan will vest as determined by our Board of Directors and as established in stock award agreements to be entered into between our company and each participant receiving a stock award. Options granted under the 2007 Stock Option Plan must become exercisable within five years of the grant and will have a term of up to 10 years from the date of grant (five years for a holder of more than 10% of our company’s common stock) but are subject to earlier termination in the event of death, disability or the termination of the employment or consulting relationship.

Our Board of Directors shall determine the exercise price of options granted under our 2007 Stock Option Plan, but it shall not be less than the fair market value of our common stock on the grant date or, in the case of options granted to a holder of more than 10% of our common stock, the option price shall not be less than 110% of the market value of the common stock on the grant date

2007 Equity Compensation Plan

On May 21, 2007, our Board of Directors adopted our 2007 Equity Compensation Plan which they or any committee that they appoint administer. Under our 2007 Equity Compensation Plan, Directors, officers, consultants, employees of our company may receive options, restricted stock, stock appreciation rights, stock granted as a bonus or in lieu of our other cash obligations, other stock-based awards or other cash payments. Awards under our 2007 Equity Compensation Plan will be awarded as determined by our Board of Directors and as established in award agreements to be entered into between us and each participant receiving an award. We may issue a total of 3,500,000 common shares under our 2007 Equity Compensation Plan.

Our Board of Directors shall determine the exercise price of options granted under our 2007 Equity Compensation Plan, but with limited exceptions, it shall not be less than the fair market value of our company’s common stock on the grant date or, in the case of options granted to a holder of more than

10% of our company’s common stock, the option price shall not be less than 110% of the market value of the common stock on the grant date. Awards granted under the 2007 Equity Compensation Plan may be granted either in addition to or in substitution for any other award granted under this or any other of our plans. The exercise price of any additional or substitute awards:

● granted in substitution for an outstanding award, shall be not less than the lesser of the fair market value of a share of our common stock at the date the substitute award is granted or the fair market value at the date of the substitution, reduced to reflect the fair market value at that date of the award that is being substituted, or

●  retroactively granted in tandem with an outstanding award, shall not be less than the lesser of the fair market value of a share of our common stock at the date of grant of the later award or at the date of grant of the earlier award.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for Directors or executive officers, except that our Directors and executive officers may receive stock options at the discretion of our Board of Directors. Other than the employment agreements and our long-term incentive and award plans, we do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our Directors or executive officers, except that stock options may be granted at the discretion of our Board of Directors.

Employment/Consulting Agreements

We entered into a written employment agreement with Herbert M. Lustig, dated as of June 1, 2005, pursuant to which Mr. Lustig agreed to serve as our General Manager for a period of 36 months from June 1, 2005. In the employment agreement, we agreed to pay Mr. Lustig a salary of $200,000 per year in cash, a stock bonus of 5,000 common shares per year, a stipend equal to $7,800 to cover the costs of health insurance and a stipend equal to $4,500 per year to cover the cost of long-term disability insurance. In addition, we agreed to grant to Mr. Lustig options to purchase 15,000 of our common shares under the terms of our 2005 Incentive Plan. These share purchase options have an exercise price of $96 (equal to the 10 trading-day average before June 1, 2005). Although we had orally agreed to grant these options to Mr. Lustig on June 1, 2005 (the date that his employment with our company actually commenced), these share purchase options were not actually granted by our Board until November 10, 2005, which is the day that we signed Mr. Lustig’s written employment agreement. 1,250 of these share purchase options vested on November 10, 2005, and the remainder vested or will vest in quarterly installments of 1,250 beginning on December 1, 2005 and ending on June 1, 2008. Effective June 1, 2006, we increased Mr. Lustig’s annual base salary from $200,000 per year to $215,000.

On January 14, 2006, we entered into a consulting services agreement with AD Butler & Associates, Inc. whereby AD Butler & Associates, Inc. agreed to assist our company in expanding our product sales, especially to the U.S. Department of Defense and other U.S. government agencies. The consultant agreed to associate General Richard Potter and Mr. Thomas Hause, and that it, together with these two gentlemen, would provide at least 10 days service per month to our company. In return, we agreed to pay AD Butler & Associates a monthly sum of $10,000 plus a performance fee equal to 5% of the gross revenue earned by our company from sales to organizations on the consultant’s ‘protected list’ (as attached as an exhibit to the agreement and subject to updates from time-to-time). We also agreed to grant to AD Butler & Associates options to purchase 600 common shares of our company on terms to be determined by our Board of Directors. We have recently amended our agreement with A.D. Butler & Associates to change the terms of their compensation. Under the current arrangement, we have agreed to pay to A.D. Butler & Associates A. D. Butler & Associates a consulting fee of $1,000 per day plus expenses for each day that they work for us and we have agreed to pay a commission for any sales generated by or through their network of contacts.

We entered into a written employment letter with Randall Cohn dated May 22, 2006, pursuant to which Mr. Cohn has agreed to serve as our Vice President of Marketing and Program Management effective June 12, 2006. In the employment agreement, we agreed to pay Mr. Cohn a salary of $160,000 per year, subject to a cost-of-living adjustment which we will address in his first annual review. We also agreed to pay Mr. Cohn a minimum cash bonus of $40,000 on July 2, 2007. Our agreement requires that Mr. Cohn relocate to the Washington, D.C. area at our expense.

Effective September 11, 2006, we retained Advance Systems Marketing International Inc. to market our products in Canada for a term of six months subject to automatic renewal unless terminated by either party. We have agreed to pay Advanced Systems Marketing International Inc. a consulting fee of $6,250 per month, plus expenses and an incentive fee equal to 5% for non-direct to government contracts.

On September 15, 2007, we entered into a Consulting Agreement with G.M. Capital Partners, Ltd. that replaced a prior Consulting Agreement. As previously discussed, G.M. Capital Partners, Ltd. agreed to provide corporate counseling and advice in exchange for a monthly payment of $10,000, the receipt of four series of warrants to acquire up to 3,500,000 shares of our common stock at exercise prices ranging from $1.00 to $2.50 and success fees upon certain corporate financings or restructurings. The term of this agreement is for two years.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov. You may also read a copy of our electronic filings on the SEC’s website.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of VECTr Systems Inc., although material terms of material contracts are disclosed in this prospectus, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may review a copy of the registration statement at the SEC’s public reference room. Please call the SEC at 1.800.SEC.0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by VECTr Systems Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

FINANCIAL STATEMENTS

Our financial statements are stated in United States Dollars (US$) and are prepared in conformity with United States Generally Accepted Accounting Principles. Subsequent to the completion of our audited financial statements for the years ended December 31, 2006 and 2005 and the Report of BDO Dunwoody LLP, an independent registered public accounting firm, we changed our name from “Navitrak International Corporation” to “VECTr Systems Inc.” and we enacted a 100:1 reverse-stock split of our common stock.

The following financial statements pertaining to our company are filed as part of this registration statement:

VECTr SYSTEMS INC.
(Formerly Navitrak International Corporation)

CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in US dollars)

DECEMBER 31, 2006 and DECEMBER 31, 2005

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of
VECTr Systems Inc. (Formerly Navitrak International Corporation )

We have audited the accompanying consolidated balance sheets of VECTr Systems Incorporated (Formerly Navitrak International Corporation) as of December 31, 2006 and 2005 and the consolidated statements of operations, comprehensive loss, changes in capital deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects the financial position of VECTr Systems Incorporated (Formerly Navitrak International Corporation) as of December 31, 2006 and 2005 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had an accumulated deficit of $19,745,169 and negative working capital at December 31, 2006. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The consolidated financial statements as of December 31, 2005 and for the year then ended have been restated to correct errors in the accounting for the acquisition of the predecessor company, the presentation of long-term debt and for additional stock option compensation as described in Note 14.

/s/ BDO Dunwoody LLP

Chartered Accountants
Vancouver, Canada
March 2, 2007

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
CONSOLIDATED BALANCE SHEETS
(Expressed in US dollars)

	December 31, 2006	December 31, 2005
		(Restated)*
ASSETS
Current
Cash (Note 3)	$54,624	$521,987
Accounts receivable	24,417	-
Inventory (Note 3)	310,039	162,948
Prepaid expenses and deposits	84,736	74,220
	473,816	759,155

Property and equipment (Note 4)	213,897	241,612
Investment in Invisa, Inc. (Note 5)	16,875	37,500
Software acquired, net of accumulated amortization of $2,178,339 and $1,238,371, respectively	-	939,968
	$704,588	$1,978,235

LIABILITIES AND CAPITAL DEFICIT

Current
Accounts payable and accrued liabilities	$331,772	$319,797
Customer deposits	147,191	140,652
Advances payable (Note 6)	607,475	393,475
Bridge loans, shareholders	4,287	4,288
Payable to related parties (Note 7)	1,229,388	149,844
Current portion of long-term debt (Note 8)	1,910,418	295,447
	4,230,531	1,303,503

Long-term debt (Note 8)	214,190	1,454,186

	4,444,721	2,757,689
Capital deficit
Capital stock (Note 9)
Authorized
100,000,000 common shares, each with par value of $0.001
10,000,000 preferred shares, each with a par value of $0.001
Issued
31,952,430 (December 31, 2005 - 30,702,430) common shares	320	307
Additional paid-in capital	15,145,996	12,852,473
Shares to be issued (Note 9)	862,500	125,000
Accumulated other comprehensive loss - foreign currency translation	(3,780)	(18,734)
Accumulated deficit	(19,745,169)	(13,738,500)

	(3,740,133)	(779,454)

	$704,588	$1,978,235
Prior periods have been restated to reflect the 1 for 100 reverse stock split on May 21, 2007.
*See Note 14

The accompanying notes are an integral part of these consolidated financial statements.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
CONSOLIDATED STATEMENTS OF OPERATIONS
(Expressed in US dollars)

	Year Ended December 31, 2006	Year Ended December 31, 2005
(Restated)*
SALES	$199,195	$73,314

OPERATING COSTS AND EXPENSES
Cost of sales	202,722	83,678
General and administrative (Note 10)	3,873,453	6,329,411
Depreciation and amortization	1,028,699	1,148,588
Product development	873,289	682,795
Selling	198,866	355,317
	6,177,029	8,599,789

Loss from operations	(5,977,834)	(8,526,475)

OTHER ITEMS
Interest income	1,207	1,518
Loss on settlement of advances payable (Note 9)	-	(142,611)
Write-down of Investment in Invisa, Inc. (Note 5)	(20,625)	(18,750)
Foreign exchange (loss) gain	(4,007)	30,872
Interest expense	(5,410)	(26,400)

	(28,835)	(155,371)

Net loss for the year	$(6,006,669)	$(8,681,846)
Loss per share - basic and diluted	$(19.31)	$(32.04)
Weighted average shares outstanding - basic and diluted	311,058	270,942

 Prior periods have been restated to reflect the 1 for 100 reverse stock split on May 21, 2007.*See Note 14

The accompanying notes are an integral part of these consolidated financial statements.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Expressed in US dollars)

	Year Ended December 31, 2006	Year Ended December 31, 2005
(Restated)*

Net loss for the year	$(6,006,669)	$(8,681,846)

Foreign currency translation gain/(loss)	14,954	(72,306)

Comprehensive loss for the year	$(5,991,715)	$(8,754,152)

*See Note 14

The accompanying notes are an integral part of these consolidated financial statements.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
CONSOLIDATED STATEMENT OF CHANGES IN CAPITAL DEFICIT
(Expressed in US dollars)

	Common Stock
	Number of Shares	Amount	Additional Paid-in Capital	Shares to be issued	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total

Balance, January 1, 2005 - Restated *	245,596	$ 246	$ 5,345,474	$ 98,528	$ (5,056,654)	$ 53,572	$ 441,166
Shares issued to employees and management of predecessor company - accrued in November 2004 and issued in January 2005	1,500	2	74,998	(75,000)	-	-	-
Shares issued to directors of predecessor company - accrued in November 2004 and issued in January 2005	468	-	23,400	(23,400)	-	-	-
Shares issued for Blackstone acquisition - accrued in September 2004 and issued in March 2005	20	-	128	(128)	-	-	-
Shares to be issued for cash - June 2005 at $0.50 per share (Note 9)	6,600	7	329,993	-	-	-	330,000
Shares issued for cash -August 2005 at $0.50 per share (Note 9)	43,480	43	2,173,957	-	-	-	2,174,000
Share and warrants issued for settlement of advances payable at $1.02 per share and fair value of $0.40 per warrant in August 2005 (Note 9)	2,000	2	244,168	-	-	-	244,170
Shares issued for cash -September 2005 at $0.50 per share (Note 9)	7,360	7	367,993	-	-	-	368,000
Shares to be issued to key employee (Note 9)	-	-	-	125,000	-	-	125,000
Stock-based compensation (Note 9)	-	-	4,579,562	-	-	-	4,579,562
Finders fee (Notes 10)	-	-	(287,200)	-	-	-	(287,200)
Net loss for the year	-	-	-	-	(8,681,846)	-	(8,681,846)
Foreign exchange translation	-	-	-	-	-	(72,306)	(72,306)
Balance, December 31, 2005 - Restated *	307,024	307	12,852,473	125,000	(13,738,500)	(18,734)	(779,454)
Shares issued for cash - August 2006 at $0.75 per share (Note 9)	9,600	10	719,990	-	-	-	720,000
Shares issued for cash - December 2006 at $0.75 per share (Note 9)	2,900	3	217,497	-	-	-	217,500
Stock-based compensation (Note 9)	-	-	1,449,786	-	-	-	1,449,786
Shares to be issued (Note 9)	-	-	-	737,500	-	-	737,500
Finders fees (Note 9)	-	-	(93,750)	-	-	-	(93,750)
Net loss for the year	-	-	-	-	(6,006,669)	-	(6,006,669)
Foreign exchange translation	-	-	-	-	-	14,954	14,954
Balance, December 31, 2006	319,524	$ 320	$ 15,145,996	$ 862,500	$ (19,745,169)	$ (3,780)	$ (3,740,133)
*See Note 14
The above schedule has been adjusted on a retroactive basis to reflect the 1 for 100 reverse stock split on May 21, 2007.The accompanying notes are an integral part of these consolidated financial statements.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in US dollars)

	Year Ended December 31, 2006	Year Ended December 31, 2005
(Restated)*
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the year	$(6,006,669)	$(8,681,846)
Adjustments to reconcile net loss for the year to cash used in operating activities
Loss on settlement of advances payable	-	142,611
Accrued interest on advances (Note 6)	4,000	14,975
Write-down of investment	20,625	18,750
Loss on write-off of long-term asset	-	6,972
Depreciation and amortization	1,028,699	1,148,588
Stock-based compensation	1,449,786	4,579,562
Shares to be issued to one employee as per employment agreement	737,500	125,000
Increase in prepaid expenses and deposits	(10,516)	(52,499)
(Increase) decrease in accounts receivable	(24,417)	11,071
Decrease in refundable tax credit	-	111,603
Increase in inventory	(147,091)	(37,299)
Increase in accounts payable and accrued liabilities	11,975	(84,813)
Decrease in customer deposits	6,539	-
Cash used in operating activities	(2,929,569)	(2,697,325)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment to bridge loans / shareholders	-	(24,500)
Repayment of bank indebtedness	-	(90,818)
Repayment of long-term debt	(60,563)	(41,201)
Repayment of notes payable	-	(133,000)
Repayment of related party advances	(193,750)	(94,797)
Repayment of advances payable	-	(100,000)
Proceeds from advances payable	210,000	50,000
Proceeds from long-term debt	451,238	1,204,016
Proceeds from related party advances	1,273,294	-
Issuance of capital stock, net of finders fees	843,750	2,584,800
Cash provided by financing activities	2,523,969	3,354,500
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(61,016)	(167,881)
Cash used in investing activities	(61,016)	(167,881)
Net increase (decrease) in cash	(466,616)	489,294
Cash, beginning of year	521,987	44,161
Effect of foreign exchange on cash	(747)	(11,468)
Cash, end of the year	$54,624	$521,987
Supplemental Information:

Taxes paid	$-	$-
Interest paid	$1,410	$24,343
Non-cash investing and financing activities
Shares and warrants issued for settlement of advances payable	$-	$244,170

The accompanying notes are an integral part of these consolidated financial statements.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

1.	COMPANY HISTORY AND NATURE OF OPERATIONS

The Company (formerly Flashpoint International, Inc.) was incorporated in 1998 under the laws of the State of Nevada to engage in any lawful business or activity for which operations may be organized under the laws of the state of Nevada. Through a series of events and agreements, on November 12, 2004, the Company acquired the net assets of VECTr Systems Incorporated (Formerly Navitrak International Corporation) (an unrelated Canadian company) through the issuance of cash, notes payable and common shares. The Company changed its name and now operates under the name of VECTr Systems Incorporated (Formerly Navitrak International Corporation).

The Company is actively engaged in the business of developing and marketing advanced GPS-based navigation, mapping and tracking solutions for use by airborne and ground personnel in law enforcement, military, police, fire-fighting, search and rescue and other applications. These navigation systems provide real time positioning information through proprietary software, moving map display technology and location-based information.

Currently, all of the Company's operational activities are conducted from its facilities in Halifax, Canada.

2.	ABILITY TO CONTINUE AS A GOING CONCERN

These accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at December 31, 2006, the Company has a working capital deficit of $3,756,715 (December 31, 2005 - $544,348), incurred a loss during 2006 of $6,006,669 and has an accumulated deficit of $19,745,169 at December 31, 2006. The continuation of the Company is dependent upon the successful completion of development and marketing of its navigation systems, the continuing support of creditors and stockholders as well as achieving and maintaining a profitable level of operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company had cash on hand of $54,624 at December 31, 2006. Management anticipates that it requires approximately $3 million over the twelve months ended December 31, 2007 to continue operations. To the extent that cash needs are not achieved from operating cash flow and existing cash on hand, the Company plans to raise necessary cash through equity issuances and/or debt financing. Amounts raised will be used to continue the development of the Company's products, roll out the Company's products to market and for other working capital purposes. Management cannot provide any assurances that the Company will be successful in any of its plans.

Although there are no assurances that management's plans will be realized, management believes that the Company will be able to continue operations in the future. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America

Basis of Presentation

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and include the accounts of the Company and its wholly-owned subsidiaries, VECTr Engineering Incorporated (Formerly Navitrak Engineering Incorporated), VECTr Sales Corporation (Formerly Navitrak Sales Corporation) and 0705951 BC Ltd. On September 1, 2005, the Company allowed VECTr Sales Corporation (Formerly Navitrak Sales Corporation) to be revoked by the Secretary of State of the State of Nevada for failure to file its annual list. A fourth subsidiary, VECTr Technologies Incorporated (Formerly Navitrak Technologies Inc.) was incorporated October 7, 2005 to hold future software licenses acquired from U.S. corporations. All inter-company transactions and balances are eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires the Company’s management to make estimates and assumptions which affect the amounts reported in these consolidated financial statements, the notes thereto, and the disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Foreign Currency Translation and Transactions

The Company’s functional currency is the United States dollar; however, the functional currency of VECTr Engineering Inc. (Formerly Navitrak Engineering Inc.) is the Canadian dollar as substantially all of its operations are in Canada.

Assets and liabilities of the subsidiary denominated in Canadian dollars are translated at the exchange rate in effect at the period end. Revenue and expenses are translated at the average rates of exchange prevailing during the periods. The cumulative effect of any translation gains or losses is to be included in the Accumulated Other Comprehensive Loss account in Capital Deficit.

Transactions undertaken in currencies other than the respective functional currencies are translated using the exchange rate in effect on the transaction date. At the end of the period, monetary assets and liabilities are translated to the respective functional currencies using the exchange rate in effect at the period end date. Transaction gains and losses are included in the Consolidated Statements of Operations.

Fair Value of Financial Instruments

The fair value of the Company’s financial instruments, which consist of cash, accounts receivable, investment in Invisa, Inc., accounts payable and accrued liabilities, advances payable, bridge loans, amounts payable to related parties and long-term debt, approximate their carrying values due to their short term or demand nature, except for long-term debt. It is not practical to assess the fair value of long-term debt.

Cash

Included in cash is $52,918 (2005 - $378,284) denominated in the Canadian dollar.

 VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)
3.	Summary of significant accounting policies - Continued

Revenue Recognition

Revenues are predominantly derived from sales of products and the provision of consulting services. The Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104 Revenue Recognition and Statement of Position (“SOP”) 97-2 Software Revenue Recognition. The Company sells mainly GPS systems which include computer hardware and software but occasionally, sales consist of software licenses only. When selling only software licenses, the Company is responsible for installing the software onto specific hardware components that meet the specified system requirements. Revenue from the sales of GPS systems, which include hardware and software, is deferred and recognized when the complete system including the software is delivered, the fees are fixed and determinable, the resulting receivable is deemed collectible by management and any uncertainties with regard to customer acceptance are insignificant. Revenue from the sale of software licenses is recognized when the software is delivered, the fees are fixed and determinable and the resulting receivable is deemed collectible by management. The Company considers the software license to have been delivered when the software is properly installed in the specific hardware and customer acceptance has been obtained. In an arrangement with multiple deliverables, the Company allocates fees to various elements based on vendor-specific objective evidence of fair value as defined in SOP 97-2. Revenue from the consulting services is recognized when the services are provided. Amounts collected prior to satisfying the above revenue recognition criteria are reflected as customer deposits.

Accounts receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The allowance was $Nil at December 31, 2006 and 2005.

Management evaluates the collectability of accounts receivable balances based on a combination of factors on a periodic basis. In cases where we are aware of circumstances that may impair a specific customer's ability to meet its financial obligations, we record a specific allowance against amounts due, and thereby reduce the net recognized receivable to the amount management reasonably believes will be collected. For all other customers, the Company recognizes allowances for doubtful accounts based on the length of time the receivables are outstanding, industry and geographic concentrations, the current business environment and historical experience.

Inventory

Inventory, consisting of finished goods and work-in-progress, is recorded at the lower of cost and net realizable value. Cost is determined on the first-in, first-out basis.

The following inventory was on hand at December 31, 2006 and 2005:

	2006	2005
Finished goods	$147,191	$-
Raw materials	154,424	162,948
Work-in-process	8,424	-
	$310,039	$162,948

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

3.	Summary of significant accounting policies - Continued
Property and Equipment

Property and equipment is recorded at cost less accumulated depreciation. Depreciation of equipment is provided on a declining-balance basis over the estimated useful life of the assets at the following annual rates:

Computer software Equipment Computer equipment Furniture and fixtures Assets under capital lease Map library	100% 33% 30% 20% 20% 20%

Leasehold improvements are depreciated over the lesser of the lease term and the expected useful life of the improvements.

Depreciation of property and equipment is recorded at one-half of the above rates in the year of acquisition.

Impairment of Long-Lived Assets

The Company applies the recommendations of the SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS 144 requires that companies (1) recognize an impairment loss only if the carrying amount of a long-lived asset is not recoverable based on its undiscounted future cash flows and (2) measure an impairment loss as the difference between the carrying amount and fair value of the asset. No impairment writedowns were determined necessary at December 31, 2006 and 2005.

Investment in Invisa, Inc.

The Company follows SFAS 115 “Accounting for Certain Investments in Debts and Equity Securities” in its accounting for the securities held in Invisa, Inc. These shares are recorded at cost, are classified as securities available-for-sale and are reported at fair value, with unrealized gains and losses charged to comprehensive income (loss). In the event that management determines that a decline in value of the securities is other-than-temporary, an impairment loss would be recognized. Management recorded an impairment loss relating to its investment in Invisa, Inc. shares of $20,625 for the year ended December 31, 2006 (2005 - $18,750).

Investment tax credits

Investment tax credits, which are earned as a result of qualifying research and development expenditures, are recognized when the expenditures are made and their realization is reasonably assured. They are applied to reduce related capital costs and research and development expenses in the year recognized.

The Company’s claim for Scientific Research and Experimental Development (SR&ED) deductions and related investment tax credits for income tax purposes are based upon management’s interpretation of the applicable legislation in the Income Tax Act (Canada). These amounts are subject to review and acceptance by the Canada Revenue Agency prior to collection.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

3.	Summary of significant accounting policies - Continued

Stock-Based Compensation

Prior to 2006, the Company applied SFAS No. 123, “Accounting for Stock-Based Compensation” ("SFAS 123") and SFAS 148 “Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment to SFAS No. 123” to account for all stock based compensation arrangements granted using the fair value based method prescribed in SFAS 123. Stock-based compensation for non-employees was re-measured on each balance sheet date until such options vest. Compensation expense was recognized immediately for past services and pro-rata for future services over the option-vesting period. See note 9 for details concerning the fair value determination, including assumptions.

Beginning January 1, 2006, the Company adopted the recommendations of the Statement of Financial Accounting Standards No. 123R, "Accounting for Stock-based Compensation" (“SFAS 123(R)”), and has applied the recommendations of this standard using the modified prospective method. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption. Prior to the adoption of SFAS 123(R), the Company followed SFAS 123 “Accounting for Stock-Based Compensation” to account for all stock-based compensation. Accordingly, no prior periods were restated or cumulative adjustments recorded upon the adoption of this standard. Since the Company had previously been using the fair value based method in accounting for all stock-based compensation, the adoption of the new standard did not have a material effect on the consolidated financial statements.

Research and Development

Research and development costs are charged to product development in the Statement of Operations as incurred.

Software Development Costs

The Company follows SFAS No. 86, Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed and expenses all software development costs until technological feasibility is established. Thereafter, the costs incurred are capitalized until the software is commercially available. Capitalized costs are amortized on a product-by-product basis. The annual amortization shall be the greater of the amount computed using (a) the ratio that current gross revenues for a product compare to the total of current and anticipated future gross revenues for that product or (b) the straight-line method over the remaining estimated economic life of the product.

The Company acquired software technology from the Predecessor on November 11, 2004. The amount capitalized on the acquisition date, based upon independent valuation, was $2,178,339 (Note 14). The useful life of this software is estimated at 2 years from the date of acquisition due to effects of obsolescence, technology and competition concerning this acquired software. As the straight-line method results in greater amortization than the revenue-based method above, the Company recognized amortization expense of $939,968 for the year ended December 31, 2006 (2005 $1,089,170). Accumulated amortization at December 31, 2006 was $2,178,339 (2005 - $1,238,371).

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

3.	Summary of significant accounting policies - Continued

Advertising expense

The cost of advertising is expensed as incurred. Advertising expense included in selling expense, totalled $7,791 for the year ended December 31, 2006 (2005 - $20,257)

Earnings (Loss) Per Share

Loss per share is computed in accordance with SFAS No. 128, “Earnings per Share”. Basic loss per share is calculated by dividing the net loss available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in earnings of an entity. In loss periods, dilutive common equivalent shares are excluded, as the effect would be anti-dilutive.

The impact on dilution of the potential exercise of options and warrants and the bonus shares to be issued was 126,720 for the year ended December 31, 2006 (2005 - 116,920).

Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting and presentation of comprehensive income (loss). This standard defines comprehensive income as the changes in equity of an enterprise except those resulting from stockholder transactions.

Income Taxes

Income taxes are accounted for using the asset and liability method which requires the recognition of income taxes payable or refundable for the current year and deferred tax liabilities and assets for the future consequences of events that have been recognized in the Company’s financial statements or tax returns. Under this method, tax liabilities and assets are determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. A valuation allowance is recorded to reduce deferred income tax assets recognized by the amount of any deferred income tax benefits that, based on available evidence, are not more-likely-than-not to be realized.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

3.	Summary of significant accounting policies - Continued

New accounting pronouncements

In February 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments - an Amendment of FASB Statements No. 133 and 140.” Among other things, SFAS No. 155 permits the election of fair value measurement for certain hybrid financial instruments that would otherwise require bifurcation under Statement 133, “Accounting for Derivative Instruments and Hedging Activities”. These hybrid financial instruments would include both assets and liabilities. SFAS No. 155 is effective for fiscal years beginning after September 15, 2006. The Company is currently evaluating the impact of the provisions of SFAS No. 155.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the provisions of SFAS No. 157.

In June 2006, FASB issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (FAS No. 109)” (“FIN 48”). This interpretation prescribes a recognition threshold and measurement attribute for tax positions taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, the Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, b) a reduction in a deferred tax asset or an increase in a deferred tax liability or c) both a) and b). Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be de-recognized in the first subsequent financial reporting period in which that threshold is no longer met. Use of a valuation allowance as described in FAS No. 109 is not an appropriate substitute for the de-recognition of a tax position. The requirement to assess the need for a valuation allowance for deferred tax assets based on sufficiency of future taxable income is unchanged by this interpretation. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating the impact FIN 48 will have on the Company’s consolidated balance sheet and statement of operations.

On September 13, 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 108 which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on the Company’s consolidated financial statements.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

4.	PROPERTY AND EQUIPMENT

	December 31, 2006		December 31, 2005
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value
Computer equipment	$169,475	$66,751	$102,724	$130,667	$31,141	$99,526
Equipment	28,025	12,293	15,732	27,841	4,594	23,247
Map library	34,187	13,203	20,984	34,207	7,978	26,229
Computer software	52,464	40,158	12,306	30,374	15,508	14,866
Furniture and fixtures	34,604	13,947	20,657	34,624	8,803	25,821
Assets under capital lease	2,171	867	1,304	2,174	544	1,630
Leasehold improvements	56,390	16,200	40,190	56,413	6,120	50,293

	$377,316	$163,419	$213,897	$316,300	$74,688	$241,612

5.	INVESTMENT IN INVISA, INC.

In April 2004, in contemplation of acquiring the net assets of the predecessor business, the Company agreed to sell the rights to a spark plug patent back to the original vendors in exchange for 375,000 common shares of Invisa Inc. (“Invisa”) (a US public company quoted on the NASD:OTC Bulletin Board) and the surrender for cancellation of the 28,000 originally issued common shares of the Company. The transaction was recorded as a non-pro rata split-off. The proceeds on disposal were based on the quoted market prices of Invisa shares and the 28,000 Company shares on the date of the transaction.

As management believes that the decline in value of the Invisa, Inc. shares was other than temporary, the value of the Invisa shares as of December 31, 2006 and December 31, 2005 has been reflected at approximately $0.045 and $0.10 per share, respectively. The resulting loss on write-down of investment reflected in the Consolidated Statement of Operations for the year ended December 31, 2006 was $20,625 (2005 - $18,750).

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

6.	ADVANCES PAYABLE

	December 31, 2006	December 31, 2005
1199684 Ontario Inc. and others (including accrued interest)	$ 216,475	$ 212,475
Tiger Eye Holdings Ltd.	150,000	150,000
Kallur Enterprises Ltd.	241,000	31,000
	$ 607,475	$ 393,475

The advances received from Tiger Eye Holdings Ltd. and Kallur Enterprises Ltd. are non-interest bearing, unsecured and have no specific terms of repayment.

Of the remaining balance of initial advances received from 1199684 Ontario Inc., the Company believes $50,000 bears interest at 8% per annum, $125,000 is non-interest bearing and the balance is accumulated interest. The advances are unsecured and have no specific terms of repayment. Accrued interest on the advances for the year ended December 31, 2006 totalled $4,000 (2005 - $14,975). A statement of claim has been filed against the Company in respect of these advances (Note 15).

7.	PAYABLE TO RELATED PARTIES

	December 31, 2006	December 31, 2005
Knight Financial Ltd. (controlled by director)	$ 114,316	$ 27,187
GM Capital Partners, Ltd. (major shareholder)	1,095,011	102,590
Express Systems Corporation (common director)	3,000	3,000
Advances from other shareholders	17,061	17,067

	$ 1,229,388	$ 149,844

The above advances are unsecured, non-interest bearing and have no specific terms of repayment.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

8.	LONG TERM DEBT

	December 31, 2006	December 31, 2005 (Restated)*

Atlantic Canada Opportunities Agency (“ACOA”) project funding loan, unsecured. The loan is non-interest bearing unless payments are past due, at which time interest is charged at the Bank of Canada discount rate plus 3% per annum. Repayment of principal was deferred to January 1, 2005, since then monthly principal payments are approximately $1,950 (CDN $2,274). The Company is currently in default of certain of the financial covenants and therefore the debt is considered as due on demand.
	$ 9,757	$ 23,772

ACOA project funding loan, unsecured. The loan is non-interest bearing unless payments are past due, at which time interest is charged at the Bank of Canada discount rate plus 3% per annum. Repayment of principal is due in monthly installments of approximately $7,127 (CDN$8,313) commencing July 1, 2007. The amount of funds available under this facility as at March 31, 2006 is approximately $435,000 (CDN$498,750). The Company is currently in default of certain of the financial covenants and therefore the debt is considered as due on demand.	270,002	270,095

ACOA project funding loan, unsecured. The loan is non-interest bearing unless payments are past due, at which time interest is charged at the Bank of Canada discount rate plus 3% per annum. The principal of the loan is repayable annually commencing September 1, 2008 at a rate equal to 5.0% of gross revenue. The maximum project funding under this facility is approximately $1,885,000 (CDN $2,100,000). The Company is currently in default of certain of the financial covenants and therefore the debt is considered as due on demand.	1,620,371	1,191,232

Program for Export Market Development (“PEMD”) project funding loan unsecured and bears interest at prime plus three percent. Arrears of $34,800 (CDN$40,021) are repayable in 39 monthly installments of $892 (CDN$1,000) plus one installment of $912 (CDN$1,021), commenced November 15, 2004. The Company started making quarterly payments of $2,572 (CDN$3,000) in late December 2005 to repay the loan.	45,061	55,530

Industrial Regional Assistance Program (“IRAP”) project funding loan, unsecured and non-interest bearing. The loan is repayable quarterly in arrears commenced January 1, 2005 at a rate equal to 1.25% of gross revenue. The Company paid all payments in the first quarter of 2006 relating to 1.25% of gross revenue for 2004 and 2005.	179,417	209,004
	2,124,608	1,749,633
Less: current portion	1,910,418	295,447
	$ 214,190	$ 1,454,186

Scheduled principal repayments until maturity are due as follows:

2007 2008 2009 2010	$ 242,225 1,716,183 95,813 70,387 $ 2,124,608

*See Note 14

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

8.	Long Term Debt - Continued

Included in the 2007 scheduled principal repayments is the full repayment of the IRAP project-funding loan. Principal repayments are based on 1.25% of gross revenue commencing January 1, 2005. Included in the 2008 scheduled principal repayments is the full repayment of the $1,620,371 ACOA project-funding loan. This loan has undefined principal repayments as the repayments are based on a percentage of sales, with the first payment commencing in the 2008 year.

As at December 31, 2006, a number of the loans are in default of certain of the financial covenants and therefore the debt is now considered as due on demand. All of the above project funding is subject to project verification and audit by the lending agency.

9.	CAPITAL STOCK

On June 25, 2005, the Company approved the creation of a new class of shares. 10,000,000 preferred shares were authorized, each with a par value of $0.001. As at December 31, 2006 and 2005, no preferred shares were issued and outstanding

In June 2005, the Company issued 6,600 units at a price of $50 per unit for aggregate gross proceeds of $330,000. Each unit was comprised of one common share and one-half of one non-transferable share purchase warrant, for a total of 3,300 whole share purchase warrants. Each whole share purchase warrant is exercisable into one common share of the Company’s stock at an exercise price of $100 per share for a two year period. A finder’s fee of $33,000 was paid to GM Capital Partners, Ltd. in respect of this transaction (Note 10).

On August 29, 2005, the Company issued an aggregate of 148,832 shares of our common stock to all of the holders of its common shares who were holders of record on August 26, 2005, in connection with a 2 for 1 stock split effected by way of a stock dividend. The effect of these splits has been applied on a retroactive basis to all related disclosures and calculations in these consolidated financial statements.

In August 2005, the Company issued 43,480 units at a price of $50 per unit for aggregate gross proceeds of $2,174,000. Each unit was comprised of one common share and one-half of one non-transferable share purchase warrant, for a total of 21,740 whole share purchase warrants. Each whole share purchase warrant is exercisable into one common share of the Company’s common stock at an exercise price of $100 per share on or before June 14, 2007. A finder’s fee of $217,400 was paid to GM Capital Partners, Ltd. in respect of this transaction (Note 10).

On August 31, 2005, the Company issued 2,000 shares of common stock and 1,000 share purchase warrants to an investor as settlement of advances in the amount of $100,000. The shares were valued at the quoted market price of the common stock on the date of agreement and the fair value of the warrants was calculated using the Black Scholes option pricing model based on assumptions as described elsewhere in this note. As a result, a loss on settlement of advances payable of $144,170 was recorded on the Consolidated Statements of Operations for the year ended December 31, 2005.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

9.	Capital Stock - Continued

In September 2005, the Company issued 7,360 units at a price of $50 per unit for aggregate gross proceeds of $368,000. Each unit was comprised of one common share and one-half of one non-transferable share purchase warrant, for a total of 3,680 whole share purchase warrants. Each whole share purchase warrant is exercisable into one common share of the Company’s common stock at an exercise price of $100 per share on or before June 14, 2007. A finder’s fee of $36,800 was paid to GM Capital Partners, Ltd. in respect of this transaction (Note 10).

The employment agreement of an employee specifies that he will be entitled to a bonus of 5,000 shares of common stock on each of June 30, 2006 (not yet issue), June 30, 2007 and June 30, 2008 so long as he continues to be employed by the Company at those dates. Compensation expense associated with the bonus payments was determined based upon the quoted market price of the underlying common stock on the grant date and is being amortized on a straight-line basis over the requisite service period, which is the period from the date of grant to June 30, 2008. For the year ended December 31, 2006, the Company has recognized $737,500 (2005 - $125,000) in respect of shares to be issued related to these bonus payments. As of December 31, 2006, there was $862,500 (December 31, 2005 - $1,600,000) of total unrecognized compensation cost related to these bonus payments. This unrecognized compensation cost is expected to be recognized over the remaining requisite service period of 18 months ending June 30, 2008.

In August 2006, the Company issued 9,600 units at a price of $75 per unit for aggregate gross proceeds of $720,000. Each unit was comprised of one common share and one-half of one non-transferable share purchase warrant, for a total of 4,800 whole share purchase warrants. Each whole share purchase warrant is fully vested and exercisable into one common share of the Company’s common stock at an exercise price of $125 per share on or before August 28, 2008. A finder’s fee of $72,000 was accrued to GM Capital Partners Ltd. (Note 10) in respect of this transaction.

In December 2006, the Company issued 2,000 units at a price of $75 per unit for aggregate gross proceeds of $150,000. Each unit was comprised of one common share and one-half of one non-transferable share purchase warrant, for a total of 1,000 whole share purchase warrants. Each whole share purchase warrant is fully vested and exercisable into one common share of the Company’s common stock at an exercise price of $125 per share until July 24, 2008. A finder’s fee of $15,000 was accrued to GM Capital Partners Ltd. (Note 10) in respect of this transaction.

In December 2006, the Company also issued 900 common shares at a price of $75 per share for aggregate gross proceeds of $67,500. A finder’s fee of $6,750 was accrued to GM Capital Partners Ltd. (Note 10) in respect of this transaction.

Stock options

On December 6, 2004 the Company’s Board of Directors approved the 2004 Officer, Director, Employee, Consultant and Advisor Stock Compensation Plan (“2004 Incentive Plan”) pursuant to which a total of 40,000 of our shares could be issued. The plan is administered by the Board of Directors and expires in 10 years from its effective date.

 VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

9.	Capital Stock - Continued

On September 27, 2005, the Company’s Board of Directors approved the 2005 Incentive Plan pursuant to which the Company may grant an aggregate of up to 40,000 common shares or options to purchase common shares to employees, consultants or directors of our company or of any of our subsidiaries. The purpose of the 2005 Incentive Plan is to give the Company the ability to motivate participants to contribute to our growth and profitability. The Company’s Board of Directors administers the 2005 Incentive Plan. It will continue in effect until the earlier of the (a) date that all of the securities that can be issued pursuant to its terms have been granted or (b) September 27, 2015.

Awards under the 2005 Incentive Plan will vest as determined by the Company’s Board of Directors and as established in stock option agreements to be entered into between the Company and each participant receiving an award. Options granted under the 2005 Incentive Plan will have a term of 10 years from the date of grant but are subject to earlier termination in the event of death, disability or the termination of the employment or consulting relationship.

The exercise price of options granted under the 2005 Incentive Plan shall be determined by the Company’s board of directors but shall not be less than 85% of the fair market value of the Company’s common stock on the grant date. (In the case of options granted to a holder of more than 10% of the Company’s common stock, the option price must not be less than 110% of the market value of the common stock on the grant date.)

Stock options become exercisable at dates determined by the Company’s Board of Directors at the time of granting the option.

Stock option transactions and the number of stock options outstanding are summarized as follows:

	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value

Balance, January 1, 2005	28,300	$ 42.50
Granted	23,200	92
Forfeited	(4,300)	42.50

Balance, December 31, 2005	47,200	67
Cancelled	(2,300)	46
Forfeited	(1,200)	85
Balance December 31, 2006	43,700	$ 68	$ -

Options exercisable, as at December 31, 2006	34,500	$ 71	$ -
Options exercisable, as at December 31, 2005	22,550	$ 52

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

9.	Capital Stock - Continued

There were no options granted during the year ended December 31, 2006. For the year ended 2005 the weighted average fair value of options on the date of grant was $77 per share.

On December 6, 2004, options to purchase 28,300 common shares were granted to directors, officers and employees under the Company’s 2004 Incentive Plan. One quarter of the options vested immediately and the remaining 3/4 of these options granted vest in 1/4 increments every six months thereafter.

On June 1, 2005, the Company granted 15,000 stock options to an employee of the Company at an exercise price of $96 per share for a period of ten years. Of these options, 1,250 vested immediately upon grant and the remaining 13,750 of these options granted vest in 1,250 increments every three months, which commenced on December 1, 2005. These options were granted pursuant to the Company’s 2005 Incentive Plan.

On September 1, 2005, the Company granted a further 8,200 stock options to various employees, directors, officers and consultants of the Company at an exercise price of $85 per share for a period of five years. One quarter of these options granted vested immediately and the remaining 3/4 of these options granted vest in 1/4 increments every six months thereafter. These options were granted pursuant to the Company’s 2005 Incentive Plan.

The following stock options were outstanding at December 31, 2006:

Expiry date	Exercise Price	Number of Options

December 6, 2014 for 2004 Incentive Plan	$ 42.50	21,900
August 31, 2010 for 2005 Incentive Plan	$ 85	6,800
May 31, 2015 for 2005 Incentive Plan	$ 96	15,000

A summary of status of the Company’s unvested stock options as of December 31, 2006 and 2005 and changes during the years then ended, is presented below:

	Number of Options	Weighted Average Exercise Price ($USD)	Weighted Average Grant Date Fair Value

Unvested at January 1, 2005	21,225	$ 42.50	$ 35
Granted	23,200	92	77
Vested	(18,700)	54	49
Forfeited	(1,075)	42.50	35

Unvested at December 31, 2005	24,650	67	67
Vested	(14,250)	72	67
Forfeited	(1,200)	85	77
Unvested at December 31, 2006	9,200	$ 56	$ 65

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

9.	Capital Stock - Continued

Warrants

On December 1, 2004, the Company issued 40,000 share purchase warrants to a consultant for financial public relation services and other consulting services. 30,000 of these share purchase warrants initially vested on January 15, 2006, while the remaining 10,000 were to vest on September 15, 2006. 20,000 of the share purchase warrants (“First Engagement Warrant”) that vested on January 15, 2006 had an exercise price of $25 and were to expire on November 30, 2006. The balance of the share purchase warrants (“Second Engagement Warrant”) that vested on January 15, 2006 had an exercise price of $50 and were to expire on November 30, 2007. The 10,000 share purchase warrants (“Third Engagement Warrant”) that were to vest on September 15, 2006 have an exercise price of $100 and expire on November 30, 2009.

Effective September 16, 2006 the Company and the consultant entered into an agreement to extend the life of the First Engagement Warrants and the Second Engagement Warrants. As amended, the First Engagement Warrant gives the warrant holder the right to acquire 20,000 shares of the Company’s common stock at $25 per share for a period of one year from the date that the Securities and Exchange Commission declared the Company’s registration statement on Form SB-2 to be effective (January 22, 2007). Therefore, the right to exercise the First Engagement Warrant had not yet vested at December 31, 2006 and will expire January 22, 2008. As amended, the Second Engagement Warrant gives the warrant holder the right to acquire 10,000 shares of the Company’s common stock at a price of $50 per share from the date that they vest (which is the date upon which the consultant purchases the last of the 20,000 common shares underlying the First Engagement Warrant) until January 22, 2010. Warrant transactions and the number of warrants outstanding at December 31, 2006 and 2005 are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price ($USD)

Balance, January 1, 2005	40,000	$ 50
Granted	29,720	100

Balance, December 31, 2005	69,720	71
Granted	5,800	125
Balance, December 31, 2006	75,520	$ 74

Warrants exercisable, as at December 31, 2006	45,520	$ 104
Warrants exercisable, as at December 31, 2005	29,720	$ 100

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

9.	Capital Stock - Continued

Warrants (Continued)

Number of Warrants	Exercise Price	Expiry Date

20,000	$ 25	January 22, 2008
10,000	$ 50	January 22, 2010
10,000	$ 100	November 30, 2009
29,720	$ 100	June 14, 2007
4,800	$ 125	August 28, 2008
1,000	$ 125	July 24, 2008

Stock-based compensation

Stock Options

During the year ended December 31, 2006, 1,200 options previously granted to employees with a weighted average exercise price of $85 were forfeited. During the year ended December 31, 2005, 23,200 options were granted to employees and, 4,300 options previously granted to employees were forfeited.

As discussed in Note 3, compensation expense for options granted during the period is recognized in accordance with SFAS No. 123(R) which requires all options granted to be measured at fair value. Such compensation is amortized over the contract services period or, if none exists, from the date of grant until the options vest for non-employees. For employees, the compensation expense is amortized over the requisite service period which approximates the vesting period. Compensation associated with unvested options granted to non-employees is remeasured on each balance sheet date using the Black-Scholes option pricing model. Prior to the adoption of SFAS 123(R), the Company followed SFAS 123 “Accounting for Stock-Based Compensation” to account for all stock options granted. The fair value of stock options granted during 2005 estimated at the date of grant using the fair value method prescribed in SFAS 123 used the following weighted average assumptions:

Year Ended December 31, 2005

Risk-free interest rate	4.37%
Expected term of options	9 years
Expected volatility of the Company’s common shares	71%
Dividend	-%

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

9.	Capital Stock - Continued

Expected volatilities are based on historical volatility of the Company’s stock using available data and other factors. The Company uses historical data to estimate option exercise, forfeiture and employees termination within the valuation model. For non-employees, the expected term of the options approximates the full term of the options.

An officer resigned from all of his positions with the Company, effective May 18, 2006 pursuant to an Agreement and Mutual Release which provides, among other terms, that the stock options that were available to the officer on May 18, 2006 will continue to be available until they expire on December 31, 2010. The Company also agreed to register with the Securities and Exchange Commission the shares that might be issued upon exercise of the stock options if and when the Company filed such a registration statement to register shares underlying stock options granted to other employees, officers and directors of the Company. The modification of the options to the former officer resulted in additional compensation of $157,621 using the following weighted average assumptions:

Year Ended December 31, 2006

Risk-free interest rate	4.96%
Expected term of options	4.6 years
Expected volatility of the Company’s common shares	100%
Dividend	-%

There were no options granted in the year ended December 31, 2006. The grant date fair value of options granted during the year ended December 31, 2005 was approximately $77 per share. In respect to the options granted in 2004 and 2005, the Company charged to stock based compensation expense of $939,994 (including the $157,621 of additional compensation resulting from the modification of options discussed above) during the year ended December 31, 2006 (2005 - $1,739,767).

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

9.	Capital Stock - Continued
Stock-based compensation - Continued
Stock Options - Continued

Options granted to non-employees that were unvested are subsequently remeasured at each balance sheet and vesting date using the fair value method. As of December 31, 2006, there was $197,928 (December 31, 2005 - $1,024,827) of total unrecognized compensation cost related to all options granted and outstanding. This unrecognized compensation cost is expected to be recognized over a weighted-average period of approximately one year. The total grant-date fair value of options vested during the year ended December 31, 2006 and 2005 was $954,750 and $916,300, respectively.

Warrants

No compensation expense is required for the warrants issued during the years ended December 31, 2006 and 2005. Compensation expense for warrants issued in December 2004 was recognized in accordance with SFAS No. 123 (prior to the adoption of SFAS 123(R)) which requires such warrants to be measured at fair value using the Black-Scholes option pricing model. Such compensation is being amortized over the contract services period or, if none exists, from the date of grant until the warrants vest. The original fair value of warrants issued during 2004 was estimated at the date of grant and, for warrants granted to non-employees, subsequently remeasured at each balance sheet and vesting date using the fair value method prescribed in SFAS 123 used the following weighted average assumptions:

2004

Risk-free interest rate	3.40%
Expected term of warrants	3 years
Expected volatility of the Company’s common shares	63%
Dividend	-%

The weighted average grant-date fair value of warrants issued in 2004 was $71 per share.

As discussed above, in September 2006 the Company and the consultant entered into an agreement to modify the vesting and expiration dates of the warrants. Additional compensation expense of $17,000 was recognized in respect of the modification based on the incremental increase in value of the warrants as result of the modification. Such compensation relating to the incremental increase was recognized immediately upon modification. The fair value of the modified warrants was estimated at the date of modification using the fair value method prescribed in SFAS 123(R) with the following weighted average assumptions. Such compensation will be re-measured and charged to the Consolidated Statement of Operations on a quarterly basis until the warrants vest.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

9.	Capital Stock - Continued
Stock-based compensation - Continued

Warrants - Continued

2005

Risk-free interest rate	4.06%
Expected term of warrants	1.7 years
Expected volatility of the Company’s common shares	173%
Dividend	-%

The total stock-based compensation recognized and charged to expense under the fair value method in respect of these warrants during the year ended December 31, 2006 was $509,792 (including the $17,000 of additional compensation resulting from the modification of warrants discussed above) (2005 - $2,839,795) using the Black-Scholes option-pricing model.

10.	RELATED PARTY TRANSACTIONS

Related party transactions not disclosed elsewhere in these consolidated financial statements include:

a)     Management fees accrued during the year ended December 31, 2006 of $60,000 (2005 - $60,000) to two companies controlled by a director.

b)     The Company entered into a written consulting agreement with GM Capital Partners, Ltd., effective December 1, 2004 (subsequently changed to October 27, 2005), pursuant to which, GM Capital Partners, Ltd. has agreed to provide corporate counseling and advice. The term of the agreement was for a period of twenty-four months commencing December 1, 2004. The Company agreed to pay GM Capital Partners Ltd. an initial payment of $10,000 (paid in December 2004), and commencing after January 1, 2005, $10,000 per month. During the year ended December 31, 2006, $120,000 (2005 - $120,000) in consulting fees were accrued to GM Capital Partners, Ltd., pursuant to this agreement The agreement expired on December 1, 2006 and a formal extension has not yet been drafted.

GM Capital Partners, Ltd. also received 40,000 share purchase warrants in 2004 in connection with the consulting agreement (Note 9). In addition, if during the twenty-four month period of the agreement, any extension thereof, or for a period of two years following the termination of the agreement, the Company shall consummate a financing, whether in the form of equity, cash or other consideration, with any person or entity directly or indirectly introduced to the Company by GM Capital Partners, Ltd. then GM Capital Partners, Ltd. is entitled to receive a finders fee equal to 10% of gross proceeds of the private financing. The Company accrued finders fees for the year ending December 31, 2006 of $208,750 (2005- $287,200). This amount consists of $93,750 (2005 - $287,200) from the issuance of equity and $115,000 (2005 - $Nil) from the issuance of related party advances.

 VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

10.	Related Party Transactions - Continued

The agreement also specifies that if during the twenty-four month period of the agreement, any extension thereof, or for a period of two years following the termination of the agreement, the Company shall consummate a business combination with any person or entity directly or indirectly introduced to the Company by GM Capital Partners, Ltd., GM Capital Partners, Ltd. is entitled to additional compensation as follows: 5% of the 1st $1,000,000 of consideration paid; plus 4% of the 2nd $1,000,000 of consideration paid; plus 3% of the 3rd $1,000,000 of consideration paid; plus 2% of the 4th $1,000,000 of consideration paid; plus 1% of all consideration paid in excess of $5,000,000.

c)     A director of the Company resigned all of his positions in the Company. Pursuant to the Agreement and Mutual Release, which became effective on May 18, 2006, the Company agreed to pay the director the sum of $131,685 (CDN $147,500) over the period from within two business days of the effective date of the agreement to December 31, 2006. In addition, stock options available to the officer on May 18, 2006 will continue to be available until they expire on December 31, 2010. The balance amount owed of $64,300 (CDN $75,000) as of December 31, 2006 was accrued in these consolidated financial statements.

The above transactions are in the normal course of operations and are recorded at amounts established and agreed to between the related parties.

11.	SALES INFORMATION

Management has determined that it operates in one industry segment.

For the year ended December 31, 2006 and 2005, the Company’s sales were distributed as follows:

	Year Ended December 31, 2006		Year Ended December 31,2005

Canada	$ 17,649	9%	$ -	- %
United States	181,546	91%	73,314	100%

	$ 199,195	100%	$ 73,314	100%

For the year ended December 31, 2006 United States sales were derived from two customers, representing 12% and 88% of the Company’s sales to the United States. No significant amounts were included in accounts receivable as at December 31, 2006. For the year ended December 31, 2005 approximately 85% of sales were derived from one customer.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

12.	INCOME TAXES

The tax effects of temporary differences that give rise to deferred tax assets at December 31, 2006 and 2005 are presented below:

	2006	2005 (Restated)
Operating losses	$2,226,000	$1,392,000
Unclaimed SR&ED expenditures	1,266,000	1,052,000
Investment	249,000	242,000
Property and equipment	94,000	72,000
Software	741,000	421,000
	4,576,000	3,179,000
Valuation allowance	(4,576,000)	(3,179,000)
	$-	$-

The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and this causes a change in management’s judgment about the recoverability of deferred tax assets, the impact of the change on the valuation allowance is reflected in current income.

The provision for income taxes differs from the amount estimated using the United States federal statutory income tax rate as follows:

	For the year ended December 31,2006	For the year ended December 31,2005 (Restated)
Provision (recovery) based on federal US statutory rates	$(2,042,000)	$(2,952,000)
Non-deductible stock-based compensation and bonus shares to be issued to employee	744,000	1,600,000
Income tax rate differential of subsidiaries	(59,000)	(32,000)
Other non-deductible expenses	(40,000)	235,000
Increase in valuation allowance	1,397,000	1,149,000
	$-	$-

At December 31, 2006, the Company had estimated losses carried forward of approximately $6.1 million that may be available to offset future income tax purposes, if unused, the losses will expire on various dates during the period from 2009 to 2026. The potential tax benefits have been fully allowed for in the valuation allowance in these financial statements.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

13.	COMMITMENTS

(a)
The Company has entered into two lease agreements for offices in Halifax, Nova Scotia and Washington, DC. Total rental expense for the year ended December 31, 2006 was $122,591 (2005 - $109,064). Minimum lease payments under the leases (excluding operating expenses) over the remaining terms of the respective leases are as follows:

Twelve months ended December 31
2007	$48,829
2008	$38,274
2009	$39,718
2010	$20,220

After July 1, 2007, provided that the Company is not in default of the Lease, the Company has the option to terminate the Halifax lease within a six-month period.

(b)
For certain of the Company’s employees, their employment agreement specifies that they are entitled to severance pay upon termination based on a pre-determined number of months salary. As at December 31, 2006, the obligation for the severance payments should they be terminated was approximately $120,000 (CDN $139,650) and $228,000 denominated in USD (December 31, 2005 - $354,000 (CDN $412,500) and $225,000 denominated in USD)).

14.	RESTATEMENTS

(a) Revision of Purchase Price of Predecessor

On November 12, 2004, the Company closed the acquisition agreement with VECTr Systems Inc. (Formerly Navitrak International Corporation) to acquire the net assets (excluding shares of certain of its inactive subsidiaries) in exchange for cash, debt, and the issuance of common shares. The acquisition was accounted for using the purchase method as the net assets acquired constituted the entire business of the predecessor company. Subsequent to the issuance of December 31, 2005 financial statements, management revisited the allocation of the purchase price among net assets acquired in respect of software and goodwill. The Company had previously allocated no value to computer software acquired and approximately $4.3 million to goodwill. As a result, the Company has restated its 2005 consolidated financial statements assigning a determined value of $2,178,339 to software. The remaining excess of purchase price over fair value of identifiable assets attributable to goodwill was determined to be impaired. Accordingly, $2,120,866 was charged as an expense to the Company’s Consolidated Statement of Operations for the period from November 12, 2004 to December 31, 2004. The software was amortized over its estimated useful life of two years.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

14.	RESTATEMENTS Continued

(b) Reclassification of Loans previously disclosed as due on demand

The Company had previously disclosed in its 2005 consolidated financial statements that various of its loans payable to ACOA (Note 8) were in default, and thus currently due, resulting from its interpretation of certain conditions of the various loan agreements. Subsequent to the issuance of December 31 2005 financial statements, based on additional clarification with ACOA, the Company determined that it was not in violation of these conditions as previously thought, and, accordingly has restated the presentation of the ACOA loans from current to long-term on the Company’s consolidated balance sheet as at December 31, 2005. However, at December 31, 2006, the Company is in default of certain of the financial covenants of these loans and therefore the debt is now considered as due on demand.

(c) Recognition of additional stock-based compensation

Subsequent to the issuance of December 31, 2005 consolidated financial statements, the Company has corrected an error in the omission of stock-based compensation resulting from a contract with an employee (signed in 2005) that entitles the employee to bonus shares upon completion of a service period. The Company has now recognized stock-based compensation in the amount of $125,000 during the year ended December 31, 2005.

January 1, 2005

Accumulated Deficit
As previously recorded	$ (2,786,587)
Revision to allocation of purchase price for Predecessor (a)	(2,270,067)
As restated	$ (5,056,654)

December 31, 2005

Software acquired
As previously recorded	$ -
Revision to allocation of purchase price for Predecessor (a)	939,968
As restated	$ 939,968

Goodwill
As previously recorded	$ 2,543,219
Revision to allocation of purchase price for Predecessor (a)	(2,543,219)
As restated	$ -

Total Assets
As previously recorded	$ 3,581,486
Revision to allocation of purchase price for Predecessor (a)	(1,603,251)
As restated	$ 1,978,235

Current portion of Long-Term Debt
As Previously recorded	$ 1,749,264
Reclassification of loans previously presented as due on demand (b)	(1,453,817)
As restated	$ 295,447

 VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006 and DECEMBER 31, 2005
(Expressed in US dollars)

14.	RESTATEMENTS - Continued

Long-Term Debt
As Previously recorded	$ 369
Reclassification of loans previously presented as due on demand (b)	1,453,817
As restated	$ 1,454,186

Accumulated Deficit
As previously recorded	$ (12,010,249)
Revision of allocation of purchase price for Predecessor (a) and recognition of additional stock-based compensation for shares due under bonus arrangement (c)	(1,728,251)
As restated	$ (13,738,500)

Stockholders’ Equity (Capital Deficit)
As previously recorded	$ 823,797
Revision of allocation of purchase price for Predecessor (a)	(1,603,251)
As restated	$ (779,454)

The following represents the Company’s net loss as previously reported and after giving effect to the restatement adjustments for the year ended December 31, 2005:

December 31, 2005

Net Loss for the period
As previously recorded	$ (9,223,662)
Revision to allocation of purchase price for Predecessor (a)	1,755,986
Recognition of additional stock-based compensation for shares due under bonus arrangement (c)	(125,000)
Amortization of acquired software, upon revision to allocation of purchase price of Predecessor (a)	(1,089,170)
As restated	$ (8,681,846)

Loss per share - basic and diluted
As previously recorded	$ (34)
Revision of allocation of purchase price for Predecessor (a) and recognition of additional stock-based compensation for shares due under bonus arrangement (c)	2
As restated	$ (32)

There was no impact on the totals of operating, financing and investing activities in the Consolidated Statement of Cash Flows as a result of the restatements.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006
(Expressed in US dollars)

15.	CONTINGENT LIABILITY

On November 29, 2006, a statement of claim was filed against the Company in the Ontario Superior Court of Justice by 1199684 Ontario Inc. and Ken Sawatzky alleging that they are owed money by the Company in respect of previous advances. The Company was served with this statement of claim on December 4, 2006. The Company has previously recognized such advances as owing to 1199684 Ontario Inc. (Note 6) and has made payments on these advances accordingly. The amount claimed is $187,000 plus interest at 8% per annum from November 2003 until paid plus interest at 8% per annum on $63,000 from November 10, 2003 to August 9, 2005. The Company does not believe additional amounts to be payable as a result of this claim. In the opinion of legal counsel, the outcome of this claim is not determinable. Any additional amounts payable arising from this claim will be recognized in the period a negative outcome becomes likely.

16.	SUBSEQUENT EVENTS

(a)	Debt Settlement and Subscription Agreement

On February 27, 2007, the Company entered into a Debt Settlement and Subscription Agreement with G.M. Capital Partners, Ltd. whereby it agreed to apply $350,000 of the related party payable (Note 7) to G.M. Capital Partners towards the payment of 350,000 common shares at a purchase price of $1 per share. The transaction will be recorded based on the quoted market price of the Company’s common share on the date of the debt settlement and subscription agreement which will result in a loss of settlement of approximately $4.9 million in the first quarter of 2007.

(b)	1-for-100 reverse stock split

On March 2, 2007, the Company’s shareholders approved a 1-for-100 reverse split of the issued and outstanding common stock, whereby each holder of shares of common stock will receive one (1) share of common stock for every one hundred (100) shares of common stock owned. This corporate action is subject to regulatory approval and is not yet effective.

(c)    Name change

On March 2, 2007, subject to regulatory approval, the Company amended the Articles of Incorporation to change the name of the Company to Vectr Systems, Inc.

VECTr SYSTEMS INC.
(Formerly Navitrak International Corporation)

CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited - Expressed in US dollars)

JUNE 30, 2007 and DECEMBER 31, 2006

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
CONSOLIDATED BALANCE SHEETS
(Unaudited - Expressed in US dollars)

	June 30, 2007	December 31, 2006

ASSETS
Current
Cash (Note 3)	$328,824	$54,624
Accounts receivable	751	24,417
Inventory (Note 4)	240,267	310,039
Prepaid expenses and deposits	127,449	84,736
	697,291	473,816

Equipment	199,185	213,897
Investment in Invisa, Inc. (Note 5)	-	16,875

	$896,476	$704,588

LIABILITIES AND CAPITAL DEFICIT

Current
Accounts payable and accrued liabilities	$289,189	$331,772
Customer deposits	34,669	147,191
Payable to related parties (Note 6)	694,322	1,229,388
Advances payable (Note 7)	784,459	607,475
Bridge loans, shareholders	4,720	4,287
Current portion of long-term debt (Note 8)	2,454,595	1,910,418
	4,261,954	4,230,531

Long-term debt (Note 8)	-	214,190

	4,261,954	4,444,721
Capital deficit
Capital stock (Note 9)
Authorized
100,000,000 common shares, each with par value of $0.001
10,000,000 preferred shares, each with a par value of $0.001
Issued
12,719,533 (December 31, 2006 - 319,533) common shares (a)	12,720	320
Additional paid-in capital (a)	48,283,821	15,145,996
Shares to be issued (Note 8)	1,150,000	862,500
Accumulated other comprehensive loss	(192,671)	(3,780)
Accumulated deficit	(52,619,348)	(19,745,169)

	(3,365,478)	(3,740,133)

	$896,476	$704,588

(a) Prior periods have been restated to reflect the 1 for 100 reverse stock split on May 21, 2007.

The accompanying notes are an integral part of these consolidated interim financial statements.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS
(Unaudited - Expressed in US dollars)

	Three-Month Period Ended June 30, 2007	Three-Month Period Ended June 30, 2006	Six-Month Period Ended June 30, 2007	Six-Month Period Ended June 30, 2006

REVENUE	$102,931	$149,065	$247,654	$149,065

OPERATING COSTS AND EXPENSES
Cost of sales	60,619	124,775	208,060	129,451
General and administrative (Note 10)	3,249,675	1,542,189	3,857,434	2,596,503
Depreciation	17,096	331,096	33,262	585,420
Product development	139,492	281,518	302,849	475,961
Selling	79,215	39,078	164,763	59,172
	3,546,097	2,318,656	4,566,368	3,846,507

Loss from operations	(3,443,166)	(2,169,591)	(4,318,714)	(3,697,442)

OTHER ITEMS
Loss on sale of Investment in Invisa, Inc. (Note 5)	-	-	(2,329)	-
Gain on sale of Investment in Maps a la Carte, Inc. (Note 5)	564,366	-	564,366	-
Foreign exchange loss	(10,607)	(5,297)	(11,866)	(5,692)
Interest expense, net	(3,046)	(989)	(5,236)	(1,993)
Loss on settlement of debt with issuance of shares (Note 9)	(24,200,400)	-	(29,100,400)	-

	(23,649,687)	(6,286)	(28,555,465)	(7,685)

Net loss for the period	$(27,092,853)	$(2,175,877)	$(32,874,179)	$(3,705,127)
Loss per share - basic and diluted (a)	$(4.99)	$(7.09)	$(11.09)	$(12.07)
Weighted average shares outstanding - basic and diluted (a)	5,429,973	307,024	2,965,367	307,024

(a) Prior periods have been restated to reflect the 1 for 100 reverse stock split on May 21, 2007.

The accompanying notes are an integral part of these consolidated interim financial statements.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited - Expressed in US dollars)

	Three-Month Period Ended June 30, 2007	Three-Month Period Ended June 30, 2006	Six-Month Period Ended June 30, 2007	Six-Month Period Ended June 30, 2006

Net loss for the period	$(27,092,853)	$(2,175,877)	$(32,874,179)	$(3,705,127)

Unrealized gain on available-for sale investment	-	37,500	-	37,500
Foreign currency translation loss	(202,098)	(49,758)	(188,891)	(46,034)

Comprehensive loss for the period	$(27,294,951)	$(2,188,135)	$(33,063,070)	$(3,713,661)

The accompanying notes are an integral part of these consolidated interim financial statements.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
CONSOLIDATED INTERIM STATEMENT OF CHANGES IN CAPITAL DEFICIT
(Unaudited - Expressed in US dollars)

	Common Stock
	Number of Shares (a)	Amount(a)	Additional Paid-in Capital(a)	Shares to be issued	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balance, January 1, 2007	319,533	$320	$15,145,996	$862,500	$(19,745,169)	$(3,780)	$(3,740,133)
Shares issued for debt (Note 9)	12,350,000	12,350	30,437,650	-	-	-	30,450,000
Shares issued for consulting services (Note 9)	50,000	50	119,950	-	-	-	120,000
Stock-based compensation (Note 9)	-	-	2,580,225	-	-	-	2,580,225
Shares to be issued (Note 9)	-	-	-	287,500	-	-	287,500
Net loss for the period	-	-	-	-	(32,874,179)	-	(32,874,179)
Foreign exchange translation	-	-	-	-	-	(188,891)	(188,891)
Balance, June 30, 2007	12,719,533	$12,720	$48,283,821	$1,150,000	$(52,619,348)	$(192,671)	$(3,365,478)

(a) The above schedule has been adjusted on a retroactive basis to reflect the 1 for 100 reverse stock split on May 21, 2007.

The accompanying notes are an integral part of these consolidated interim financial statements.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS
(Unaudited - Expressed in US dollars)

	Six-month Period Ended June 30, 2007	Six-month Period Ended June 30, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(32,874,179)	$(3,705,127)
Adjustments to reconcile net loss for the period to cash used in operating activities
Accrued interest on advances (Note 7)	1,984	1,985
Write-down of inventory	39,000	9,000
Gain on sale of investment (Note 5)	(562,037)	-
Loss on settlement of debt with issuance of shares	29,100,400	-
Shares issued to consultant for services	120,000	-
Depreciation and amortization	33,262	585,420
Stock-based compensation	2,580,225	1,311,091
Shares to be issued to one employee as per employment agreement	287,500	450,000
(Increase) decrease in prepaid expenses and deposits	(42,713)	4,903
(Increase) decrease in accounts receivable	23,666	(153,000)
(Increase) decrease in inventory	30,772	(143,615)
Decrease in accounts payable and accrued liabilities	(42,583)	(37,705)
Decrease in customer deposits	(112,522)	-
Cash used in operating activities	(1,417,225)	(1,677,048)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of long-term debt	(10,506)	(39,276)
Proceeds from advances payable	175,000	244,818
Proceeds from long-term debt	117,909	262,775
Proceeds from related party advances	814,534	863,548
Proceeds from shares to be issued	-	81,000
Cash provided by financing activities	1,096,937	1,412,865

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(707)	(50,751)
Proceeds on sale of investments	578,912	-
Cash provided by (used in) investing activities	578,205	(50,751)

Net increase (decrease) in cash	257,916	(314,934)
Cash, beginning of period	54,624	521,987
Effect of foreign exchange on cash	16,284	9,129

Cash, end of the period	$328,824	$216,182

Supplemental Information:

Interest paid	$5,291	$660
Non-cash investing and financing activities
Shares issued for settlement of debt	$1,349,600	$-

The accompanying notes are an integral part of these consolidated interim financial statements.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited - Expressed in US dollars)

1. COMPANY HISTORY AND NATURE OF OPERATIONS

The Company (formerly Navitrak International Corporation) was incorporated in 1998 under the laws of the State of Nevada to engage in any lawful business or activity for which operations may be organized under the laws of the state of Nevada. Through a series of events and agreements, on November 12, 2004, the Company acquired the net assets of Navitrak International Corporation through the issuance of cash, notes payable and common shares. On May 21, 2007, the Company changed its name to VECTr Systems, Inc. Also on May 21, 2007, the Company had effected a one (1) for one hundred (100) reverse stock split of its authorized as well as issued and outstanding common stock to all of the holders of its common shares who were holders on record on May 21, 2007. The effect of the reverse split has been applied on a retroactive basis to all related disclosures and calculations in these consolidated financial statements.

The Company is actively engaged in the business of developing, marketing and distributing advanced GPS-based navigation, mapping and tracking solutions for use by airborne and ground personnel in law enforcement, military, police, fire-fighting, search and rescue and other applications. These navigation systems provide real time positioning information through proprietary software, moving map display technology and location-based information.

Until recently, all of the Company's operational activities were conducted from its facilities in Halifax, Canada. The Company has recently opened an office in Falls Church, Virginia, from which it now conducts its U.S. operations.

2.	SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation and Ability to Continue as a Going Concern

The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, and include the accounts of the Company and its wholly owned subsidiaries, Vectr Engineering (Canada) Inc., Vectr Technologies Inc. and 0705951 BC Ltd. All significant inter-company transactions have been eliminated on consolidation. Except for Vectr Engineering (Canada) Inc., the Company’s other subsidiaries are inactive.

These accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As at June 30, 2007, the Company has a working capital deficit of $3,564,663 (December 31, 2006 - $3,756,715), incurred a loss during the six months ended June 30, 2007 of $32,874,179 and has an accumulated deficit of $52,619,348 at June 30, 2007. The continuation of the Company is dependent upon the successful marketing and distribution of navigation systems and related products, the continuing support of creditors and stockholders as well as achieving and maintaining a profitable level of operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company had cash on hand of $328,824 at June 30, 2007. Management anticipates that it requires approximately $3 million over the next twelve months ended June 30, 2008 to continue operations. To the extent that cash needs are not achieved from operating cash flow and existing cash on hand, the Company will raise necessary cash through equity issuances and/or debt financing. Amounts raised will be used to continue the development of the Company's products, roll out the Company's products to market and for other working capital purposes.

 Management cannot provide any assurances that the Company will be successful in any of its plans. However, management believes that the Company will be able to continue operations in the future. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts of and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited - Expressed in US dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

Interim Financial Statements

The interim financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although the Company believes that the disclosures are adequate to make the information presented not misleading.

These statements reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for fair presentation of the information contained therein. It is suggested that these interim financial statements be read in conjunction with the audited financial statements of the Company for the years ended December 31, 2006 and December 31, 2005 included elsewhere in this SB-2 Registration Statement. The Company follows the same accounting policies in the preparation of interim financial statements.

Results of operations for the interim periods are not indicative of annual results.

New accounting pronouncements

In June 2006, the Financial Accounting Standards Board (“FASB”) issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (FAS No. 109)” (“FIN 48”). This interpretation prescribes a recognition threshold and measurement attribute for tax positions taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, the Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, b) a reduction in a deferred tax asset or an increase in a deferred tax liability or c) both a and b. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be de-recognized in the first subsequent financial reporting period in which that threshold is no longer met. Use of a valuation allowance as described in FAS No. 109 is not an appropriate substitute for the de-recognition of a tax position. The requirement to assess the need for a valuation allowance for deferred tax assets based on sufficiency of future taxable income is unchanged by this interpretation. This Interpretation is effective for fiscal years beginning after December 15, 2006.

On January 1, 2007, the Company adopted FIN 48, regarding accounting for uncertainty in tax positions. The Company remains subject to examination of income tax filings in the United States and various state jurisdictions for periods since its inception in 1998. The Company has also determined that it is subject to examination in Canada for all prior periods due to the Company’s continued loss position in such jurisdictions. Material tax positions were examined under the more-likely-than-not guidance provided by FIN 48. If interest and penalties were to be assessed, the Company would charge interest to interest expense, and penalties to general and administrative expense. As a result of the FIN 48 assessment, the Company concluded that it has not taken any uncertain tax positions on any of its open tax returns that would materially distort the Company’s financial statements. There was no material cumulative effect of adopting FIN 48 on the Company’s financial statements as of January 1, 2007.

 VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited - Expressed in US dollars)

2.	SIGNIFICANT ACCOUNTING POLICIES (continued)

New accounting pronouncements (continued)

In September 2006, FASB issued Statement of Financial Accounting Standard (“SFAS”) No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of FAS 157 are effective for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact of the provisions of FAS 157.

3.	CASH

Included in cash is $173,599 (December 31, 2006 - $52,918) denominated in Canadian dollars.

4.     INVENTORY
The following inventory was on hand at June 30, 2007 and December 31, 2006:	June 30, 2007	December 31, 2006
Finished goods	$ 83,561	$ 147,191
Raw Materials	138,047	154,424
Work-in-process	18,659	8,424

	$ 240,267	$ 310,039

5.	INVESTMENTS

The Company sold Invisa, Inc. shares for $14,546 in the first quarter of 2007 at a value of approximately $0.04 per share, resulting in a loss of $2,329 (2006 - $Nil). The Company sold its shares of Maps a la Carte, Inc., a private company, for $564,366 in the second quarter of 2007 at a value of approximately $2.38 per share. The shares were being carried at $Nil and thus resulted in a gain of $564,366 (2006 - $Nil).

6. PAYABLE TO RELATED PARTIES

	June 30, 2007	December 31, 2006
Knight Financial Ltd. (controlled by director)	$411,369	$114,316
G.M. Capital Partners Ltd. (major shareholder, Note 9)	261,167	1,095,011
Express Systems Corporation (common director)	3,000	3,000
Advances from other shareholders	18,786	17,061

	$694,322	$1,229,388

The above advances are unsecured, non-interest bearing and have no specific terms of repayment.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited - Expressed in US dollars)

 7.     ADVANCES PAYABLE

	June 30, 2007	December 31, 2006
1199684 Ontario Inc., advances and accrued interest	$218,459	$216,475
Tiger Eye Holdings Ltd.	150,000	150,000
Kallur Enterprises Ltd.	416,000	241,000
	$784,459	$607,475

Of the initial advances received from 1199684 Ontario Inc, $50,000 bore interest at 8% per annum and $125,000 was non-interest bearing. The advances are unsecured and have no specific terms of repayment. Accrued interest on the advances for the three and six months period ended June 30, 2007 totalled $997 and $1,984 (2006 - $998 and $1,985), respectively. (Note 13)

The advances received from Tiger Eye Holdings Ltd. and Kallur Enterprises Ltd. are non-interest bearing, unsecured and have no specific terms of repayment.

8.     LONG-TERM DEBT

	June 30, 2007	December 31, 2006

Atlantic Canada Opportunities Agency (“ACOA”) project funding loan, unsecured. The loan was non-interest bearing unless payments were past due, at which time interest was charged at the Bank of Canada discount rate plus 3% per annum. Repayment of principal was deferred to January 1, 2005, since then monthly principal payments were approximately $1,967 (CDN $2,274). The loan was repaid in full in May 2007.	$ -	$ 9,757

ACOA project funding loan unsecured. The loan is non-interest bearing unless payments are past due, at which time interest is charged at the Bank of Canada discount rate plus 3% per annum. Repayment of principal is due in monthly instalments of approximately $7,848 (CDN$8,313) commencing July 1, 2007. The amount of funds available under this facility as at June 30, 2007 is approximately $470,000 (CDN$498,750). The Company is currently in default of certain of the financial covenants and therefore the debt is considered as due on demand.	423,747	270,002

ACOA project funding loan, unsecured and non-interest bearing. The loan is non-interest bearing unless payments are past due, at which time interest is charged at the Bank of Canada discount rate plus 3% per annum. The principal amount of the loan is repayable annually commencing September 1, 2008 at a rate equal to 5.0% of gross revenue. The maximum project funding under this facility is approximately $1,885,000 (CDN $2,100,000). The Company is currently in default of certain of the financial covenants and therefore the debt is considered as due on demand.	1,784,197	1,620,371

Program for Export Market Development (“PEMD”) project funding loan unsecured and non-interest bearing. The loan is repayable at a rate equal to 4% of sales to the USA. Arrears of $34,800 (CDN$40,021) are repayable in 39 monthly instalments of $892 (CDN$1,000) plus one instalment of $912 (CDN$1,021), which commenced November 15, 2004. The Company started making quarterly payments of $2,832 (CDN$3,000) in late December 2005 to repay the loan. The Company is currently in default of certain of the financial covenants and therefore the debt is considered as due on demand.	49,617	45,061

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited - Expressed in US dollars)

8.     LONG-TERM DEBT (continued)

Industrial Regional Assistance Program (“IRAP”) project funding loan, unsecured and non-interest bearing. The loan is repayable quarterly in arrears commenced January 1, 2005 at a rate equal to 1.25% of gross revenue. The Company paid all payments in the first quarter of 2006 relating to 1.25% of gross revenue for 2004 and 2005. The Company is currently in default of certain of the financial covenants and therefore the debt is considered as due on demand.	197,034	179,417
	2,454,595	2,124,608
Less: current portion	2,454,595	1,910,418
	$ -	$ 214,190

Scheduled principal repayments until maturity are due as follows:

Remaining of fiscal year 2007	$ 302,534
2008	1,889,697
2009	105,500
2010	105,500
2011	51,364
$ 2,454,595

Included in the 2007 scheduled principal repayments is the full repayment of the IRAP project-funding loan. Principal repayments are based on 1.25% of gross revenue commencing January 1, 2005. Included in the 2008 scheduled principal repayments is the full repayment of the $1,784,197 ACOA project-funding loan. This loan has undefined principal repayments as the repayments are based on a percentage of sales, with the first payment commencing in the 2008 year.

The current portion of the long-term debt noted above is in excess of the scheduled principal repayments due in the next twelve months because all of the loans are currently in default and have been classified on the Balance Sheet as current. All of the above project funding is subject to project verification and audit by the lending agency.

9. CAPITAL STOCK

On May 21, 2007, the Company had effected a one (1) for one hundred (100) reverse stock split of its authorized and issued and outstanding common stock to all of the holders of its common shares who were holders of record on May 21, 2007.

During the period ended June 30, 2007 and the year ended December 31, 2006; the Company completed the following share transactions not disclosed elsewhere in these consolidated financial statements:

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited - Expressed in US dollars)

9.     CAPITAL STOCK (continued)

The employment agreement of an employee specifies that he is entitled to a bonus of 5,000 shares of common stock on each of June 30, 2006 (not yet issued), June 30, 2007 (not yet issued) and June 30, 2008 for a total of 15,000 shares so long as he continues to be employed by the Company at those dates. Compensation expense associated with the bonus payments was determined based upon the quoted market price of the underlying common stock on the grant date and was being amortized on a straight-line basis over the requisite service period, which is the period from the date of grant to June 30, 2008. For the three and six months ended June 30, 2007, the Company has recognized $143,750 and $287,500 (2006 - $143,750 and $287,500) in respect of shares to be issued related to these bonus payments. As of June 30, 2007, there was $575,000 (December 31, 2006 - $862,500) of total unrecognized compensation cost related to these bonus payments. This unrecognized compensation cost is expected to be recognized over the remaining requisite service period of 12 months ending June 30, 2008.

On February 27, 2007, the Company issued 350,000 common shares in settlement of $350,000 debt of the related party payable (Note 6) to G.M. Capital Partners Ltd. The transaction was recorded at the quoted market price of $15 per share that resulted in a loss on settlement of debt of $4,900,000 in 2007.

On May 25, 2007, the Company issued 12,000,000 common shares in settlement of $999,600 debt of the related party payable (Note 6) to G.M. Capital Partners Ltd. The transaction was recorded at the quoted market price of $2.10 per share that resulted in a loss on settlement of debt of $24,200,400 in 2007.

On June 6, 2007, the Company issued 50,000 common shares for consulting services as per agreement with an investment banking firm. The common shares were recorded using the quoted market value of $2.40 per share on the issuance date resulting in an expense of $120,000.

Stock options

On May 21, 2007, the Company’s Board of Directors approved its 2007 Incentive Plan pursuant to which the Company may grant an aggregate of up to 6,000,000 common shares or options to purchase common shares to employees, consultants or directors of our company or of any of our subsidiaries. It will continue in effect until the earlier of (a) the date that all of the securities that can be issued pursuant to its terms have been granted or (b) May 21, 2017.

On May 21, 2007, the Company’s Board of Directors adopted its 2007 Equity Compensation Plan which they or any committee that they appoint administer. Under the 2007 Equity Compensation Plan, directors, officers, consultants, and employees of the Company may receive options, restricted stock, stock appreciation rights, stock granted as a bonus or in lieu of our other cash obligations, other stock-based awards or other cash payments. Awards under the 2007 Equity Compensation Plan will be awarded as determined by our Board of Directors and as established in award agreements to be entered into between the Company and each participant receiving an award. The Company may issue a total of 3,500,000 common shares under the 2007 Equity Compensation Plan.

On September 27, 2005, the Company’s Board of Directors approved its 2005 Incentive Plan pursuant to which the Company may grant an aggregate of up to 40,000 common shares or options to purchase common shares to employees, consultants or directors of our company or of any of our subsidiaries. It will continue in effect until the earlier of (a) the date that all of the securities that can be issued pursuant to its terms have been granted or (b) September 27, 2015.

Awards under the above Incentive Plans will vest as determined by the Company’s Board of Directors and as established in stock option agreements to be entered into between the Company and each participant receiving an award. Options granted under the above Incentive Plans will have a term of 10 years from the date of grant but are subject to earlier termination in the event of death, disability or the termination of the employment or consulting relationship. The exercise price of options granted under the above Incentive Plan shall be determined by the Company’s board of directors but shall not be less than 85% of the fair market value of the Company’s common stock on the grant date. (In the case of options granted to a holder of more than 10% of the Company’s common stock, the option price must not be less than 110% of the market value of the common stock on the grant date).

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited - Expressed in US dollars)

9.     CAPITAL STOCK (continued)

Stock options (continued)

There were no options granted in the year ended December 31, 2006. For the three and six months periods ended June 30, 2007, 3,800,000 options were granted to directors and one employee under the Company’s 2007 Incentive Plan. One quarter of these options granted vested immediately and the remaining three quarters of these options granted vest in one quarter increments every six months thereafter.

Stock option transactions and the number of stock options outstanding are summarized as follows:

	Number of Options	Weighted Average Exercise Price ($USD)	Aggregate Intrinsic Value

Balance, December 31, 2005	47,200	$67.00
Cancelled	(2,300)	46.00
Forfeited	(1,200)	85.00

Balance, December 31, 2006	43,700	67.50
Granted	3,800,000	0.71
Cancelled	(3,400)	57.50
Forfeited	(400)	85.00
Balance June 30, 2007	3,839,900	$1.41	$1.59

Options exercisable, as at June 30, 2007	989,900	$3.70	$-
Options exercisable, as at December 31, 2006	34,500	$71.00

There were no options granted during the year ended December 31, 2006.

The following stock options were outstanding at June 30, 2007:

Expiry date	Exercise Price	Number of Options

December 6, 2014 for 2004 Incentive Plan	$42.50	19,700
August 31, 2010 for 2005 Incentive Plan	$85.00	5,200
May 31, 2015 for 2005 Incentive Plan	$96.00	15,000
May 11,2017 for 2007 Incentive Plan	$0.25	1,750,000
May 29, 2017 for 2007 Incentive Plan	$1.10	2,050,000

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited - Expressed in US dollars)

9.	CAPITAL STOCK (continued)
A summary of status of the Company’s unvested stock options as of June 30, 2007 and changes during the six-month period then ended is presented below:

	Number of Options	Weighted Average Exercise Price ($USD	)	Weighted Average Grant Date Fair Value

Unvested at December 31, 2005	24,650	$67.00		$67.00
Vested	(14,250)	72.00		67.00
Forfeited	(1,200)	85.00		77.00

Unvested at December 31, 2006	9,200	56.00		65.00
Granted	3,800,000	0.71		2.10
Vested	(958,800)	1.57		2.79
Forfeited	(400)	85.00		77.00
Unvested at June 30, 2007	2,850,000	$0.59		$2.06

Warrants

On December 1, 2004, the Company issued 40,000 share purchase warrants to a consultant for financial public relation services and other consulting services. 30,000 of these share purchase warrants initially vested on January 15, 2006, while the remaining 10,000 were to vest on September 15, 2006. 20,000 of the share purchase warrants (“First Engagement Warrant”) that vested on January 15, 2006 had an exercise price of $25 and were to expire on November 30, 2006. The balance of the share purchase warrants (“Second Engagement Warrant”) vested on January 15, 2006 with an exercise price of $50 and an expiration date of November 30, 2007. The 10,000 share purchase warrants (“Third Engagement Warrant”) that were to vest on September 15, 2006 have an exercise price of $100 and expire on November 30, 2009.

Effective September 16, 2006 the Company and the consultant entered into an agreement to extend the life of the First Engagement Warrants and the Second Engagement Warrants. As amended, the First Engagement Warrant gives the warrant holder the right to acquire 20,000 shares of the Company’s common stock at $25 per share for a period of one year from the date that the Securities and Exchange Commission declared the Company’s registration statement on Form SB-2 to be effective. That registration statement was declared effective January 23, 2007. Therefore, the right to exercise the First Engagement Warrant vested January 23, 2007. As amended, the Second Engagement Warrant gives the warrant holder the right to acquire 10,000 shares of the Company’s common stock at a price of $50 per share from the date that they vest (which is the date upon which the consultant purchases the last of the 20,000 common shares underlying the First Engagement Warrant) until November 30, 2008. Therefore, the right to exercise the Second Engagement Warrant can vest only after the consultant has purchased all 20,000 of the common shares underlying the First Engagement Warrant.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited - Expressed in US dollars)

9.	CAPITAL STOCK (continued)
Warrant transactions and the number of warrants outstanding at June 30, 2007 are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price ($USD)

Balance, December 31, 2005	69,720	$71.00
Issued	5,800	125.00

Balance, December 31, 2006	75,520	74.00
Expired	(29,720)	100.00
Balance, June 30, 2007	45,800	$57.12

Warrants exercisable, as at June 30, 2007	35,800	$63.40
Warrants exercisable, as at December 31, 2006	45,520	$104.00

Number of Warrants	Exercise Price	Expiry Date

20,000	$ 25.00	January 22, 2008
10,000	$ 50.00	January 22, 2010
10,000	$ 100.00	November 30, 2009
4,800	$ 125.00	August 28, 2008
1,000	$ 125.00	July 24, 2008

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited - Expressed in US dollars)

9.  CAPITAL STOCK (continued)

Stock-based compensation

Compensation expense for options granted during the period is recognized in accordance with SFAS No. 123(R) which requires all options granted to be measured at fair value. Such compensation is amortized over the contract services period or, if none exists, from the date of grant until the options vest for non-employees. For employees, the compensation expense is amortized over the requisite service period which approximates the vesting period. Compensation associated with unvested options granted to non-employees is remeasured on each balance sheet date using the Black-Scholes option pricing model.

Expected volatilities are based on historical volatility of the Company’s stock using available data and other factors. The Company uses historical data to estimate option exercise, forfeiture and employees termination within the valuation model. For non-employees, the expected term of the options approximates the full term of the options.

An officer resigned from all of his positions with the Company, effective May 18, 2006 pursuant to an Agreement and Mutual Release which provides, among other terms, that the stock options that were available to the officer on May 18, 2006 will continue to be available until they expire on December 31, 2010. The modification of the options to the former officer resulted in additional compensation of $157,621 during the six months period ended June 30, 2006.

For options granted in 2007, stock based compensation was calculated using the Black Scholes Option Pricing Model using the following weighted average assumptions: dividend yield of 0%, expected volatility of 183%, risk-free interest rate of 4.88% and an expected life of 10 years. In respect to the options granted in 2004, 2005 and 2007, during the three and six months period ended June 30, 2007, the Company charged to stock based compensation expense $2,489,980 and $2,565,935 (2006 - $279,505 and $661,509).

Options granted to non-employees that were unvested are subsequently remeasured at each balance sheet and vesting date using the fair value method. As of June 30, 2007, there was $4,408,021 (December 31, 2006 - $197,928) of total unrecognized compensation cost related to unvested share-based compensation awards in 2004, 2005 and 2007. The total grant-date fair value of options vested during the six-month period ended June 30, 2007 and 2006 was $2,675,052 and $448,219 respectively.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited - Expressed in US dollars)

9.  CAPITAL STOCK (continued)

Stock-based compensation (continued)

Warrants

No compensation expense is required for the warrants issued during the year ended December 31, 2006 and 2005. Compensation expense for warrants issued in December 2004 was recognized in accordance with SFAS No. 123 (prior to the adoption of SFAS 123(R)) which requires such warrants to be measured at fair value using the Black-Scholes option pricing model. Such compensation is being amortized over the contract services period or, if none exists, from the date of grant until the warrants vest.

As discussed above, in September 2006 the Company and the consultant entered into an agreement to modify the vesting and expiration dates of the warrants. Additional compensation expense of $17,000 was recognized in the year ended December 31, 2006 in respect of the modification based on the incremental increase in value of the warrants as a result of the modification. Such compensation relating to the incremental increase was recognized immediately upon modification. The fair value of the modified warrants was estimated at the date of modification using the fair value method prescribed in SFAS 123(R) with the following weighted average assumptions. Such compensation will be re-measured and charged to the Consolidated Statement of Operations on a quarterly basis until the warrants vest.

The total stock-based compensation recognized and charged to expense under the fair value method in respect of these warrants during the three and six months ended June 30, 2007 was $Nil and $14,290  (2006 - $270,538 and $491,961) using the Black-Scholes option-pricing model.

2007 Equity Compensation Plan

On May 21,2007, the Company’s Board of Directors adopted the 2007 Equity Compensation Plan which they or any committee that they appoint administer. Under the 2007 Equity Compensation Plan, Directors, officers, consultants, employees of the company may receive options, restricted stock, stock appreciation rights, stock granted as a bonus or in lieu of our other cash obligations, other stock-based awards or other cash payments. Awards under the 2007 Equity Compensation Plan will be awarded as determined by the Company’s Board of Directors and as established in award agreements to be entered into between us and each participant receiving an award. We may issue a total of 3,500,000 common shares under our 2007 Equity Compensation Plan.

The Company’s Board of Directors shall determine the exercise price of options granted under the 2007 Equity Compensation Plan, but with limited exceptions, it shall not be less than the fair market value of the Company’s common stock on the grant date or, in the case of options granted to a holder of more than 10% of the Company’s common stock, the option price shall not be less than 110% of the market value of the common stock on the grant date. Awards granted under the 2007 Equity Compensation Plan may be granted either in addition to or in substitution for any other award granted under this or any other of the Company’s plans. The exercise price of any additional or substitute awards:

● granted in substitution for an outstanding award, shall be not less than the lesser of the fair market value of a share of the Company’s common stock at the date the substitute award is granted or the fair market value at the date of the substitution, reduced to reflect the fair market value at that date of the award that is being substituted, or

●  retroactively granted in tandem with an outstanding award, shall not be less than the lesser of the fair market value of a share of the Company’s common stock at the date of grant of the later award or at the date of grant of the earlier award.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited - Expressed in US dollars)

10.     RELATED PARTY TRANSACTIONS

Related party transactions not disclosed elsewhere in these consolidated interim financial statements include:

a)  Management fees were accrued during the three and six months period ended June 30, 2007 of $15,000 and $30,000 (2006 - $15,000 and $30,000) to two companies controlled by a director.

b)  The Company entered into a written consulting agreement with G.M. Capital Partners Ltd., effective December 1, 2004 (but amended and restated on October 27, 2005), pursuant to which G.M. Capital Partners Ltd. agreed to provide corporate counselling and advice. The agreement was for a 24 month term commencing December 1, 2004. The Company agreed to pay GM Capital Partners Ltd. an initial payment of $10,000 (paid in December 2004), and commencing after January 1, 2005, $10,000 per month. During the three and six months period ended June 30, 2007, $30,000 and $60,000 (2006 - $30,000 and $60,000) in consulting fees were accrued to G.M. Capital Partners Ltd., pursuant to this agreement The agreement was subsequently extended. (Note 14)

G.M. Capital Partners Ltd. also received 40,000 share purchase warrants in 2004 in connection with the consulting agreement (Note 9). In addition, if during the twenty-four month period of the agreement, any extension thereof, or for a period of two years following the termination of the agreement, the Company consummates a financing, whether in the form of equity, cash or other consideration, with any person or entity directly or indirectly introduced to the Company by G.M. Capital Partners Ltd. then G.M. Capital Partners Ltd. is entitled to receive a finders fee equal to 10% of gross proceeds of the financing.

In the three and six months ended June 30, 2007, the Company received $235,000 and $405,000 (2006 - $470,000 and $770,000) in related party advances from G.M. Capital Partners Ltd. During the three and six months ended June 30, 2007, the Company recorded finder’s fees for $23,500 and $40,500 (2006 - $47,000 and $77,000) to consulting fees for GM Capital Partners Ltd. in respect of these advances.

The consulting agreement with G.M. Capital Partners Ltd. also specifies that if during the 24 month period of the agreement, any extension thereof, or for a period of two years following the termination of the agreement, the Company consummates a business combination with any person or entity directly or indirectly introduced to the Company by G.M. Capital Partners Ltd., G.M. Capital Partners Ltd. is entitled to additional compensation as follows: 5% of the 1st $10,000 of consideration paid; plus 4% of the 2nd $10,000 of consideration paid; plus 3% of the 3rd $10,000 of consideration paid; plus 2% of the 4th $10,000 of consideration paid; plus 1% of all consideration paid in excess of $5,000,000.

c)  A director of the Company resigned all of his positions with the Company effective May 18, 2006. Pursuant to the Agreement and Mutual Release between the Company and this ex-director, which became effective on May 18, 2006, the Company agreed to pay the ex-director the sum of $131,685 (CDN $147,500). The amount still owing of $47,201 (CDN $50,000) as of June 30, 2007 was accrued in these consolidated interim financial statements (December 31, 2006 - $64,300 (CDN $75,000)).

The above transactions are in the normal course of operations and are recorded at amounts established and agreed to between the related parties.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited - Expressed in US dollars)

11.     SALES INFORMATION

Management has determined that it operates in one industry segment.

For the three and six months ended June 30, 2007 and 2006, the Company’s sales were distributed as follows:

	Three-Months Ended June 30 2007	Three-Months Ended June 30 2006	Six-Months Ended June 30 2007	Six-Months Ended June 30 2006

Canada	$102,931	$-	$247,654	$-
United States	-	149,065	-	149,065

	$102,931	$149,065	$247,654	$149,065

For the three and six months period ended June 30, 2007 sales were derived from one customer. No significant amounts were included in accounts receivable as at June 30, 2007. For the three and six months period June 30, 2006 sales were derived from one US government agency.

12.     COMMITMENTS

(a)	The Company has two lease agreements for offices in Halifax and Washington. Minimum lease payments under the leases (excluding operating expenses) over the next five years are as follows:

Twelve months ended June 30
2008	$23,674

The Company has exercised the option to terminate the Halifax lease on July 1, 2007 within a six months period; therefore the lease will be terminated December 31, 2007. The Washington lease operates on a month-to-month basis and, therefore, has no long-term commitment.

(b)
For certain of the Company’s employees, their employment agreement specifies that they are entitled to severance pay upon termination based on a pre-determined number of months salary. As at June 30, 2007, the obligation for the severance payments should they be terminated was approximately $17,000 (CDN $18,100) and $228,000 denominated in USD (June 30, 2006 - $223,000 (CDN $249,500) and $225,000 denominated in USD).

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited - Expressed in US dollars)

13.    LAWSUIT

On November 29, 2006, a statement of claim was filed against the Company in the Ontario Superior Court of Justice by 1199684 Ontario Inc. and Ken Sawatzky alleging that they are owed money by the Company in respect of previous advances. The Company has previously recognized such advances as owing to 1199684 Ontario Inc. (Note 7) and has made payments on these advances accordingly. The amount claimed, which includes the amount already recognized by the Company, is $187,000 plus interest at 8% per annum from November 2003 until paid plus interest at 8% per annum on $63,000 from November 10, 2003 to August 9, 2005.

On July 19, 2007, the above parties settled this dispute and have agreed that the Company shall pay $200,000 ($25,000, $60,000, $60,000 and $55,000 on July 19, 2007, July 31, 2007, August 19, 2007; and September 29, 2007, respectively). In the event that the Company fails to make a payment as described above, it will be liable to pay the accrued amount of $218,459 (Note 7). Both July payments have been made.

14.    SUBSEQUENT EVENTS

On August 13, 2007, 300,000 options were granted to one employee under the Company’s 2007 Incentive Plan. The options are priced as follows: 200,000 options at $1.00 per share; and 100,000 options at $0.25 per share.

On September 1, 2007, the Company has extended its Consulting Agreement with G.M. Capital Partners, Ltd. (Note 10) Pursuant to the Consulting Agreement, G.M. Capital Partners, Ltd. has agreed to provide corporate counseling and advice. The term of the agreement is for a period of 24 months, though either party may terminate the agreement with five days’ notice. The Company agreed to pay G.M. Capital Partners, Ltd. a monthly payment of $10,000. The Company also agreed to issue G.M. Capital Partners, Ltd. the following series of warrants:

● Series A warrants that give the warrant holder the right to acquire 1,000,000 shares of the Company’s common stock at $1.00 per share until September 1, 2008,

● Series B warrants that give the warrant holder the right to acquire 1,000,000 shares of the Company’s common stock at a price of $1.50 per share from the date that they vest (which is the date upon which the G.M. Capital Partners, Ltd. exercises the last of the Series A warrants) until December 31, 2009,

● Series C warrants that give the warrant holder the right to acquire 750,000 shares of the Company’s common stock at a price of $2.00 per share from the date that they vest (which is the date upon which the G.M. Capital Partners, Ltd. exercises the last of the Series B warrants) until December 31, 2009, and

● Series D warrants that give the warrant holder the right to acquire 750,000 shares of the Company’s common stock at a price of $2.50 per share from the date that they vest (which is the date upon which the G.M. Capital Partners, Ltd. exercises the last of the Series C warrants) until December 31, 2009.

VECTr SYSTEMS INC. (Formerly Navitrak International Corporation)
NOTES TO THE CONSOLIDATED INTERIM FINANCIAL STATEMENTS
JUNE 30, 2007
(Unaudited - Expressed in US dollars)

14.     SUBSEQUENT EVENTS (Continued)

In addition to these set payments, the Company has agreed to pay G.M. Capital Partners, Ltd. performance-based fees for different services that they have agreed to provide the Company. These services and fees include:

● for acquisition consulting services, a percentage of the value of any merger, acquisition, joint partnership or similar transaction resulting from such services in the amount of 5% of the first $1,000,000 of the transaction, 4% for the second $1,000,000 of the transaction, 3% of the third $1,000,000 of the transaction, 2% of the fourth $1,000,000 of the transaction and 1% of all value in excess of $5,000,000

● for assistance in securing debt or equity financing, a cash ‘success fee’ equal to 10% of the gross proceeds of any financing resulting from such assistance.

On October 11, 2007, the Company issued 200,000 common shares at a price of $1.000 per common share, for aggregate gross proceeds of $200,000. Net of transaction costs, cash received from the issuance of common shares was $199,958.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24  Indemnification of Directors and Officers.

Nevada corporation law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Nevada corporation law also provides that to the extent that a Director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Our Articles of Incorporation authorize us to indemnify our Directors and officers to the fullest extent permitted under Nevada law.

Our Bylaws require us to indemnify any present and former Directors, officers, employees, agents, partners, trustees and each person who serves in any such capacities at our request against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement reasonably incurred by such persons in connection with any threatened, pending or completed action, action, suit or proceeding brought against such person by reason of the fact that such person was a Director, officer, employee, agent, partner or trustees of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted himself in good faith and that such person:

●	reasonably believed that their conduct was in or not opposed to our best interests or

●	with respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our Bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our favor by reason that such person is or was one of our Directors, trustees, officers, employees or agents or is or was serving at our request in any such capacities against all costs, expenses, judgments, penalties, fines, liabilities and all amounts paid in settlement actually and reasonably incurred by such person. We will only indemnify such persons if one of the groups set out below determined that such person has conducted himself in good faith and that such person reasonably believed that their conduct was in or not opposed to our best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person's duty to us.

The determination to indemnify any such person must be made:

●	by our stockholders,

●	by our Board of Directors by majority vote of a quorum consisting of Directors who were not parties to the action, suit or proceeding,

●	by independent legal counsel in a written opinion, or

●	by court order.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a Director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a Director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 25  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. The selling security holders shall bear no expense in connection with this registration statement. All of the amounts shown are estimates, except for the SEC Registration Fees.
SEC registration fees	$390
Printing and engraving expenses(1)	$5,000
Accounting fees and expenses(1)	$75,000
Legal fees and expenses(1)	$75,000
Transfer agent and registrar fees(1)	$10,000
Fees and expenses for qualification under state securities laws	$10,000
Miscellaneous(1)	$5,000
Total	$180,390

(1) We have estimated these amounts.

Item 26  Recent Sales of Unregistered Securities - Last Three Years.

On October 11, 2007, we issued 200,000 common shares at a price of $1.00 per common share, for aggregate gross proceeds of $200,000 to non-related non-U.S. persons. In issuing these securities we relied on Section 4(2) of the Securities Act of 1933 and/or on Regulation S promulgated thereunder.

On September 1, 2007, we entered into a Consulting Agreement with G.M. Capital Partners, Ltd. Pursuant to the Consulting Agreement, G.M. Capital Partners, Ltd. has agreed to provide corporate counseling and advice. The term of the agreement is for a period of 24 months, though either party may terminate the agreement with five days’ notice. We agreed to pay G.M. Capital Partners, Ltd. a monthly payment of $10,000. We also agreed to issue G.M. Capital Partners, Ltd. the following series of warrants:

●	Series A warrants that give the warrant holder the right to acquire 1,000,000 shares of our common stock at $1.00 per share until September 1, 2008,

●
Series B warrants that give the warrant holder the right to acquire 1,000,000 shares of our common stock at a price of $1.50 per share from the date that they vest (which is the date upon which the G.M. Capital Partners, Ltd. exercises the last of the Series A warrants) until December 31, 2009,

●
Series C warrants that give the warrant holder the right to acquire 750,000 shares of our common stock at a price of $2.00 per share from the date that they vest (which is the date upon which the G.M. Capital Partners, Ltd. exercises the last of the Series B warrants) until December 31, 2009, and

●
Series D warrants that give the warrant holder the right to acquire 750,000 shares of our common stock at a price of $2.500 per share from the date that they vest (which is the date upon which the G.M. Capital Partners, Ltd. exercises the last of the Series C warrants) until December 31, 2009.

G.M. Capital Partners, Ltd. is not a U.S. person, and the transaction was negotiated and completed outside of the United States. In issuing these securities we relied on Section 4(2) of the Securities Act of 1933 and/or on Regulation S promulgated thereunder.

On August 13, 2007, 300,000 options were granted to a consultant under the Company’s 2007 Incentive Plan. The options are priced as follows: 200,000 units at $1.00 per share; and 100,000 units at $0.25 per share. In issuing these securities we relied on Section 4(2) of the Securities Act of 1933 and/or on Regulation S promulgated thereunder.

On June 3, 2007, we issued 50,000 common shares to S.G. Martin Securities LLC. We issued these shares pursuant to a consulting agreement, dated June 3, 2007, under which S.G. Martin Securities agreed to serve as our non-exclusive investment banker for a term of 12 months in exchange for the shares and a cash payment of $5,000. S.G. Martin Securities is a U.S. person, and we issued these shares in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On May 30, 2007, our Board of Directors granted 2,865,000 incentive stock options to an aggregate of 21 of our Directors, officers, consultants and employees. Of the aggregate total, we granted, 2,375,000 options at an exercise price of $1.10 and the balance of 490,000 options at an exercise price of $1.00. We granted all of the options pursuant to our newly adopted 2007 Stock Option Plan, and they vest in four equal installments of 25%, with the first installment of vesting at the date of grant and an additional installment vesting every six months thereafter until November 30, 2008. Of the 21 people to whom we granted these options, thirteen are not U.S. persons and perform services for us outside of the United States and eight are U.S. persons who perform services for our company both inside of and outside of the United States. In issuing the options granted to the thirteen non-U.S. persons, we relied on the exemption from registration provided by Regulation S and/or Section 4(2) of the Securities Act of 1933.   In grating

the options issued to the eight U.S. persons, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On May 21, 2007, our Board of Directors granted 2,175,000 options to purchase shares of our common stock. Of the 2,175,000 options granted, 543,750 options vested immediately, and the remainder vest in three installments of 543,750 options once every six months thereafter. We granted these options to a total of ten people. Six of these are not U.S. persons, all of whom perform their services for our company outside of the United States, and four of them are U.S. persons. The options granted to the six persons who are not U.S. persons were issued in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933. In granting the options to the four U.S. persons, we relied on the exemption from registration provided by Section 4(2) of the Securities Act of 1933.

On May 21, 2007, we issued 12,000,000 common shares to G.M. Capital Partners, Ltd. pursuant to a Debt Settlement and Subscription Agreement dated May 21, 2007. Pursuant to the Debt Settlement and Subscription Agreement, we agreed to apply $999,600 of the $1,082,267 currently owed by us to G.M. Capital Partners, Ltd. towards the payment of the subscription price for 12,000,000 common shares at a purchase price of $0.0833 per share. G.M. Capital Partners, Ltd. is not a U.S. person, and we issued these securities in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

On February 27, 2007, we issued 350,000 shares of our common stock to G.M. Capital Partners, Ltd. for a purchase price of $350,000, or $1.00 per share. Payment was made by way of a reduction in the principal balance of debt owed by us to G.M. Capital Partners, Ltd. Upon completion of this share purchase, G.M. Capital Partners, Ltd. became the registered owner of approximately 350,164 shares of our common stock entitled to cast approximately 52.3% of the votes that may be cast by holders of issued and outstanding shares of our common stock. G.M. Capital Partners, Ltd. is not a U.S. person, and the transaction was negotiated and completed outside of the United States. In issuing these securities we relied on Section 4(2) of the Securities Act of 1933 and/or on Regulation S promulgated thereunder.

On December 11, 2006, we sold an aggregate of 2,000 units at a price of $75 per unit for aggregate gross proceeds of $150,000 to one non-U.S. person relying on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S promulgated thereunder. Each unit was comprised of one common share and one-half of one non-transferable share purchase warrant, for a total of 1,000 whole share purchase warrants. Each whole share purchase warrant entitles the holder to purchase one common share of the Company's common stock at an exercise price of $125 per share until July 24, 2008. The Company also issued 900 common shares at a price of $75 per share for aggregate gross proceeds of $67,500 relying on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S promulgated thereunder. A finder’s fee of $6,750 was accrued to GM Capital Partners Ltd. in respect of this transaction.

On July 24, 2006, we sold an aggregate of 8,400 units at a price of $75 per unit for aggregate gross proceeds of $630,000 to two non-U.S. persons relying on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S promulgated thereunder. Each unit was comprised of one common share and one-half of one non-transferable share purchase warrant, for a total of 4,200 whole share purchase warrants. Each whole share purchase warrant is exercisable into one common share of our company at an exercise price of $125 per share on or before July 24, 2008, as to 4,000 warrants, and on or before August 28, 2008 as to the balance of 200 warrants.

On June 16, 2006 we sold an aggregate of 1,200 units at a price of $75 per unit for aggregate gross proceeds of $90,000 to one non-U.S. person relying on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S promulgated thereunder. Each unit was comprised of one common share and one-half of one non-transferable share purchase warrant, for a total of 600 whole share purchase warrants. Each whole share purchase warrant is exercisable into one common share of our company at an exercise price of $125 per share on or before August 28, 2008.

On November 10, 2005, our Board of Directors issued 15,000 stock options to one employee with an exercise price of $96 per share. These options were granted pursuant to a written employment agreement dated as of June 1, 2005, and they vest in 12 equal installments of 1,250 options each. 1,250 of these share purchase options vested on November 10, 2005, and the remainder vest in quarterly installments beginning on December 1, 2005 and ending on June 1, 2008.

On September 27, 2005, we issued an aggregate of 8,200 stock options to various employees, Directors, officers and consultants of our company at an exercise price of $85 per share for a period of five years. These options were granted pursuant to our 2005 Stock Option Plan and pursuant to stock option agreements on our form of stock option agreement. Each stock option agreement provided that the options granted vest in four equal and bi-annual installments, with the first installment vesting on September 27, 2005 and the last on March 27, 2007.

During June, August and September, 2005, we sold an aggregate of 57,440 units at a price of $50 per unit for aggregate gross proceeds of $2,872,000 to 59 persons relying on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S promulgated thereunder. Each unit was comprised of one common share and one-half of one transferable share purchase warrant, for a total of 287,200 whole share purchase warrants. Each whole share purchase warrant was exercisable into one common share of our company at an exercise price of $100 per share on or before June 14, 2007.

On August 31, 2005 we sold 2,000 units, at a price of $50 per unit for an aggregate purchase price of $100,000 to one non-U.S. investor relying on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S promulgated thereunder. Each unit was comprised of one common share and one-half of one transferable share purchase warrant, for a total of 1,000 whole share purchase warrants. Each whole share purchase warrant entitled the holder to purchase one common share of our company at an exercise price of $100 per share on or before June 14, 2007. The purchase price for these securities was paid by applying a portion of outstanding debt owed by our company to the investor as the purchase proceeds, thus reducing the outstanding balance of the debt.

On August 29, 2005, we issued approximately 148,832 shares of our common stock to all of the holders of our common shares who were holders of record on August 26, 2005, in connection with a one-for-one stock dividend.

On December 6, 2004, we issued an aggregate of 28,300 stock options to various employees, Directors, officers and consultants of our company at an exercise price of $42.50 for a period of 10 years. These options were granted pursuant to our 2004 Stock Option Plan and pursuant to stock option agreements on our form of stock option agreement. Each stock option agreement provides that the options granted vest in four equal installments, with the first installment having vested on the date of grant (December 6, 2004), and the balance vesting in three equal installments on June 6, 2005, December 6, 2005 and June 6, 2006 (i.e., months 6, 12 and 18 from the date of grant).

On December 6, 2004, we issued 500 shares in settlement of a debt to one non-U.S. person relying on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S.

On December 6, 2004, we issued 630 common shares to Alan Butler, a principal of a consultant of our company, in payment of $25,000 of consulting fees that were due to him for marketing services rendered to our company by Mr. Butler and his company. In issuing these shares, we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(2) thereof. Mr. Butler was an accredited investor.

On December 1, 2004, we issued 40,000 share purchase warrants to a consultant outside of the United States. 30,000 of these share purchase warrants vested on January 15, 2006, while the remaining 10,000 vested on September 15, 2006. 20,000 of the share purchase warrants that vested on January 15, 2006 had an exercise price of $25 and expired November 30, 2006. The balance of the share purchase warrants that vested January 15, 2006 have an exercise price of $50 and expire November 30, 2007. The 10,000 share purchase warrants that vested September 15, 2006 have an exercise price of $100 and will expire November 30, 2009. In issuing these share purchase warrants, we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation S, promulgated thereunder.

On November 12, 2004, we completed the acquisition of substantially all of the assets of the Canadian VECTr Systems Incorporated (formerly Navitrak International Corporation), our predecessor, an unrelated Ontario corporation, including the capital stock of our operating subsidiary VECTr Engineering Incorporated (formerly Navitrak Engineering Incorporated), pursuant to an asset purchase agreement dated as of January 31, 2004, as amended through September 16, 2004. At the completion of this transaction, we issued:

•	14,000 common shares to Canadian VECTr Systems Incorporated, an unrelated Ontario corporation,

•
an aggregate of approximately 18,675 common shares to nine persons in exchange for the acquisition of nine series A convertible secured debentures that were originally issued by Canadian VECTr Systems Incorporated on or about December 18, 2002,

•
an aggregate of approximately 6,125 common shares to five persons who held, in the aggregate, five secured ‘mini-bridge’ loans made to Canadian VECTr Systems Incorporated having, at November 12, 2004, an aggregate outstanding balance due of approximately $368,903 ($368,903 CDN),

•
an aggregate of approximately 20,800 common shares, at a purchase price of $5 per share, to eleven key employees of VECTr Engineering Incorporated (due to oversight at the closing, 1,500 of these shares were not actually issued until January 2005),

•
an aggregate of approximately 993 common shares to three ex-Directors of Canadian VECTr Systems Incorporated as payment of past due Directors’ fees (due to oversight at the closing, 468 of these shares were not actually issued until January 2005), and

•	an aggregate of 1,500 common shares to one ex-Director of Canadian VECTr Systems Incorporated at a purchase price of $5 per share.

For more detail concerning this transaction, please refer to the section of this registration statement titled “Description of Business”. All but one of the persons to whom we issued these securities were not “U.S. persons” as defined in Regulation S, and all of the transactions with each of them were negotiated and completed outside of the United States. The one U.S. person involved was an ex-Director of the Canadian VECTr Systems Incorporated and an accredited investor, as defined in Rule 501(a) of Regulation D, promulgated under the Securities Act of 1933. In issuing shares to the ex-Director of the Canadian VECTr Systems Incorporated, we relied on the exemption from the registration requirements of the Securities Act of 1933 provided by Section 4(2) of the Act.

Item 27  Exhibits.

The following Exhibits are filed with this prospectus:
Exhibit Number	Description
3.1	Articles of Incorporation (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form SB-2 filed on December 30, 2005)
3.2	By-laws (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form SB-2 filed on December 30, 2005)
3.3
Articles of Amendment of Articles of Incorporation filed with the Nevada Secretary of State on July 29, 1999 (incorporated by reference to Exhibit 3.3 to our Registration Statement on Form SB-2 filed on December 30, 2005)

3.4
Articles of Amendment of Articles of Incorporation filed with the Nevada Secretary of State on August 29, 2001 (incorporated by reference to Exhibit 3.4 to our Registration Statement on Form SB-2 filed on December 30, 2005)

3.5	Articles of Merger filed with the Nevada Secretary of State on October 4, 2001 (incorporated by reference to Exhibit 3.5 to our Registration Statement on Form SB-2 filed on December 30, 2005)
3.6	Articles of Merger filed with the Nevada Secretary of State on October 10, 2001 (incorporated by reference to Exhibit 3.6 to our Registration Statement on Form SB-2 filed on December 30, 2005)
3.7
Certificate of Articles of Amendment filed with the Nevada Secretary of State on October 18, 2001 (incorporated by reference to Exhibit 3.7 to our Registration Statement on Form SB-2 filed on December 30, 2005)

3.8	Articles of Merger filed with the Nevada Secretary of State on November 3, 2004 (incorporated by reference to Exhibit 3.8 to our Registration Statement on Form SB-2 filed on December 30, 2005)
3.9	Certificate of Amendment filed with the Nevada Secretary of State on July 21, 2005 (incorporated by reference to Exhibit 3.9 to our Registration Statement on Form SB-2 filed on December 30, 2005)
3.10	Certificate of Amendment filed with the Nevada Secretary of State on April 18, 2007 (incorporated by reference from Exhibit 99.1 to our Current Report on Form 8-K filed on May 21, 2007)
3.11	Certificate of Amendment filed with the Nevada Secretary of State on May 2, 2007 (incorporated by reference from Exhibit 99.2 to our Current Report on Form 8-K filed on May 21, 2007)
4.1	Form of Share Certificate (incorporated by reference from our Registration Statement on Form SB-2 filed on December 30, 2005)
5.1*	Opinion of Sanders Ortoli Vaughn-Flam & Rosenstadt LLP regarding the legality of the securities being registered
10.1	2005 Incentive Plan (incorporated by reference to Exhibit 10.1 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.2	Amended and Restated 2005 Incentive Plan (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.3	2004 Incentive Plan (incorporated by reference to Exhibit 10.4 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.4	Amended and Restated 2004 Incentive Plan (incorporated by reference to Exhibit 10.4 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.5	Employment Agreement with Herbert Lustig (incorporated by reference to Exhibit 10.5 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.6	Consulting Agreement with AD Butler and Associates (incorporated by reference to Exhibit 10.6 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.7	Employment Agreement with Ping Chen (incorporated by reference to Exhibit 10.7 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.8	Employment Agreement with Yulia Lazukova (incorporated by reference to Exhibit 10.8 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.9	Employment Agreement with Robert D. Gallant (incorporated by reference to Exhibit 10.9 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.10	Employment Agreement with Dr. Adam Wolinski (incorporated by reference to Exhibit 10.10 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.11	Consulting Agreement with G.M. Capital Partners, Ltd. (incorporated by reference to Exhibit 10.11 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.12	2005 Form of Stock Option Agreement (Non-Qualified) (incorporated by reference to Exhibit 10.12 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.13	2004 Form of Stock Option Agreement (Non-Qualified) (incorporated by reference to Exhibit 10.13 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.14	2005 Form of Offshore Offering Subscription Agreement (incorporated by reference to Exhibit 10.14 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.15	2004 Form of Offshore Offering Subscription Agreement (incorporated by reference to Exhibit 10.15 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.16	Amended and Restated Consulting Agreement with G.M. Capital Partners, Ltd. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on September 4, 2007)
10.17
Atlantic Canada Opportunities Agency Business Development Program Contract dated January 20, 1999 with VECTr Engineering Incorporated (Project # 6004-60-30,916-1) (incorporated by reference to Exhibit 10.17 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.18
Amendment #1 dated July 18, 2000 to Atlantic Canada Opportunities Agency Business Development Program Contract (Project #6004-60-30,916-1) (incorporated by reference to Exhibit 10.18 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.19
Amendment #2 dated August 22, 2002 to Atlantic Canada Opportunities Agency Business Development Program Contract (Project #6004-60-30,916-1) (incorporated by reference to Exhibit 10.19 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.20
Amendment #3 dated April 9, 2003 to Atlantic Canada Opportunities Agency Business Development Program Contract (Project #6004-60-30,916-1) (incorporated by reference to Exhibit 10.20 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.21
Amendment #4 dated November 4, 2003 to Atlantic Canada Opportunities Agency Business Development Program Contract (Project #6004-60-30,916-1) (incorporated by reference to Exhibit 10.21 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.22
Amendment #5 dated July 5, 2004 to Atlantic Canada Opportunities Agency Business Development Program Contract (Project #6004-60-30,916-1) (incorporated by reference to Exhibit 10.22 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.23
Amendment #6 dated January 10, 2005 to Atlantic Canada Opportunities Agency Business Development Program Contract (Project #6004-60-30,916-1) (incorporated by reference to Exhibit 10.23 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.24
Contract dated March 9, 2004 between Atlantic Canada Opportunities Agency and VECTr Engineering Incorporated, VECTr Systems Incorporated and VECTr Sysytems Inc. (Project #183782) (incorporated by reference to Exhibit 10.24 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.25
Amendment #1 dated February 8, 2005 to Contract between Atlantic Canada Opportunities Agency and VECTr Engineering Inc. and VECTr Systems Incorporated (Project #183782) (incorporated by reference to Exhibit 10.25 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.26
Evaluation Agreement (North America) between NAVTEQ North America and VECTr Systems Incorporated (incorporated by reference to Exhibit 10.26 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.27
Data License and Reseller Agreement effective March 30, 2001 between Navigation Technologies Corporation and VECTr Systems Incorporated (incorporated by reference to Exhibit 10.27 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.28
Third Amendment to Data License Agreement and Territory Licenses No. 1 and 2 between NAVTEQ North America, LLC and VECTr Systems Incorporated (incorporated by reference to Exhibit 10.28 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.29
Fourth Amendment to Data License Agreement and Territory Licenses No. 1 and 2 between NAVTEQ North America, LLC and VECTr Systems Incorporated (incorporated by reference to Exhibit 10.29 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.30	Amendment No. 1 to NRC Contribution Agreement No. 376225PA (incorporated by reference to Exhibit 10.30 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.31
Consent of Atlantic Canada Opportunities Agency for Projects 165474, 166156, 181936 and 183782 (incorporated by reference to Exhibit 10.31 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.32
Industrial Research Program Repayable Contribution Agreement, Project #376225, effective January 4, 2000 (incorporated by reference to Exhibit 10.32 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.33	Amendments to PEMD Project No. N470834 (incorporated by reference to Exhibit 10.33 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.34	Amendment No. 3 to NRC Contribution Agreement No. 376225PA (incorporated by reference to Exhibit 10.34 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.35	Amendment No. 4 to NRC Contribution Agreement No. 376225PA (incorporated by reference to Exhibit 10.35 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.36	Amendment No. 5 to NRC Contribution Agreement No. 376225PA (incorporated by reference to Exhibit 10.36 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.37	Amendment No. 6 to NRC Contribution Agreement No. 376225PA (incorporated by reference to Exhibit 10.37 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.38	Amendment No. 7 to NRC Contribution Agreement No. 376225PA (incorporated by reference to Exhibit 10.38 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.39
Second Amendment to Data License Agreement and Territory Licenses No. 1 and 2 between NAVTEQ North America, LLC and VECTr Systems Incorporated (incorporated by reference to Exhibit 10.39 to our Registration Statement on Form SB-2 filed on December 30, 2005)

10.40	ACOA Business Development Program Contract, Project No: 6004-60-29-678-1 (incorporated by reference to Exhibit 10.40 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.41	ACOA Business Development Program Loan, Project No. 6004-60-29-687-1 (incorporated by reference to Exhibit 10.41 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.42	Schedule 1 to Agreement for Market Development Strategies, Project No. 7997-470834 (incorporated by reference to Exhibit 10.42 to our Registration Statement on Form SB-2 filed on December 30, 2005)
10.43
Atlantic Innovation Fund Contract between Atlantic Canada Opportunities Agency and VECTr Engineering Inc. and VECTr Systems Incorporated, Contract Number 181936, dated December 22, 2004 (incorporated by reference to Exhibit 10.43 to our Registration Statement on Form SB-2/A filed on March 28, 2006)

10.44	Approval of Request for Payment, Project #181936, dated 2005/02/24 (payment No. 1) (incorporated by reference to Exhibit 10.44 to our Registration Statement on Form SB-2/A filed on March 28, 2006)
10.45	Approval of Request for Payment, Project #181936, dated 2005/03/22 (payment No. 2) (incorporated by reference to Exhibit 10.45 to our Registration Statement on Form SB-2/A filed on March 28, 2006)
10.46	Approval of Request for Payment, Project #181936, dated 2005/08/08 (payment No. 3) (incorporated by reference to Exhibit 10.46 to our Registration Statement on Form SB-2/A filed on March 28, 2006)
10.47	Approval of Request for Payment, Project #181936, dated 2005/08/18 (payment No. 4) (incorporated by reference to Exhibit 10.47 to our Registration Statement on Form SB-2/A filed on March 28, 2006)
10.48	Approval of Request for Payment, Project #181936, dated 2005/09/15 (payment No. 5) (incorporated by reference to Exhibit 10.48 to our Registration Statement on Form SB-2/A filed on March 28, 2006)
10.49	Amendment No. 8 to NRC Contribution Agreement No. 376225(incorporated by reference to Exhibit 10.49 to our Registration Statement on Form SB-2/A filed on March 28, 2006)
10.50
Amendment No. 1 to Atlantic Innovation Fund Contract between Atlantic Canada Opportunities Agency and VECTr Engineering Inc. and VECTr Systems Incorporated, Contract Number 181936 (incorporated by reference to Exhibit 10.50 to our Registration Statement on Form SB-2/A filed on July 24, 2006)

10.51	Employment Agreement with Randall Cohn (incorporated by reference to Exhibit 10.51 to our Registration Statement on Form SB-2/A filed on July 24, 2006)
10.52	Agreement and Mutual Release between VECTr Systems Incorporated and Joel Strickland (incorporated by reference to Exhibit 10.52 to our Registration Statement on Form SB-2/A filed on July 24, 2006)
10.53
Amendment #3 dated June 8, 2006 to Atlantic Canada Opportunities Agency Business Development Program Contract (Project #183782) (incorporated by reference to Exhibit 10.53 to our Registration Statement on Form SB-2/A filed on July 24, 2006)

10.54	Amendment #1 to Atlantic Innovation Fund Contract (Project #181836) (incorporated by reference to Exhibit 10.54 to our Registration Statement on Form SB-2/A filed on July 24, 2006)
10.55
Amendment to Second Amendment and Restated Consulting Agreement with G. M. Capital Partners, Ltd. (incorporated by reference to Exhibit 10.55 to our Registration Statement of Form SB-2/A filed on November 9, 2006)

10.56
Consulting Services Agreement with ASMI - Advance Systems Marketing International Inc. (incorporated by reference to Exhibit 10.56 to our Registration Statement of Form SB-2/A filed on December 29, 2006)

10.57
Distributor Agreement dated effective December 15, 2006 with EuroAvionics Navigationssysteme GmbH & Co. KG (incorporated by reference to Exhibit 10.57 to our Annual Report on Form 10-KSB filed on April 18, 2007)**

10.58	Dealer Agreement dated September 25, 2006 with Deep Development Corp. (incorporated by reference to Exhibit 10.58 to our Annual Report on Form 10-KSB filed on April 18, 2007)**
10.59
Debt Settlement and Subscription Agreement dated May 21, 2007 between our company and G.M. Capital Partners, Ltd. (incorporated by reference to Exhibit 10.1 to our current report on Form 8-K filed on May 21, 2007)

10.60	Agreement, dated June 3, 2007, between our company and S.G. Martin Securities LLC (incorporated by reference to Exhibit 10.1to our current report on Form 8-K filed on May 31, 2007)
10.61	2007 Stock Option Plan (incorporated by reference to Exhibit 10.2 to our current report on Form 8-K filed on May 31, 2007)
10.62	2007 Equity Compensation Plan (incorporated by reference to Exhibit 10.1to our current report on Form 8-K filed on May 31, 2007)
10.63	Consulting Agreement, dated September 1, 2007, with G.M. Capital Partners, Ltd. (incorporated by reference to Exhibit 10.1to our current report on Form 8-K filed on September 4, 2007)
14.1*	Code of Ethics, adopted March 23, 2006
21.1
Subsidiaries of VECTr Systems Incorporated

VECTr Systems (Canada) Incorporated , a Nova Scotia corporation
0705951 B.C. Ltd., a British Columbia corporation
VECTr Technologies Inc., a Nevada Corporation

23.1*	Consent of BDO Dunwoody LLP
23.2*	Consent of Sanders Ortoli Vaughn-Flam & Rosenstadt (included in Exhibit 5.1)
* filed herewith
** Certain parts of this document have not been disclosed and have been filed separately with the Secretary, Securities and Exchange Commission and are subject to a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

Item 28  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii) Include any additional or changed information on the plan of distribution.

(2) For determining liability under the Securities Act, the Company will treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against said liabilities (other than the payment by VECTr of expenses incurred or paid by a Director, officer or controlling person of VECTr in the successful defense of any action, suit or proceeding) is asserted by the Director, officer or controlling person in connection with the securities being registered, VECTr will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned on November 6, 2007.

VECTr SYSTEMS INC.

a Nevada corporation

By: /s/ Robert Knight
Robert Knight, President and Director
(Principle Executive Officer)
November 6, 2007

By: /s/ Richard Brown
Richard Brown, Chief Financial Officer and Director
(Principle Financial Officer and Principle Accounting Officer)
November 6,  2007

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints Robert Knight as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signatures

By: /s/ Robert Knight
Robert Knight, President and Director
(Principle Executive Officer)
November 6, 2007

By: /s/ Richard Brown
Richard Brown, Chief Financial Officer and Director
(Principle Financial Officer and Principal Accounting Officer)
November 6, 2007

By: /s/ Randle Barrington-Foote
Randle Barrington-Foote, Director
November 6, 2007